Exhibit 4.3

CREDIT AGREEMENT

Dated as of October 3, 2006

among

GEORGIA GULF CORPORATION and ROYAL GROUP TECHNOLOGIES LIMITED,

as the Borrowers,

CERTAIN SUBSIDIARIES OF GEORGIA GULF CORPORATION

FROM TIME TO TIME PARTY HERETO,

as the Guarantors,

BANK OF AMERICA, NATIONAL ASSOCIATION,
as Domestic Administrative Agent, Domestic Collateral Agent and Domestic L/C Issuer,

BANK OF AMERICA, NATIONAL ASSOCIATION, acting through its Canada branch as Canadian Administrative Agent, Canadian Collateral Agent and Canadian L/C Issuer,

and

THE BANK OF NOVA SCOTIA, as Canadian Swing Line Lender

MERRILL LYNCH CAPITAL CORPORATION

and

LEHMAN COMMERCIAL PAPER INC.,

as Co-Syndication Agents

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agent

and

THE OTHER LENDERS PARTY HERETO

BANC OF AMERICA SECURITIES LLC

and

J.P. MORGAN SECURITIES INC.,

as Joint Lead Arrangers

and

BANC OF AMERICA SECURITIES LLC,

MERRILL LYNCH PIERCE, FENNER & SMITH INCORPORATED.

LEHMAN BROTHERS INC.

and

J.P. MORGAN SECURITIES INC.,

as Joint Book Runners

ARTICLE VI REPRESENTATIONS AND WARRANTIES		89
6.01	Existence, Qualification and Power	89
6.02	Authorization; No Contravention	89
6.03	Governmental Authorization; Other Consents	89
6.04	Binding Effect	89
6.05	Financial Condition; No Material Adverse Effect	90
6.06	No Material Litigation	91
6.07	No Default	91
6.08	Ownership of Property; Liens	91
6.09	Environmental Matters	91
6.10	Taxes	92
6.11	Pension Plans	93
6.12	Insurance	93
6.13	Subsidiaries	94
6.14	Federal Regulations; Investment Company Act; Other Regulations	94
6.15	Disclosure	94
6.16	Compliance with Laws	94
6.17	Intellectual Property; Licenses	94
6.18	Solvency	95
6.19	Perfection of Security Interests in the Collateral	95
6.20	Business Locations	95
6.21	Labor Matters	95
6.22	Subordination	95

ARTICLE VII AFFIRMATIVE COVENANTS		95
7.01	Financial Statements	96
7.02	Certificates; Other Information	96
7.03	Notices	99
7.04	Payment of Obligations	100
7.05	Maintenance of Existence	100
7.06	Maintenance of Property	100
7.07	Maintenance of Insurance	100
7.08	Compliance with Laws	101
7.09	Books and Records	101
7.10	Inspection Rights	101
7.11	Use of Proceeds	101
7.12	Additional Subsidiaries	101
7.13	ERISA Compliance	102
7.14	Pledged Assets	102
7.15	Further Assurances Regarding Collateral	104
7.16	Landlord and Warehouseman Waivers	104
7.17	Post Closing Deliverables	104

ARTICLE VIII NEGATIVE COVENANTS		104
8.01	Liens	104
8.02	Investments	106
8.03	Indebtedness	107
8.04	Fundamental Changes	108
8.05	Dispositions	109
8.06	Restricted Payments	109
8.07	Change in Nature of Business	110
8.08	Transactions with Affiliates	110

8.09	Burdensome Agreements	110
8.10	Use of Proceeds	111
8.11	Financial Covenants	111
8.12	Prepayment of Other Indebtedness, Etc.	111
8.13	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity	112
8.14	Sale Leasebacks	112
8.15	Capital Expenditures	112

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		113
9.01	Events of Default	113
9.02	Remedies Upon Event of Default	115
9.03	Application of Funds	116
9.04	Collection Allocation Mechanism	118

ARTICLE X ADMINISTRATIVE AGENTS		119
10.01	Appointment and Authority	119
10.02	Rights as a Lender	121
10.03	Exculpatory Provisions	122
10.04	Reliance by Administrative Agent	122
10.05	Delegation of Duties	123
10.06	Resignation of Administrative Agent	123
10.07	Non-Reliance on Administrative Agent and Other Lenders	124
10.08	No Other Duties, Etc.	124
10.09	Administrative Agent May File Proofs of Claim	124
10.10	Collateral and Guaranty Matters	125

ARTICLE XI MISCELLANEOUS		126
11.01	Amendments, Etc.	126
11.02	Notices; Effectiveness; Electronic Communication	128
11.03	No Waiver; Cumulative Remedies	129
11.04	Expenses; Indemnity; Damage Waiver	129
11.05	Payments Set Aside	131
11.06	Successors and Assigns	132
11.07	Treatment of Certain Information; Confidentiality	136
11.08	Right of Setoff	136
11.09	Interest Rate Limitation	137
11.10	Counterparts; Integration; Effectiveness	137
11.11	Survival of Representations and Warranties	137
11.12	Severability	137
11.13	Replacement of Lenders	138
11.14	Governing Law; Jurisdiction; Etc.	139
11.15	Waiver of Jury Trial	139
11.16	No Advisory or Fiduciary Responsibility	140
11.17	USA PATRIOT Act Notice	140
11.18	Entire Agreement	140

SCHEDULES
1.01(a)	Consolidated EBITDA
1.01(b)	Existing Canadian Letters of Credit
1.01(c)	Existing Domestic Letters of Credit
1.01(d)	Restricted Persons
2.01	Commitments and Applicable Percentages
5.01(e)	Material Intellectual Property
6.06	Litigation
6.09	Environmental Matters
6.12	Insurance
6.13	Subsidiaries
6.20(a)	Real Property Locations
6.20(b)	Canadian Personal Property Locations
6.21	Labor Matters
7.17	Post-Closing Deliverables
8.01	Existing Liens
8.02	Existing Investments
8.03	Existing Indebtedness
11.02	Certain Addresses for Notices
11.06	Processing and Recordation Fees

EXHIBITS

A	Loan Notice
B-1	Domestic Revolving Note
B-2	Canadian Revolving Note
B-3	Term Note
B-4	Canadian Swing Line Note
B-5	Acceptance Note
C	Compliance Certificate
D	Assignment and Assumption
E	Domestic Joinder Agreement
F	Canadian Joinder Agreement
G	Holdco Note

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of October 3, 2006, among GEORGIA GULF CORPORATION, a Delaware corporation (“GGC”), ROYAL GROUP TECHNOLOGIES LIMITED, a Canadian federal corporation (the “Canadian Borrower”; together with GGC, the “Borrowers”), the Guarantors (as defined herein), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, NATIONAL ASSOCIATION, as Domestic Administrative Agent, Domestic Collateral Agent and Domestic L/C Issuer, BANK OF AMERICA, NATIONAL ASSOCIATION acting through its Canada branch, as Canadian Administrative Agent, Canadian Collateral Agent and Canadian L/C Issuer and THE BANK OF NOVA SCOTIA, as Canadian Swing Line Lender.

The Borrowers have requested that the Lenders provide credit facilities for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptance Lender” means a Canadian Revolving Lender who purchases Acceptance Notes in accordance with Section 2.02(g)(vii) but does not accept or purchase Bankers’ Acceptances.

“Acceptance Note” has the meaning set forth in Section 2.02(g)(vii)(B).

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all or any substantial portion of the Property of another Person, or at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Acquisition Documents” means the Arrangement Agreement and such other agreements, instruments and documents relating to the Royal Acquisition as are required to be executed and delivered to effect the Royal Acquisition pursuant to the Arrangement Agreement.

“Administrative Agent” means the Domestic Administrative Agent and/or the Canadian Administrative Agent, as appropriate.

“Administrative Agent Fee Letter” means the letter agreement, dated June 9, 2006, among GGC, Bank of America and BAS.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Domestic Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Aggregate Canadian Revolving Commitments, the Aggregate Domestic Revolving Commitments and the Term Loan Commitments of all Lenders.

“Aggregate Canadian Revolving Commitments” means the Canadian Revolving Commitments of all Canadian Revolving Lenders. The initial amount of the Aggregate Canadian Revolving Commitments in effect on the Closing Date is ONE HUNDRED FORTY THREE MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS (US$143,750,000).

“Aggregate Domestic Revolving Commitments” means the Domestic Revolving Commitments of all Domestic Revolving Lenders. The initial amount of the Aggregate Domestic Revolving Commitments in effect on the Closing Date is TWO HUNDRED ELEVEN MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS (US$211,250,000).

“Agreement” means this Credit Agreement.

“Alternative Currency” means (a) with respect to the Canadian Revolving Commitments, U.S. Dollars, (b) with respect to Domestic Letters of Credit, Canadian Dollars and (c) with respect to Canadian Letters of Credit, U.S. Dollars, Euro, Sterling, Mexican Pesos and Chinese Yuan.

“Alternative Currency Equivalent” means, at any time, (a) with respect to any amount denominated in U.S. Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Domestic Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the applicable Revaluation Date) for the purchase of Canadian Dollars with U.S. Dollars and (b) with respect to any amount denominated in Canadian Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Canadian Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the applicable Revaluation Date) for the purchase of U.S. Dollars with Canadian Dollars.

“Applicable Percentage” means (a) with respect to any Domestic Revolving Lender at any time, the percentage of the Aggregate Domestic Revolving Commitments represented by such Domestic Revolving Lender’s Domestic Revolving Commitment at such time (if the commitment of each Domestic Revolving Lender to make Domestic Revolving Loans and the obligation of the applicable Domestic L/C Issuers to make Domestic L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Aggregate Domestic Revolving Commitments have expired, then the Applicable Percentage of each Domestic Revolving Lender shall be determined based on the Applicable Percentage of such Domestic Revolving Lender most recently in effect, giving effect to any subsequent assignments), (b) with respect to any Canadian Revolving Lender at any time, the percentage of the Aggregate Canadian Revolving Commitments represented by such Canadian Revolving Lender’s Canadian Revolving Commitment at such time (if the commitment of each Canadian Revolving Lender to make Canadian Revolving Loans and the obligation of the applicable Canadian L/C Issuers to make Canadian L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Aggregate Canadian Revolving Commitments have expired, then the Applicable Percentage of each Canadian Revolving Lender shall be determined based on the Applicable Percentage of such Canadian Revolving Lender most recently in effect, giving effect to any subsequent assignments) and (c) with respect to any Term Loan Lender, the percentage of the outstanding principal amount of the Term Loan held by such Term Loan Lender at such time. The initial Applicable

Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (a) with respect to the Revolving Loans that are Base Rate Loans, Eurodollar Rate Loans or Bankers’ Acceptance Advances, Letters of Credit and Commitment Fees, the following percentages per annum, based upon the Consolidated Adjusted Leverage Ratio as set forth in the most recent Compliance Certificate received by the Domestic Administrative Agent pursuant to Section 7.02(b):

Pricing Tier	Consolidated Adjusted Leverage Ratio	Commitment Fees	Eurodollar Rate Loans and Letter of Credit Fee	Bankers Acceptance Advances	Base Rate Loans
1	> 4.5 to 1.0	0.50%	2.375%	2.375%	1.375%
2	> 4.0 to 1.0 but < 4.5 to 1.0	0.50%	2.00%	2.00%	1.00%
3	> 3.5 to 1.0 but < 4.0 to 1.0	0.50%	1.75%	1.75%	0.75%
4	> 3.0 to 1.0 but < 3.5 to 1.0	0.375%	1.50%	1.50%	0.50%
5	> 2.5 to 1.0 but < 3.0 to 1.0	0.375%	1.25%	1.25%	0.25%
6	< 2.5 to 1.0	0.375%	1.00%	1.00%	0.00%

and (b) with respect to the Term Loan, a percentage per annum equal to (i) 2.00% for Eurodollar Rate Loans and (ii) 1.00% for Base Rate Loans. Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Adjusted Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Tier 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered in accordance with Section 7.02(b), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Adjusted Leverage Ratio contained in such Compliance Certificate. Notwithstanding the foregoing, the Applicable Rate for Revolving Loans, Letters of Credit and Commitment Fees in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b) for the fiscal quarter ending December 31, 2006 shall be determined based upon Pricing Tier 2.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender. Notwithstanding the foregoing, the term “Approved Fund” shall not include any Person identified on Schedule 1.01(d).

“Arrangement Agreement” means that certain Arrangement Agreement dated June 9, 2006 between GGC, Rome and the Canadian Borrower.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b), and accepted by the Domestic Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Domestic Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease and (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Domestic Administrative Agent in its reasonable judgment.

“BA Lenders” means any Canadian Revolving Lender other than the Acceptance Lenders.

“Bank of America” means Bank of America, National Association and its successors.

“Bankers’ Acceptance” means a bill of exchange subject to the Bills of Exchange Act (Canada) or a depository bill subject to the Depository Bills and Notes Act (Canada) and denominated in Canadian Dollars and drawn by the Canadian Borrower and accepted by a Canadian Revolving Lender in accordance with Section 2.02(g) and includes (without duplication) an Acceptance Note.

“Bankers’ Acceptances Advance” means the advance of funds to the Canadian Borrower by way of purchase of Bankers’ Acceptances or of an Acceptance Note, in each case in accordance with Section 2.02(g).

“BA Period” means a period of 1, 2, 3 or 6 months or such other period as the Canadian Administrative Agent may agree, in each case, commencing on a Business Day selected by the Canadian Borrower in its irrevocable Loan Notice with respect to a Bankers’ Acceptance Advance delivered to Canadian Administrative Agent in accordance with Section 2.02(b), provided that the foregoing provision relating to BA Periods is subject to the following:

(i)            any BA Period that would otherwise extend beyond the Revolving Loan Maturity Date shall end on such date;

(ii)           the Canadian Borrower shall select BA Periods so as not to require a payment or prepayment of a Bankers’ Acceptance Advance pursuant to Section 2.05 during a BA Period for such Bankers’ Acceptance Advance;

(iii)          the Canadian Borrower shall select BA Periods so there shall be no more than five (5) separate Bankers’ Acceptance Advances in existence at any one time; and

(iv)          if any BA Period would otherwise end on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

“BA Rate” means (i) with respect to a Bankers’ Acceptance accepted by a Schedule I Lender, the CDOR Rate and (ii) with respect to a Bankers’ Acceptance accepted by any Canadian Revolving Lender other than a Schedule I Lender, the CDOR Rate plus 0.10 per annum.

“BAS” means Banc of America Securities LLC.

“Base Rate” means

(a)           in the case of Domestic Revolving Loans and the Term Loan, for any day a fluctuating rate per annum equal to the higher of (i) the Federal Funds Rate plus 1/2 of 1% and (ii) the Domestic Prime Rate;

(b)           in the case of Loans denominated in Canadian Dollars, for any day a fluctuating rate per annum equal to the higher of (i) the CDOR Rate plus 1/2 of 1% and (ii) the Canadian Prime Rate; and

(c)           in the case of Canadian Revolving Loans denominated in U.S. Dollars, for any day a fluctuating rate per annum equal to the higher of (i) the rate which the Canadian Administrative Agent in Toronto, Ontario announces from time to time as the reference rate of interest for loans in U.S. Dollars to its Canadian borrowers; and (ii) the Federal Funds Rate plus 1/2 of 1%.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrowers” has the meaning specified in the introductory paragraph hereto, and “Borrower” means any of them.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrowing” means a Domestic Revolving Borrowing, a Canadian Revolving Borrowing, a Canadian Swing Line Borrowing, or a Term Loan Borrowing, as the context may require.

“Business Day” means, (a) with respect to any notice, disbursement or payment to the Domestic Administrative Agent, any Domestic Revolving Lender or GGC with respect to a Domestic Revolving Loan, Domestic L/C Obligation or Term Loan, any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where the Domestic Administrative Agent’s Office is located and (b) with respect to any notice, disbursement or payment by or to the Canadian Administrative Agent, any Canadian Domestic Lender, the Canadian Borrower or GGC with respect to a Canadian Obligation, any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where the Canadian Administrative Agent’s Office is located; and (c) in addition to (a) and (b) above, (i) if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in U.S. Dollars, any fundings, disbursements, settlements and payments in U.S. Dollars in respect of any such Eurodollar Rate Loan, or any other dealings in U.S. Dollars to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, any such day on which dealings in deposits in U.S. Dollars are conducted by and between banks in the London interbank eurodollar market; and (ii) if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in Canadian Dollars, any fundings, disbursements, settlements and payments in Canadian Dollars in respect of any such Eurodollar Rate Loan, or any other dealings in U.S. Dollars to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, any such day on which dealings in deposits in Canadian Dollars are conducted by and between banks in the London interbank eurodollar market.

“Businesses” means, at any time, a collective reference to the businesses operated by GGC and its Subsidiaries at such time.

“CAM Exchange” means the exchange of the Lenders’ interests as provided in Section 9.04.

“CAM Exchange Date” means the date on which an Event of Default under Section 9.01(g) or (h) shall occur.

“CAM Exchange Percentage” means, as to each Lender, a fraction, expressed as decimal, of which (a) the numerator shall be the aggregate Canadian Dollar Equivalent and U.S. Dollar Equivalent of the sum of (i) the Specified Obligations owed to such Lender and (ii) such Lender’s participations in undrawn amounts of Letters of Credit, in each case immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate Canadian Dollar Equivalent and U.S. Dollar Equivalent of the sum of (i) the Specified Obligations owed to all the Lenders and (ii) the aggregate undrawn amount of all outstanding Letters of Credit, in each case immediately prior to the CAM Exchange Date.

“Canadian Administrative Agent” means Bank of America, National Association, acting through its Canada branch, in its capacity as Canadian administrative agent under any of the Loan Documents, or any successor Canadian administrative agent.

“Canadian Administrative Agent’s Office” means the Canadian Administrative Agent’s Canadian address and, as appropriate, account as set forth on Schedule 11.02, or such other Canadian address or account as the Canadian Administrative Agent may from time to time notify to the Borrowers and the Canadian Revolving Lenders.

“Canadian Availability Period” means, the period from and including the Closing Date to the earliest of (a) the Revolving Loan Maturity Date, (b) the date of termination of the Aggregate Canadian Revolving Commitments as provided herein, and (c) the date of termination of the commitment of each Canadian Revolving Lender to make Canadian Revolving Loans and of the obligation of each Canadian L/C Issuer to make Canadian L/C Credit Extensions as provided herein.

“Canadian Borrower” has the meaning specified in the introductory paragraph hereto.

“Canadian Collateral” means a collective reference to the collateral which is identified in, and at any time will be covered by, the Canadian Collateral Documents.

“Canadian Collateral Agent” means Bank of America, National Association, acting through its Canada branch, in its capacity as Canadian collateral agent under any of the Loan Documents, or any successor Canadian collateral agent.

“Canadian Collateral Documents” means a collective reference to the Canadian Security

Agreement, the Canadian Pledge Agreement, the Canadian Mortgages, any Deed of Hypothec, any Quebec Bond Pledge and such other documents executed and delivered in connection with the attachment and perfection of the security interests granted to secure the Canadian Obligations.

“Canadian Commitment Fee” has the meaning set forth in Section 2.09(a)(ii).

“Canadian Dollar” and “CAN$” mean the lawful currency of Canada.

“Canadian Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Canadian Dollars, such amount and (b) with respect to any amount denominated in an Alternative Currency, the equivalent amount thereof in Canadian Dollars as determined by the Canadian Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Canadian Dollars with such Alternative Currency.

“Canadian Guarantors” means (a) GGC, (b) the Domestic Guarantors, (c) the parties identified on the signature pages hereto as “Canadian Guarantors” and (d) each Person who after the Closing Date becomes a Canadian Guarantor pursuant to a Joinder Agreement or other documentation in form and substance reasonably acceptable to the Canadian Administrative Agent, in each case together with their respective successors and permitted assigns.

“Canadian Honor Date” has the meaning provided in Section 2.03(c)(i)(B).

“Canadian Issuer Documents” means the Canadian Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable Canadian L/C Issuer and the Canadian Borrower or in favor of the applicable Canadian L/C Issuer and relating to any such Canadian Letter of Credit.

“Canadian L/C Advance” means, with respect to each Canadian Revolving Lender, such Canadian Revolving Lender’s funding of its participation in any Canadian L/C Borrowing in accordance with its Applicable Percentage. All Canadian L/C Advances shall be denominated in Canadian Dollars.

“Canadian L/C Borrowing” means an extension of credit resulting from a drawing under any Canadian Letter of Credit which has not been reimbursed on the date when made or refinanced as a Canadian Revolving Borrowing.

“Canadian L/C Credit Extension” means, with respect to any Canadian Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Canadian L/C Issuer” means (a) with respect to the Existing Canadian Letters of Credit, The Bank of Nova Scotia, and (b) with respect to all other Canadian Letters of Credit, Bank of America, acting through its Canada branch, The Bank of Nova Scotia and one other Canadian Revolving Lender who has been selected by the Borrowers and who has agreed to act as a Canadian L/C Issuer hereunder in accordance with the terms hereof, or any successor issuer of Canadian Letters of Credit hereunder.

“Canadian L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Canadian Letters of Credit plus the aggregate of all Canadian Unreimbursed Amounts, including all Canadian L/C Borrowings. For purposes of computing the amount available to be drawn under any Canadian Letter of Credit, the amount of such Canadian Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Canadian Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Canadian Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Canadian Letter of Credit” means (a) any letter of credit issued hereunder by the applicable Canadian L/C Issuer and (b) the Existing Canadian Letters of Credit. Canadian Letters of Credit may be issued in Canadian Dollars or an Alternative Currency. A Canadian Letter of Credit may be a standby letter of credit or a commercial letter of credit.

“Canadian Letter of Credit Application” means an application and agreement for the issuance or amendment of a Canadian Letter of Credit in the form from time to time in use by the applicable Canadian L/C Issuer.

“Canadian Letter of Credit Sublimit” means an amount equal to US$75,000,000. The Canadian Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Canadian Revolving Commitments.

“Canadian Loan Documents” means this Agreement, each Canadian Revolving Note, each Canadian Issuer Document, the Canadian Collateral Documents and the Administrative Agent Fee Letter.

“Canadian Loan Parties” means the collective reference to the Canadian Borrower and each Canadian Guarantor and “Canadian Loan Party” means any one of them.

“Canadian Mortgages” means the mortgages or like instruments given by the Canadian Loan Parties to the Canadian Collateral Agent to secure the Canadian Obligations, as such instruments may be amended or modified from time to time.

“Canadian Multiemployer Plan” means any Canadian Pension Plan which is a multi-employer plan or a multi-employer pension plan within the meaning of any pension benefit standards legislation of Canada or any province of Canada.

“Canadian Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Canadian Loan Party arising under any Canadian Loan Document (but excluding any obligations of any Domestic Loan Party under this Agreement, other than in their capacities as Canadian Guarantors of the Canadian Obligations) or otherwise with respect to any Canadian Revolving Loan or Canadian Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Canadian Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include any Swap Contract between any Canadian Loan Party and any Canadian Revolving Lender or Affiliate of a Canadian Revolving Lender and all obligations under any Treasury Management Agreement between any Canadian Loan Party and any Canadian Revolving Lender or an Affiliate of a Canadian Revolving Lender.

“Canadian Pension Event” means (a) a withdrawal by the Canadian Borrower or any Canadian Subsidiary from a Canadian Multiemployer Plan, (b) the taking of any steps by the Canadian Borrower, any Canadian Subsidiary or any Governmental Authority to terminate or wind up, in whole or in part, any Canadian Pension Plan, (c) an event or condition which constitutes grounds for the termination or wind-up, in whole or in part, of, or the appointment of a third party administrator by a Governmental Authority of, any Canadian Pension Plan.

“Canadian Pension Plan” means all pension and retirement plans relating to the current and former employees of the Canadian Borrower or any Canadian Subsidiary, whether registered or unregistered, funded or unfunded and written or oral.

“Canadian Plan” means any employee benefit program relating to employees of the Canadian Borrower or any Canadian Subsidiary, other than a Canadian Pension Plan, but including, without limitation, profit sharing, deferred compensation, incentive severance, change of control, phantom stock, stock option, stock purchase, bonus and health or insurance plans and arrangements (in each case, oral or written).

“Canadian Pledge Agreement” means the pledge agreement dated as of the date hereof executed by the Canadian Loan Parties in favor of the Canadian Collateral Agent to secure the Canadian Obligations.

“Canadian Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by the Canadian Administrative Agent as its “prime rate.”  Such “prime rate” is a rate set by the Canadian Administrative Agent based upon various factors including the Canadian Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such “prime rate” announced by the Canadian Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Canadian Revolving Borrowing” means a borrowing consisting of simultaneous Canadian Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Canadian Revolving Lenders pursuant to Section 2.01(a).

“Canadian Revolving Commitment” means, as to each Canadian Revolving Lender, its obligation to (a) make Canadian Revolving Loans to the Borrowers pursuant to Section 2.01 and (b) purchase participations in Canadian L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Canadian Revolving Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Canadian Revolving Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Canadian Revolving Lenders” means, at any time, any Lender (which together with its Related U.S. Lender, if applicable) that has a Canadian Revolving Commitment. The Canadian Revolving Lenders (including the name of any respective Related U.S. Lender, if applicable of any such Canadian Revolving Lender) as of the Closing Date are identified on Schedule 2.01.

“Canadian Revolving Loan” has the meaning specified in Section 2.01(a)(ii). For the avoidance of doubt, it is agreed that the term “Canadian Revolving Loan” includes Bankers’ Acceptance Advances.

“Canadian Revolving Notes” has the meaning specified in Section 2.11(a).

“Canadian Secured Parties” has the meaning specified in Section 10.01(d).

“Canadian Security Agreement” means the security agreement dated as of the date hereof executed by the Canadian Loan Parties in favor of the Canadian Collateral Agent to secure the Canadian Obligations.

“Canadian Subsidiary” means any Subsidiary that is organized under the laws of Canada or any province thereof.

“Canadian Swing Line Borrowing” means a borrowing of a Canadian Swing Line Loan pursuant to Section 2.04.

“Canadian Swing Line Commitment” means, as to the Canadian Swing Line Lender, its obligation to make Canadian Swing Line Loans to the Canadian Borrower pursuant to Section 2.04 in an aggregate principal amount at any one time outstanding not to exceed US$20,000,000, as such amount may be reduced by the Canadian Borrower pursuant to the terms hereof.

“Canadian Swing Line Commitment Fee” has the meaning specified in Section 2.09(a)(iii).

“Canadian Swing Line Lender” means The Bank of Nova Scotia, in its capacity as provider of Canadian Swing Line Loans, or any successor Canadian Swing Line Lender hereunder.

“Canadian Swing Line Loan” has the meaning specified in Section 2.04(a).

“Canadian Swing Line Note” has the meaning specified in Section 2.11(a).

“Canadian Tax Act” means the Income Tax Act (Canada), as amended.

“Canadian Unfunded Pension Liability” means the excess of a Canadian Pension Plan’s liabilities over the current value of that Canadian Pension Plan’s assets, determined on a solvency or wind-up basis in accordance with the most recent actuarial report filed with the applicable Governmental Authority in respect of that Canadian Pension Plan.

“Canadian Unreimbursed Amount” has the meaning provided in Section 2.03(c)(i)(B).

“Capital Lease” means, as applied to any Person, any lease of any Property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the applicable Collateral Agent, for the benefit of the applicable L/C Issuers and the applicable Revolving Lenders, as collateral for the applicable L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to such Collateral Agent and such L/C Issuers (which documents are hereby consented to by the Revolving Lenders). Derivatives of such term have corresponding meanings.

“Cash Equivalents” means, (a) direct obligations of, or obligations the principal and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof; (b) investments in commercial paper maturing within 90 days from the date of acquisition thereof and having, at such date of acquisition, a rating of not less than A-2 from S&P and P-2 for Moody’s (or the equivalent thereof); (c) investments in certificate of deposit, banker’s acceptances and time deposits maturing within 90 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any Lender or any other commercial bank organized under the laws of the United States of America or any state thereof which has a combined capital and surplus and undivided profits of not less than US$500,000,000; and (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above.

“CDOR Rate” means,

(a)           in the case of Canadian Revolving Loans denominated in Canadian Dollars (other than Bankers’ Acceptance Advances), for any day, the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) which is the arithmetic average of the “BA 1 month” rates applicable to Canadian Dollar bankers’ acceptances identified as such on the Reuters Screen CDOR Page at approximately 10:00 a.m. on such day (as adjusted by the Canadian Administrative Agent after 10:00 a.m. (Toronto time) to reflect any error in any posted rate or in the posted average per annum rate). If such rate does not appear on the Reuters Screen CDOR Page as contemplated above, then the CDOR Rate on any day shall be calculated as the arithmetic average of the discount rates applicable to one month Canadian Dollar bankers’ acceptances of, and as quoted by, any two of the Schedule I Lenders, chosen by the Canadian Administrative Agent in its sole discretion, as of 10:00 a.m. (Toronto time) on the day, or if the day is not a Business Day, then on the immediately preceding Business Day. If less than two Schedule I Lenders quote the aforementioned rate, the CDOR Rate shall be the rate quoted by the Canadian Administrative Agent; and

(b)           in the case of Bankers’ Acceptance Advances, for any day, the rate per annum rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) which is the rate determined as being the arithmetic average of the annual yield rates applicable to Canadian bankers’ acceptances having identical issue and comparable maturity dates as the Bankers’ Acceptances proposed to be issued by the Canadian Borrower displayed and identified as such on the Reuters Screen CDOR Page at approximately 10:00 a.m. on such day (as adjusted by the Canadian Administrative Agent after 10:00 a.m. (Toronto time) to reflect any error in any posted rate or in the posted average per annum rate), or if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Canadian Administrative Agent after 10:00 a.m. (Toronto time) to reflect any error in any posted rate or in the posted average per annual rate). If such rate does not appear on the Reuters Screen CDOR Page as contemplated above, then the CDOR Rate on any day shall be calculated as the arithmetic average of the discount rates having comparable maturity dates as the Bankers’ Acceptances proposed of, and as quoted by, any two of the Schedule I Lenders, chosen by the Canadian Administrative Agent in its sole discretion, as of 10:00 a.m. (Toronto time) on the day, or if the day is not a Business Day, then on the immediately preceding Business Day. If less than two Schedule I Lenders quote the aforementioned rate, the CDOR Rate shall be the rate quoted by the Canadian Administrative Agent.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% of the Equity Interests of GGC entitled to vote for members of the board of directors or equivalent governing body of GGC on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)           during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of GGC cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors);

(c)           the occurrence of a “Change of Control” (or any comparable term) under, and as defined in, the 2006 Senior Subordinated Notes Documents; or

(d)           the occurrence of a “Change of Control” (or any comparable term) under, and as defined in, the 2006 Senior Notes Documents.

“Closing Date” means October 3, 2006.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means a collective reference to the collateral which is identified in, and at any time will be covered by, the Collateral Documents.

“Collateral Agent” means the Domestic Collateral Agent and/or the Canadian Collateral Agent, as appropriate.

“Collateral Assignment Documents” means the collective reference to all the collateral assignment documents executed by GGC in favor of the Domestic Collateral Agent.

“Collateral Documents” means a collective reference to the Canadian Collateral Documents and the Domestic Collateral Documents.

“Commitments” means the Domestic Revolving Commitments, the Canadian Revolving Commitments, the Canadian Swing Line Commitment and the Term Loan Commitments.

“Commitment Fees” means the collective reference to the Domestic Commitment Fee and the Canadian Commitment Fee.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Adjusted Leverage Ratio” means, as of any date of determination, the ratio of (a) the sum of Consolidated Funded Indebtedness as of such date minus the Attributable Indebtedness of Securitization Transactions to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Consolidated Capital Expenditures” means, for any period, for GGC and its Subsidiaries on a consolidated basis, all capital expenditures, as determined in accordance with GAAP; provided, however, that Consolidated Capital Expenditures shall not include (a) expenditures made with proceeds of any Involuntary Disposition to the extent such expenditures are used to purchase property that is the same as or similar to the property subject to such Involuntary Disposition or (b) Permitted Acquisitions.

“Consolidated Cash Interest Charges” means, for any period, for GGC and its Subsidiaries on a consolidated basis, the excess of (a) the sum of (i) the interest expense (including imputed interest expense under Capital Leases) for such period, in accordance with GAAP, plus (ii) the implied interest component of Synthetic Leases with respect to such period, plus (iii) any interest accrued during such period in respect of Indebtedness that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, plus (iv) any cash payments (other than fees and expenses paid in connection with the closing under this Agreement and any premiums paid in connection with the redemption of the Series D Notes and Medium Term Notes) made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period, minus (b) the sum of (i) to the extent included in such consolidated interest expense for such period, noncash amounts attributable to amortization of financing costs paid in a previous period, plus (ii) to the extent included in such consolidated interest expense for such period, noncash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period. For purposes of this definition, “interest” shall include yield, discount or other similar financing costs pursuant to any Securitization Transaction. Notwithstanding the foregoing, for purposes of calculating the Consolidated Interest Coverage Ratio (a) as of the fiscal quarter ending December 31, 2006, Consolidated Cash Interest Charges for the four fiscal quarter period ending December 31, 2006 shall be calculated as Consolidated Cash Interest Charges for the fiscal quarter period ending December 31, 2006 multiplied by four, (b) as of the fiscal quarter ending March 31, 2007, Consolidated Cash Interest Charges for the four fiscal quarter period ending March 31, 2007 shall be calculated as Consolidated Cash Interest Charges for the two fiscal quarter period ending March 31, 2007 multiplied by two and (c) as of the fiscal quarter period ending June 30, 2007, Consolidated Cash Interest Charges for the four fiscal quarter period ending June 30, 2007 shall be calculated as

Consolidated Cash Interest Charges for the three fiscal quarter period ending June 30, 2007 multiplied by 4/3.

“Consolidated EBITDA” means, for any period, for GGC and its Subsidiaries on a consolidated basis, the sum of (a) Consolidated Net Income for such period, plus (b) to the extent deducted in determining such Consolidated Net Income for such period, the aggregate amount of (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization (including without limitation amortization of debt issuance costs) and (iv) non-cash charges which do not represent a cash item in such period or any future period. For purposes of this definition, “interest” shall include yield, discount or other similar financing costs pursuant to any Securitization Transaction; provided that Consolidated EBITDA for the fiscal quarter periods ending March 31, 2006 and June 30, 2006 shall be deemed to equal the amounts set forth on Schedule 1.01(a) opposite each such fiscal quarter period.

“Consolidated Funded Indebtedness” means Funded Indebtedness of GGC and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Cash Interest Charges for such period, each as determined on a consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Consolidated Net Income” means, for any period, for GGC and its Subsidiaries on a consolidated basis, the net income of GGC and its Subsidiaries for that period (exclusive of (x) the effect of (1) any extraordinary gain, (2) any extraordinary non-cash loss, (3) for any fiscal quarter period ending prior to the Closing Date, any extraordinary loss paid in cash during such period and (4) for fiscal quarters ending September 30, 2006 and December 31, 2006, any extraordinary loss (computed using the same types of adjustments that were made to compute Consolidated EBITDA for the fiscal quarters ending March 31, 2006 and June 30, 2006 pursuant to the proviso in the definition of Consolidated EBITDA) during such period, each in accordance with GAAP and (y) the income of any Person (other than GGC) in which any other Person (other than GGC or any Subsidiary or any director holding qualifying shares in compliance with applicable law) owns an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to GGC or any Subsidiary during such period), determined on a consolidated basis in accordance with GAAP for such period.

“Consolidated Net Worth” means, as of any date of determination, consolidated shareholders’ equity of GGC and its Subsidiaries as of that date determined in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Custodian” has the meaning set forth in Section 10.01(d).

“Debt Issuance” means the issuance by GGC or any Subsidiary of any Indebtedness other than any Indebtedness permitted under Section 8.03.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deed of Hypothec” means any deed of hypothec governed by Quebec law and granted by any Canadian Loan Party to the Fonde de pouvoir to secure the Canadian Obligations.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws and (b) when used with respect to Letter of Credit fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to each Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c)  has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by GGC or any Subsidiary (including the Equity Interests of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business; (b)  the sale, lease, license, transfer or other disposition in the ordinary course of business of surplus, obsolete or worn out property no longer used or useful in the conduct of business of GGC and its Subsidiaries; (c) any Involuntary Disposition; (d) any license, sublicense, lease or sublease granted to others not interfering in any material respect with the business of GGC and its Subsidiaries; (e) any sale, lease, license, transfer or other disposition from one Domestic Loan Party to another Domestic Loan Party; (f) any sale, lease, license, transfer or other disposition from one Canadian Loan Party to another

Canadian Loan Party, (g) the transfer by the Canadian Borrower of RPU and its Domestic Subsidiaries to GGC, (h) the transfer by the Canadian Borrower of the assets of its RoyalGuard division to GGC or any other Domestic Loan Party, (i) any transfer by any Canadian Loan Party to GGC or any other Domestic Loan Party of any Foreign Subsidiary that is not a Canadian Subsidiary, (j) the transfer by the Canadian Borrower of 6632149 Canada Inc. to GGC or any other Domestic Loan Party so long as 6632149 Canada Inc. remains a Canadian Loan Party after giving effect to such transfer and (k) the transfer by Rome of the Canadian Borrower to a newly created wholly-owned subsidiary of Rome (“Newco”); provided that (i) Newco is a Canadian Loan Party, (ii) on the date of such transfer Newco and the Canadian Borrower are amalgamated and (iii) the Canadian Borrower is a surviving corporation of such amalgamation. The term “Disposition” shall not include any Equity Issuance.

“Disposition and Dissolution Letter” means that certain letter agreement dated as of the Closing Date between the Borrowers and the Administrative Agents in which the Borrowers describe the Subsidiaries and assets which they intend to sell and the Subsidiaries and Investments they intend to dissolve.

“Domestic Administrative Agent” means Bank of America in its capacity as domestic administrative agent under any of the Loan Documents, or any successor domestic administrative agent.

“Domestic Administrative Agent’s Office” means the Domestic Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Domestic Administrative Agent may from time to time notify to GGC and the Lenders.

“Domestic Availability Period” means, the period from and including the Closing Date to the earliest of (a) the Revolving Loan Maturity Date, (b) the date of termination of the Aggregate Domestic Revolving Commitments as provided herein, and (c) the date of termination of the commitment of each Domestic Lender to make Domestic Revolving Loans and of the obligation of each Domestic L/C Issuer to make Domestic L/C Credit Extensions as provided herein.

“Domestic Collateral” means a collective reference to the collateral which is identified in, and at any time will be covered by, the Domestic Collateral Documents.

“Domestic Collateral Agent” means Bank of America in its capacity as domestic collateral agent under any of the Loan Documents, or any successor domestic collateral agent.

“Domestic Collateral Documents” means a collective reference to the Domestic Security Agreement, Domestic Pledge Agreement, the Domestic Mortgages, the Collateral Assignment Documents and such other documents executed and delivered in connection with the attachment and perfection of the security interests granted to secure the Obligations.

“Domestic Commitment Fee” has the meaning set forth in Section 2.09(a)(i).

“Domestic fondé de pouvoir” has the meaning set forth in Section 10.01(d)(ii).

“Domestic Guarantors” means each Person identified as a “Domestic Guarantor” on the signature pages hereto and each other Person that joins as a Domestic Guarantor pursuant to Section 7.12, together with their successors and permitted assigns.

“Domestic Honor Date” has the meaning specified in Section 2.03(c)(i).

“Domestic Issuer Documents” means the Domestic Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable Domestic L/C Issuer and GGC or in favor the applicable Domestic L/C Issuer and relating to any such Domestic Letter of Credit.

“Domestic L/C Advance” means, with respect to each Domestic Revolving Lender, such Domestic Revolving Lender’s funding of its participation in any Domestic L/C Borrowing in accordance with its Applicable Percentage. All Domestic L/C Advances shall be denominated in U.S. Dollars.

“Domestic L/C Borrowing” means an extension of credit resulting from a drawing under any Domestic Letter of Credit which has not been reimbursed on the date when made or refinanced as a Domestic Revolving Borrowing.

“Domestic L/C Credit Extension” means, with respect to any Domestic Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Domestic L/C Issuer” means (a) with respect to the Existing Domestic Letters of Credit set forth in Part A of Schedule 1.01(c), JPMorgan Chase Bank and with respect to the Existing Domestic Letters of Credit set forth in Part B of Schedule 1.01(c), Wachovia Bank, National Association and (b) with respect to all other Domestic Letters of Credit, Bank of America and one other Domestic Revolving Lender who has been selected by GGC and who has agreed to act as a Domestic L/C Issuer hereunder in accordance with the terms hereof, or any successor issuer of Domestic Letters of Credit hereunder.

“Domestic L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Domestic Letters of Credit plus the aggregate of all Domestic Unreimbursed Amounts, including all Domestic L/C Borrowings. For purposes of computing the amount available to be drawn under any Domestic Letter of Credit, the amount of such Domestic Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Domestic Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Domestic Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Domestic Lender” means the Domestic Revolving Lenders and the Term Loan Lenders, collectively or individually, as appropriate.

“Domestic Letter of Credit” means (a) any letter of credit issued hereunder by the applicable Domestic L/C Issuer and (b) the Existing Domestic Letters of Credit. Domestic Letters of Credit may be issued in U.S. Dollars or Canadian Dollars. A Domestic Letter of Credit may be a standby letter of credit or a commercial letter of credit.

“Domestic Letter of Credit Application” means an application and agreement for the issuance or amendment of a Domestic Letter of Credit in the form from time to time in use by the applicable Domestic L/C Issuer.

“Domestic Letter of Credit Sublimit” means an amount equal to the sum of (a) US$125,000,000, less (b) the aggregate stated amount of all outstanding Canadian Letters of

Credit on the date of determination. The Domestic Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Domestic Revolving Commitments.

“Domestic Loan Parties” means, the collective reference to GGC and each Domestic Guarantor, and “Domestic Loan Party” means any one of them.

“Domestic Mortgages” means the mortgages, deeds of trust, deeds to secure debt or like instruments given by the Domestic Loan Parties to the Domestic Collateral Agent to secure the Obligations, as such instruments may be amended or modified from time to time.

“Domestic Pledge Agreement” means the Domestic Pledge Agreement dated as of the date hereof executed by each of the Domestic Loan Parties party thereto in favor of the Domestic Collateral Agent to secure the Obligations.

“Domestic Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by the Domestic Administrative Agent as its “prime rate.”  Such “prime rate” is a rate set by the Domestic Administrative Agent based upon various factors including the Domestic Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such “prime rate” announced by the Domestic Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Domestic Revolving Borrowing” means a borrowing consisting of simultaneous Domestic Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Domestic Revolving Lenders pursuant to Section 2.01(a).

“Domestic Revolving Commitment” means, as to each Domestic Revolving Lender, its obligation to (a) make Domestic Revolving Loans to GGC pursuant to Section 2.01, and (b) purchase participations in Domestic L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Domestic Revolving Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Domestic Revolving Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Domestic Revolving Lender” means, at any time, any Lender that has a Domestic Revolving Commitment at such time.

“Domestic Revolving Loan” has the meaning specified in Section 2.01(a)(i).

“Domestic Revolving Note” has the meaning specified in Section 2.11(a).

“Domestic Secured Parties” has the meaning specific in Section 10.01(d)(ii).

“Domestic Security Agreement” means the Domestic Security Agreement dated as of the date hereof executed by the Domestic Loan Parties in favor of the Domestic Collateral Agent to secure the Obligations.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Domestic Unreimbursed Amount” has the meaning provided in Section 2.03(c)(i)(A).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), (vi) and (vii) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)); provided, however, that an Eligible Assignee shall include only a Lender, an Affiliate of a Lender or another Person, which, through its Lending Offices, is capable of lending applicable Alternative Currencies to the relevant Borrowers without the imposition of any additional Indemnified Taxes.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all Federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of GGC, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means any issuance by any Borrower or any Subsidiary to any Person of its Equity Interests, other than (a) any issuance of its Equity Interests pursuant to the exercise of options or warrants, (b) any issuance of its Equity Interests pursuant to the conversion of any debt securities to equity or the conversion of any class equity securities to any other class of equity securities, (c) any issuance of options or warrants relating to its Equity Interests, (d) any issuance by GGC of its Equity Interests as consideration for a Permitted Acquisition and (e) any issuance by GGC of its Equity Interests pursuant to any employee stock ownership plan. The term “Equity Issuance” shall not be deemed to include any Disposition.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with GGC within the meaning of Section 414(b) or (c) of the Code (and

Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code), excluding any such trade or business that is organized under the laws of a jurisdiction outside the United States.

“ERISA Event” means (a) a Reportable Event with respect to a U.S. Pension Plan; (b) a withdrawal by GGC or any ERISA Affiliate from a U.S. Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by GGC or any ERISA Affiliate from a U.S. Multiemployer Plan or notification that a U.S. Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a U.S. Plan amendment as a termination under Section 4041 or Section 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a U.S. Pension Plan or U.S. Multiemployer Plan; (e)  an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any U.S. Pension Plan or U.S. Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon GGC or any ERISA Affiliate.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by from time to time by the applicable Administrative Agent) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate. Eurodollar Rate Loans may be denominated in U.S. Dollars or in Canadian Dollars.

“Event of Default” has the meaning specified in Section 9.01.

“Excess Cash Flow” means, for any period for GGC and its Subsidiaries, an amount equal to the sum of (a) Consolidated EBITDA minus (b) Consolidated Capital Expenditures paid in cash minus (c) Consolidated Cash Interest Charges minus (d) Federal, state and other taxes to the extent paid in cash during such period by GGC and its Subsidiaries on a consolidated basis minus (e) payments made pursuant to Section 8.06(d) or (e) minus (f) required payments in connection with a Securitization Transaction permitted by Section 8.03(i) due to requirements for maintaining a particular level of eligible receivables, in each case on a consolidated basis determined in accordance with GAAP.

“Excluded Canadian Property” means, with respect to any Canadian Loan Party, including any Person that becomes a Canadian Loan Party after the Closing Date as contemplated by Section 7.12, (a) any owned or leased real or personal property which is located outside of Canada unless requested by the Canadian Administrative Agent or the Required Canadian Lenders, (b) any personal property (including, without limitation, motor vehicles) in respect of which perfection of a Lien is not either (i) governed by the Personal Property Security Act (or similar legislation) or (ii) effected by appropriate evidence of the Lien being filed in the Canadian Intellectual Property Office, unless requested by the Canadian Administrative Agent or the Required Canadian Lenders, (c) any property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(i) pursuant to documents which prohibit such Canadian Loan Party from granting any other Liens in such property, (d) any accounts receivable and Related Property (as defined in the Canadian Security Agreement) which have been transferred or otherwise assigned to a SPV pursuant to a Securitization Transaction permitted by Section 8.02(e), (e) any promissory note evidencing an Investment in a SPV permitted by Section 8.02(e) and any Equity Interests of any SPV issued in accordance with Section 8.02(e), (f) any leasehold interest of any Canadian Loan Party in any office space or warehouse space, (g) that certain real property of the Canadian Borrower located at Part Lot 12, Concession 3, Part 2 of Plan 13R7251 in Kingston Township, Ontario, (h) that certain real property of the Canadian Borrower located at 1825 Boul. Lionel Bertrand, Boisbriand, Quebec, provided such property has been sold by the Canadian Borrower within 180 days of the Closing Date, (i) that certain real property of the Canadian Borrower located at 90 Hutchings Street, Winnipeg, Manitoba, provided such property has been sold by the Canadian Borrower within 180 days of the Closing Date, and (j) the Equity Interests of the Canadian Borrower in those certain Canadian Subsidiaries identified in the Disposition and Dissolution Letter, provided that such Canadian Subsidiaries are dissolved on or before June 30, 2007 and (k) any real property of any Canadian Loan Party (together with all buildings, structures and improvements thereon) that has a fair market value of less than $500,000; provided that the aggregate real properties (together with all buildings, structures and improvements thereon) not pledged to the Canadian Collateral Agent due to this clause (k) together with the aggregate real properties (together with all buildings, structures and improvements thereon) not pledged to the Domestic Collateral Agent due to clause (k) of the definition of “Excluded Domestic Property”) shall not exceed $10,000,000 in the aggregate.

“Excluded Domestic Property” means, with respect to any Domestic Loan Party, including any Person that becomes a Domestic Loan Party after the Closing Date as contemplated by Section 7.12, (a) any owned or leased real or personal property which is located outside of the United States unless requested by the Domestic Administrative Agent or the Required Domestic Lenders, (b) any personal property (including, without limitation, motor vehicles) in respect of which perfection of a Lien is not either (i) governed by the Uniform Commercial Code or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, unless requested by the Domestic Administrative Agent or the Required Domestic Lenders, (c) any property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(i) pursuant to documents which prohibit such Domestic Loan Party from granting any other Liens in such property, (d) any accounts receivable and Related Property (as defined in the Domestic Security Agreement) which have been transferred or otherwise assigned to a SPV pursuant to a Securitization Transaction permitted by Section 8.02(e), (e) any promissory note evidencing an Investment in a SPV permitted by Section 8.02(e) and any Equity Interests of any SPV issued in accordance with Section 8.02(e), (f) the real property of Vinyls located in Gallman, Mississippi and all fixtures and tangible personal property (other than inventory) located on or affixed to such real property (collectively, the “Gallman Property”) so long as the Indebtedness secured by the Gallman

Property remains outstanding, (f) any leasehold interest of any Domestic Loan Party in any office space or warehouse space, (g) that certain real property of GGC located at 10 Normandy Drive in Piscataway Township, New Jersey, (h) the Praxair Collateral, provided that if the indebtedness owing to Praxair, Inc. and secured by the Praxair Collateral is repaid, the Praxair Collateral shall be promptly pledged to the Domestic Collateral Agent in accordance with Section 7.14, (i) that certain real property located at 11711 W. Sample Road, Coral Springs, Florida, provided that each such property has been sold by the applicable Domestic Loan Party on or before December 31, 2006, (j) that certain real property (other than the real property identified in clause (i) above) of any Domestic Loan Party identified in the Disposition and Dissolution Letter, provided that each such property has been sold by such Domestic Loan Party within 180 days of the Closing Date and (k) any real property of any Domestic Loan Party (together with all buildings, structures and improvements thereon) that has a fair market value of less than $500,000; provided that the aggregate real properties (together with all buildings, structures and improvements thereon) not pledged to the Domestic Collateral Agent due to this clause (k) together with the aggregate real properties (together with all buildings, structures and improvements thereon) not pledged to the Canadian Collateral Agent due to clause (k) of the definition of “Excluded Canadian Property”) shall not exceed $10,000,000 in the aggregate.

“Excluded Taxes” means, with respect to either Administrative Agent, any Lender, any L/C Issuer, the Canadian Swing Line Lender or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated) or capital pursuant to the Canadian Tax Act and corresponding provincial legislation, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or a resident or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) (i) in the case of GGC, any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which GGC is located and (ii) in the case of the Canadian Borrower, any branch profits taxes imposed by Canada or any province thereof or any similar tax imposed by any other jurisdiction in which the Canadian Borrower is located, (c) except as provided in the following sentence, in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 11.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from any Borrower with respect to such withholding tax pursuant to Section 3.01(a) and (d) except as provided in the following sentence, any withholding tax that is imposed on amounts payable to a Canadian Revolving Lender that becomes a Foreign Lender after the time such Canadian Revolving Lender becomes a party hereto, but only to the extent such Canadian Revolving Lender becomes a Foreign Lender other than as a result of a Change in Law and only to the extent that such withholding tax results from such Canadian Revolving Lender becoming a Foreign Lender. Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made after the CAM Exchange Date.

“Existing Canadian Letters of Credit” means those letters of credit identified on Schedule 1.01(b).

“Existing Credit Agreements” means (a) that certain Amended and Restated Credit Agreement dated as of November 23, 2004 among GGC, certain subsidiaries of GGC party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and (b) that certain Revolving Credit Facility dated March 24, 2005 among the Canadian Borrower, certain subsidiaries of the Canadian Borrower party thereto and the lenders party thereto.

“Existing Domestic Letters of Credit” means those letters of credit identified on Schedule 1.01(c).

“Exposure” means, with respect to any Lender, the sum at such time, without duplication, of (a) such Lender’s Applicable Percentage of the Outstanding Amount of the Aggregate Domestic Revolving Commitment (including any participation interests in Domestic Letters of Credit) plus (b) such Lender’s Applicable Percentage of the Term Loan plus (c) such Lender’s Applicable Percentage of the Outstanding Amount of the Aggregate Canadian Revolving Commitment (including any participation interests in Canadian Letters of Credit) plus (d) such Lender’s pro rata share of the Outstanding Amount of Canadian Swing Line Commitment.

“Face Amount” means the amount payable to the holder of a Bankers’ Acceptance on the maturity thereof.

“Facilities” means, at any time, a collective reference to the facilities and real properties owned, leased or operated by any Loan Party or any Subsidiary.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Domestic Administrative Agent.

“First-Tier Foreign Subsidiary” means each Foreign Subsidiary that is owned directly by GGC or a Domestic Subsidiary.

“Fonde de pouvoir” has the meaning set forth in Section 10.01(d).

“Foreign Lender” means (a) with respect to GGC, any Lender that is organized under the laws of a jurisdiction other than that in which GGC is resident for tax purposes and (b) with respect to the Canadian Borrower, any Lender that is a non-resident of Canada for purposes of the Canadian Tax Act and is not an authorized foreign bank for purposes of the Canadian Tax Act that is deemed to be resident in Canada for purposes of Part XIII of the Canadian Tax Act in respect of all payments to such Lender hereunder. For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all purchase money Indebtedness;

(c)           the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by GGC or any Subsidiary (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d)           all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties and similar instruments (other than obligations arising under surety bonds and standby letters of credit that support performance obligations);

(e)           all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);

(f)            the Attributable Indebtedness of Capital Leases and Synthetic Leases;

(g)           the Attributable Indebtedness of Securitization Transactions;

(h)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(i)            all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(j)            all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (i) above of another Person; and

(k)           all Funded Indebtedness of the types referred to in clauses (a) through (j) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that Funded Indebtedness is expressly made non-recourse to such Person.

For purposes hereof, (a) the amount of any direct obligation arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum remaining amount available to be drawn thereunder and (b) the Indebtedness under the Medium Term Notes shall not be considered Funded Indebtedness so long as GGC maintains a reserve of cash in an amount sufficient to repay the entire outstanding amount of Medium Term Notes within 40 days of the Closing Date.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied; provided however that only for purposes of Sections 5.01(c)(ii) and 5.01(c)(iv) and Sections 6.05(b) and 6.05(d), “GAAP” shall mean generally accepted accounting principles in Canada.

“Gallman Property” has the meaning specified in the definition of “Excluded Domestic Property” set forth in Section 1.01.

“Gallman Reimbursement and Security Agreement” means that certain Reimbursement and Security Agreement between GGC and Wachovia Bank of Georgia, N.A. dated as of June 1, 1994, as amended from time to time.

“GGC” has the meaning specified in the introductory paragraph.

“GGC Audited Financial Statements” means the audited consolidated balance sheet of GGC and its Subsidiaries as of December 31, 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year ended December 31, 2005 of GGC and its Subsidiaries, including the notes thereto.

“GGC Interim Financial Statements” has the meaning specified in Section 5.01(c)(iii).

“Governmental Authority” means the government of the United States, Canada or any other nation, or of any political subdivision thereof, whether state, provincial, municipal or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means a collective reference to (a) GGC, as a guarantor of the Canadian Obligations, (b) the Domestic Guarantors and (c) the Canadian Guarantors, and “Guarantor” means any one of them.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdco” means Rome Acquisition Holding Corp., a Nova Scotia unlimited liability company and a Wholly Owned Subsidiary of GGC.

“Holdco Loan” means that certain intercompany loan by GGC to Holdco in the principal amount of CAN$666,000,000, as evidenced by the Holdco Note.

“Holdco Note” means that certain promissory note in the form of Exhibit G evidencing the Holdco Loan executed by Holdco in favor of GGC, with a maturity date that is after the Term Loan Maturity Date.

“Honor Date” means either the Domestic Honor Date and/or the Canadian Honor Date, as applicable.

“Incentive Equity Plan” means any of (a) GGC’s 1998 Incentive Equity Plan, (b) GGC’s Amended and Restated 2002 Equity and Performance Incentive Plan and (c) any substantially similar incentive equity plan adopted from time to time by GGC or any of its Subsidiaries, in each case as the same shall be amended, supplemented or otherwise modified and in effect from time to time.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all Funded Indebtedness;

(b)           net obligations of such Person under any Swap Contract;

(c)           all Guarantees of such Person with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above; and

(d)           all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Intercompany Security Documents” means the collective reference to the guaranty agreements, security agreements, pledge agreements, mortgages and other security documents requested by, and in form and substance satisfactory to, the Domestic Administrative Agent, in each case executed by Holdco and its Canadian Subsidiaries in favor of GGC in accordance with the terms hereof.

“Interest Payment Date” means, (a) as to any Eurodollar Loan, the last day of each Interest Period applicable to such Loan and the Revolving Loan Maturity Date or the Term Loan Maturity Date, as applicable; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including any Canadian Swing Line Loan), the last Business Day of each March, June, September and December and the Revolving Loan Maturity Date or the Term Loan Maturity Date, as applicable.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the applicable Borrower in its Loan Notice; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Revolving Loan Maturity Date or the Term Loan Maturity Date, as applicable.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, GGC’s internal controls over financial reporting, in each case as described in the Securities Laws.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of GGC or any of its Subsidiaries.

“IP Rights” has the meaning specified in Section 6.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any standby Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means the Domestic Issuer Documents and the Canadian Issuer Documents.

“Joinder Agreement” means (a) with respect to any Domestic Subsidiary that is a Material Subsidiary, a joinder agreement substantially in the form of Exhibit E executed and delivered by such Domestic Subsidiary in accordance with the provisions of Section 7.12 and (b) with respect to any Canadian Subsidiary that is a Material Subsidiary, a joinder agreement substantially in the form of Exhibit F executed and delivered by such Canadian Subsidiary in accordance with the provisions of Section 7.12.

“Laws” means, collectively, all international, foreign, Federal, state, provincial, municipal and local statutes, treaties, rules, bylaws, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means a Domestic L/C Advance and/or a Canadian L/C Advance, as appropriate.

“L/C Borrowing” means Domestic L/C Borrowings and Canadian L/C Borrowing, individually or collectively, as appropriate.

“L/C Credit Extension” means Domestic L/C Credit Extensions and Canadian L/C Credit Extensions, individually or collectively, as appropriate.

“L/C Issuer” and “L/C Issuers” means the applicable Domestic L/C Issuer and the applicable Canadian L/C Issuer, individually or collectively, as appropriate.

“L/C Obligations” means the Domestic L/C Obligations and the Canadian L/C Obligations, individually or collectively, as appropriate.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Canadian Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the applicable Administrative Agent.

“Letter of Credit” means any Domestic Letter of Credit and/or any Canadian Letter of Credit, as appropriate.

“Letter of Credit Application” means any Domestic Letter of Credit Application and any Canadian Letter of Credit Application, individually or collectively, as appropriate.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Revolving Loan Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Domestic Revolving Loan, Canadian Revolving Loan, Canadian Swing Line Loan or Term Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Collateral Documents, the Disposition and Dissolution Letter and the Administrative Agent Fee Letter, each as amended, modified, supplemented, extended, renewed, restated or substituted from time to time.

“Loan Notice” means a notice of (a) a Borrowing of Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means the collective reference to Domestic Loan Parties and the Canadian Loan Parties and “Loan Party” means any one of them.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, operations, properties, condition (financial or otherwise) or contingent liabilities of GGC and its Subsidiaries taken as a whole; (b) a material impairment of the ability of (i) any Borrower to perform its material obligations under any Loan Document to which it is a party or (ii) the Loan Parties taken as a whole to perform their material obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Subsidiary” means, any Subsidiary that on a consolidated basis with its Subsidiaries (a) has assets in excess of 5% of the total assets of GGC and its Subsidiaries on a consolidated basis as of the end of the immediately preceding fiscal quarter, (b) generates more than 5% of the total revenues of GGC and its Subsidiaries on a consolidated basis, (c) together with any other Domestic Subsidiaries and Canadian Subsidiaries that have not provided a Guaranty, has assets, together with such Subsidiaries and each of its Subsidiaries on a consolidated basis, in excess of 15% of the total assets of GGC and its Subsidiaries on a consolidated basis as of the end of the immediately preceding fiscal quarter or (d) together with any other Domestic Subsidiaries and Canadian Subsidiaries that have not provided a Guaranty hereunder generates, together with such Subsidiaries and each of its Subsidiaries on a consolidated basis, more than 15% of the total revenues of GGC and its Subsidiaries on a consolidated basis, in each case after giving effect to the Royal Acquisition, for the period of four consecutive fiscal quarters ending as of the end of the immediately preceding fiscal quarter.

“Medium Term Notes Indenture” means that certain Trust Indenture dated as of April 13, 2000 by and among the Canadian Borrower, certain subsidiaries of the Canadian Borrower, as guarantors, and Montreal Trust Company of Canada, as trustee, as amended or modified from time to time in accordance with the terms hereof and thereof.

“Medium Term Notes” means those certain notes of the Canadian Borrower issued pursuant to the Medium Term Notes Indenture.

“Medium Term Notes Documents” means the Medium Term Notes, the Medium Term Notes Indenture and all other documents executed and delivered in connection therewith.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgaged Property” means any real property that is owned or leased (other than any Excluded Canadian Property or Excluded Domestic Property) by a Loan Party and is subject to a Mortgage.

“Mortgages” means the mortgages, deeds of trust, deeds to secure debt or like instruments given by the Loan Parties to the Domestic Collateral Agent or the Canadian Collateral Agent, as applicable, to secure the applicable Obligations, as such instruments may be amended or modified from time to time.

“Net Cash Proceeds” means the aggregate cash or cash equivalents proceeds received by GGC or any Subsidiary in respect of any Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and (b) taxes and employee severance payments paid or payable as a result thereof; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or cash equivalents received upon the sale or other disposition of any non-cash consideration received by any Borrower or any Subsidiary in any Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition.

“Non-Consenting Lender” has the meaning specified in Section 11.13.

“Note” means the Domestic Revolving Notes, the Canadian Revolving Notes, the Term Notes and the Canadian Swing Line Note, individually or collectively, as appropriate.

“Notional BA Proceeds” means, with respect to a Bankers’ Acceptance Advance, the aggregate Face Amount of the Bankers’ Acceptance or face amount of an Acceptance Note comprising such Bankers’ Acceptance Advance, if applicable, less the aggregate of:

(a)           a discount from the aggregate Face Amount of such Bankers’ Acceptance or face amount of such Acceptance Note, as applicable, calculated in accordance with normal market practices based on the BA Rate for the term of such Bankers’ Acceptance or Acceptance Note, as applicable; and

(b)           the amount of the acceptance fees determined in accordance with Section 2.02(g) in respect of such Bankers’ Acceptance Advance.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. “Obligations” shall also include all obligations under any Swap Contract between any Loan Party and any Lender or Affiliate of a Lender and all obligations under any Treasury Management Agreement between any Loan Party and any Lender or Affiliate of a Lender.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the applicable Borrower of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in U.S. Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the applicable Administrative Agent or the applicable L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation and (b) with respect to any amount denominated in Canadian Dollars, an overnight rate determined by the applicable Administrative Agent and the applicable L/C Issuer in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in Section 11.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Acquisitions” means (a) the Royal Acquisition on the Closing Date and (b) any other Investments consisting of an Acquisition by GGC or any Subsidiary; provided that (i) both before and immediately after giving effect to such Acquisition, no Default shall have occurred and be continuing, (ii) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as GGC and its Subsidiaries were engaged in on the Closing Date, after giving effect to the Royal Acquisition, or any reasonable extensions or expansions thereof or complementary thereto, (iii) the applicable Collateral Agent shall have received all items in respect of the Equity Interests or property acquired in such Acquisition required to be delivered by the terms of Section 7.12 and/or Section 7.14, (iv) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (v) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date, (vi) if such transaction involves the purchase of an interest in a partnership between GGC (or a Subsidiary) as a general partner and entities unaffiliated with GGC or such Subsidiary as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly-owned by GGC newly formed for the sole purpose of effecting such transaction, (vii)  Consolidated Leverage Ratio (calculated on a Pro Forma Basis after giving effect to such Acquisition) is less than or equal to 3.5 to 1.0, and (viii) if the aggregate consideration (including cash and non-cash consideration, any assumption of Indebtedness, deferred purchase price and any earn-out payments) paid by GGC or any Subsidiary for any Acquisition exceeds $200,000,000, GGC shall have delivered to the Administrative Agents a pro forma compliance certificate documenting that, upon giving effect to such Acquisition, the Consolidated Leverage Ratio is less than or equal to 3.5 to 1.0.

“Permitted Liens” means those Liens permitted to exist pursuant to Section 8.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning specified in Section 7.02.

“PPSA” means the Personal Property Security Act as in force from time to time in the relevant province or territory.

“Praxair Collateral” means the buildings, structures, improvements, equipment, machinery, apparatuses, fittings, fixtures and other tangible personal property (other than inventory) located at GGC’s air separation facility in Placquemine, Louisiana and used in GGC’s business operations at such air separation facility, and all parts, accessories and special tools and all increases and accessions thereto and substitutions and replacements therefor.

“Pro Forma Basis” means, for purposes of calculating the financial covenants set forth in Section 8.11 and the Consolidated Adjusted Leverage Ratio, that any Disposition, Involuntary Disposition, Acquisition or Restricted Payment shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which GGC has delivered financial statements pursuant to Section 7.01(a) or (b). In connection with the foregoing, (a) with respect to any Disposition or Involuntary Disposition, (i) income statement and cash flow statement items (whether positive or negative) attributable to the Property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any Acquisition (i) income statement items (whether positive or negative) attributable to the Person or Property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for GGC and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by audited financial statements or other information reasonably satisfactory to the Domestic Administrative Agent and (ii) any Indebtedness incurred or assumed by GGC or any Subsidiary (including the Person or Property acquired) in connection with such transaction and any Indebtedness of the Person or Property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Quebec Bond Pledge” means any pledge of a bond, debenture or other title of indebtedness issued pursuant to a Deed of Hypothec granted by a Canadian Loan Party to and in favor of the Canadian Collateral Agent to secure the Canadian Obligations.

“Register” has the meaning specified in Section 11.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of GGC as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Related U.S. Lender” means with respect to any Canadian Revolving Lender, the Affiliate (including an agency or branch) of such Lender which maintains a lending office in the United States of America.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Canadian Lenders” means, at any time, the Canadian Revolving Lenders and the Canadian Swing Line Lender holding in the aggregate more than 50% of (a) the unfunded Canadian Revolving Commitments and the outstanding Canadian Revolving Loans and Canadian L/C Obligations and participations therein and the unfunded Canadian Swing Line Commitment and the outstanding Canadian Swing Line Loans or (b) if the Canadian Revolving Commitments and the Canadian Swing Line Commitment have been terminated, the outstanding Canadian Revolving Loans, Canadian L/C Obligations and participations therein and Canadian Swing Line Loans (with the aggregate amount of each Canadian Revolving Lender’s risk participation and funded participation in Canadian L/C Obligations being deemed “held” by such Canadian Revolving Lender for purposes of this definition). The unfunded Canadian Revolving Commitments and Canadian Swing Line Commitment of, and the outstanding Canadian Revolving Loans, Canadian L/C Obligations and Canadian Swing Line Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Canadian Lenders. For the avoidance of doubt, it is understood and agreed that if a Canadian Revolving Lender includes a Related U.S. Lender such Canadian Revolving Lender shall be deemed to have a single shared Canadian Revolving Commitment for purposes of this definition.

“Required Canadian Revolving Lenders” means, at any time, the Canadian Revolving Lenders holding in the aggregate more than 50% of (a) the unfunded Canadian Revolving Commitments and the outstanding Canadian Revolving Loans and Canadian L/C Obligations and participations therein or (b) if the Canadian Revolving Commitments have been terminated, the outstanding Canadian Revolving Loans, Canadian L/C Obligations and participations therein (with the aggregate amount of each Canadian Revolving Lender’s risk participation and funded participation in Canadian L/C Obligations being deemed “held” by such Canadian Revolving Lender for purposes of this definition). The unfunded Canadian Revolving Commitments of, and the outstanding Canadian Revolving Loans and Canadian L/C Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Canadian Revolving Lenders. For the avoidance of doubt, it is understood and agreed that if a Canadian Revolving Lender includes a Related U.S. Lender such Canadian Revolving Lender shall be deemed to have a single shared Canadian Revolving Commitment for purposes of this definition.

“Required Domestic Lenders” means, at any time, the Lenders holding in the aggregate more than 50% of (a) the unfunded Domestic Revolving Commitments, the outstanding Loans (other than the Canadian Revolving Loans and Canadian Swing Line Loans), the Domestic L/C Obligations and participations therein or (b) if the Domestic Revolving Commitments have been terminated, the outstanding Loans (other than the Canadian Revolving Loans and Canadian Swing Line Loans), Domestic L/C Obligations and participations therein (with the aggregate amount of each such Lender’s risk participation and funded participation in Domestic L/C Obligations being deemed “held” by such Lender for purposes of this definition). The unfunded Domestic Revolving Commitments of, and the outstanding Domestic Revolving Loans, Term Loan and Domestic L/C Obligations held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Domestic Lenders.

“Required Domestic Revolving Lenders” means, at any time, the Lenders holding in the aggregate more than 50% of (a) the unfunded Domestic Revolving Commitments and the outstanding Domestic Revolving Loans, Domestic L/C Obligations and participations therein or (b) if the Domestic Revolving Commitments have been terminated, the outstanding Domestic Revolving Loans, Domestic L/C Obligations and participations therein (with the aggregate amount of each Domestic Revolving Lender’s risk participation and funded participation in

Domestic L/C Obligations being deemed “held” by such Lender for purposes of this definition). The unfunded Domestic Revolving Commitments of, and the outstanding Domestic Revolving Loans and Domestic L/C Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Domestic Revolving Lenders.

“Required Lenders” means, at any time, Lenders holding in the aggregate more than 50% of (a) the unfunded Commitments and the outstanding Loans, L/C Obligations and participations therein or (b) if the Commitments have been terminated, the outstanding Loans, L/C Obligations and participations therein (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition). The unfunded Commitments of, and the outstanding Loans and L/C Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders. For the avoidance of doubt, it is understood and agreed that if a Canadian Revolving Lender includes a Related U.S. Lender such Canadian Revolving Lender shall be deemed to have a single shared Canadian Revolving Commitment for purposes of this definition.

“Required Term Loan Lenders” means, at any time, Lenders holding more than 50% of the outstanding Term Loan. The outstanding Term Loan held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Loan Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, secretary or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of GGC or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests, or on account of any return of capital to GGC’s stockholders, partners or members (or the equivalent Person thereof), or any setting apart of funds or property for any of the foregoing.

“Reuters Screen CDOR Page” means the display designated as page CDOR on the Reuters Monitor Money Rates Service or other page as may, from time to time, replace that page on that service for the purpose of displaying bid quotations for bankers’ acceptances accepted by leading Canadian banks.

“Revaluation Date” means each of the following:  (a) with respect to Eurodollar Rate Loans denominated in an Alternative Currency, (i) each date of a Borrowing thereof, (ii) each date of a continuation thereof pursuant to Section 2.02 and (iii) such additional dates as the applicable Administrative Agent or the Required Lenders shall specify, (b) with respect to Canadian Letters of Credit denominated in an Alternative Currency, (i) each date of issuance thereof, (ii) each date of amendment (if such amendment increases the amount) thereof, (iii) each date of any payment by the respective Canadian L/C Issuer thereof, (iv) in the case of Existing Canadian Letters of Credit, the Closing Date and (v) such additional dates as the Canadian Administrative Agent or the Required Canadian Revolving Lenders shall require and (c) with respect to Domestic Letters of Credit denominated in an Alternative Currency, (i) each date of issuance thereof, (ii) each date of amendment (if such amendment increases the amount) thereof, (iii) each date of any payment by the respective Domestic L/C Issuer thereof, (iv) in the case of Existing Domestic Letters of Credit, the Closing Date and (v) such additional dates as the Domestic Administrative Agent or the Required Domestic Revolving Lenders shall require.

“Revolving Lender” means any Domestic Revolving Lender and/or Canadian Revolving Lender, individually or collectively, as appropriate.

“Revolving Loan” means the Domestic Revolving Loan and/or the Canadian Revolving Loan, individually or collectively, as appropriate.

“Revolving Loan Maturity Date” means October 3, 2011.

“Rome” means Rome Acquisition Corp., a corporation incorporated under the laws of Canada and Wholly Owned Subsidiary of GGC.

“Royal Acquisition” means the purchase by Rome of the shares of the Canadian Borrower pursuant to and in accordance with the terms of the Acquisition Documents.

“Royal Audited Financial Statements” means the audited consolidated balance sheet of the Canadian Borrower and its Subsidiaries as of December 31, 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year ended December 31, 2005 of the Canadian Borrower and its Subsidiaries, including the notes thereto.

“Royal Interim Financial Statements” has the meaning specified in Section 5.01(c)(iv).

“RPU” means Royal Plastics Group (U.S.A.) Limited, a Delaware corporation.

“RPU Preferred Stock” means the 131 shares of Series A preferred stock issued by RPU to the Canadian Borrower pursuant to that certain Certificate of Designation of RPU dated as of January 30, 1996.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means any transaction providing for the leasing by any Person to GGC or any of its Subsidiaries of any property which has been or is to be sold or transferred by GGC or any of its Subsidiaries to such Person or to any Person in exchange for funds which have been or are to be advanced by such Person on the security of such property.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as it may be amended and in effect on any applicable date hereunder.

“Schedule I Lender” means any Lender named on Schedule I to the Bank Act (Canada).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of

1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Securitization Transaction” means any financing transaction or series of financing transactions pursuant to which GGC or any Subsidiary may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose Subsidiary or Affiliate of GGC (each, a “SPV”).

“Series D Note Purchase Agreement” means that certain Note Purchase Agreement dated as of September 30, 1997 by and among the Canadian Borrower and the purchasers party thereto, as amended or modified from time to time in accordance with the terms hereof and thereof.

“Series D Notes” means those certain 7.10% senior unsecured notes, Series D, of the Canadian Borrower due November 14, 2007 issued pursuant to the Series D Note Purchase Agreement.

“Series D Notes Documents” means the Series D Notes, the Series D Note Purchase Agreement and all other documents executed and delivered in connection therewith.

“Solvent” and “Solvency” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Obligations” means Obligations consisting of principal of and interest on the Loans (including, without limitation, Bankers’ Acceptance Advances), plus reimbursement obligations owing in respect of amounts drawn under Letters of Credit and fees in respect thereof.

“Spot Rate” for a currency means the rate determined by the applicable Administrative Agent, the applicable Domestic L/C Issuer or the applicable Canadian L/C Issuer, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the applicable Administrative Agent, the applicable Domestic L/C Issuer or the applicable Canadian L/C Issuer may obtain such spot rate from another financial institution designated by the applicable Administrative Agent, the applicable Domestic L/C Issuer or the applicable Canadian L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the applicable Domestic L/C Issuer or the applicable Canadian L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“SPV” has the meaning specified in the definition of “Securitization Transaction” set forth in Section 1.01.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of GGC.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning specified in Section 2.01(b).

“Term Loan Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Loan Lenders pursuant to Section 2.01(b).

“Term Loan Commitment” means, as to each Term Loan Lender, its obligation to make its portion of the Term Loan to GGC pursuant to Section 2.01(b), in the principal amount set forth opposite such Term Loan Lender’s name on Schedule 2.01. The aggregate principal amount of the Term Loan Commitments of all of the Lenders as in effect on the Closing Date is EIGHT HUNDRED MILLION U.S. Dollars ($800,000,000).

“Term Loan Lender” means any Lender that has funded a portion of the Term Loan and/or purchased a portion of the Term Loan pursuant to one or more Assignment and Assumptions in accordance with the terms hereof.

“Term Loan Maturity Date” means October 3, 2013.

“Term Note” has the meaning specified in Section 2.11(a).

“Threshold Amount” means $25,000,000.

“Total Canadian Revolving Outstandings” means the aggregate Outstanding Amount of all Canadian Revolving Loans and all Canadian L/C Obligations.

“Total Domestic Revolving Outstandings” means the aggregate Outstanding Amount of all Domestic Revolving Loans and all Domestic L/C Obligations.

“Tranche” means a category of Commitments and Credit Extensions thereunder. For purposes hereof, each of the following comprises a separate Tranche: (a) the Domestic Revolving Commitments and the Domestic Revolving Loans, (b) the Canadian Revolving Commitments and the Canadian Revolving Loans, (c) the Canadian Swing Line Commitment and Canadian Swing Line Loans and (d) the Term Loan Commitments and the Term Loan.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“U.S. Dollar” and “US$” mean lawful money of the United States.

“U.S. Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in U.S. Dollars, such amount, and (b) with respect to any amount denominated in Canadian Dollars, the equivalent amount thereof in U.S. Dollars as determined by the applicable Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of U.S. Dollars with Canadian Dollars.

“U.S. Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which GGC or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“U.S. Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a U.S. Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by GGC or any ERISA Affiliate or to which GGC or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“U.S. Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by GGC or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“U.S. Unfunded Pension Liability” means the excess of a U.S. Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that U.S. Pension Plan’s assets, determined in accordance with the assumptions used for funding that U.S. Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” means the Domestic Unreimbursed Amount and/or the Canadian Unreimbursed Amount, as appropriate.

“Vinyls” means Georgia Gulf Chemicals & Vinyls, LLC, a Delaware limited liability company.

“Voting Stock” means, of any Person, as of any date, the Equity Interest of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Wholly Owned Subsidiary” means a Subsidiary of GGC, the Equity Interest of which is 100% owned and controlled, directly or indirectly, by GGC.

“2003 Indenture” means that certain Indenture dated as of December 3, 2003 by and among GGC, certain subsidiaries of GGC, as guarantors, and SunTrust Bank, as trustee, as amended or modified from time to time in accordance with the terms hereof and thereof.

“2003 Senior Notes” means those certain 7 1/8% senior notes of GGC due December 15, 2013 issued pursuant to the 2003 Indenture.

“2003 Senior Notes Documents” means the 2003 Senior Notes, the 2003 Indenture and all other documents executed and delivered in connection therewith.

“2006 Senior Indenture” means that certain Indenture dated as of the Closing Date by and among GGC, certain subsidiaries of GGC, as guarantors, and LaSalle Bank, N.A., as trustee, as amended or modified from time to time in accordance with the terms hereof and thereof.

“2006 Senior Notes” means those certain 9.5% senior notes of GGC due 2014 issued pursuant to the 2006 Senior Indenture.

“2006 Senior Notes Documents” means the 2006 Senior Notes, the 2006 Senior Indenture and all other documents executed and delivered in respect of the 2006 Senior Notes.

“2006 Senior Subordinated Indenture” means that certain Indenture dated as of the Closing Date by and among GGC, certain subsidiaries of GGC, as guarantors, and LaSalle Bank, N.A., as trustee, as amended or modified from time to time in accordance with the terms hereof and thereof.

“2006 Senior Subordinated Debt Documents” means the 2006 Senior Subordinated Indenture, the 2006 Senior Subordinated Notes and any and all other documents, instruments and/or agreements executed and delivered in connection therewith.

“2006 Senior Subordinated Notes” means those certain 10.75% senior subordinated notes of GGC due 2016 issued pursuant to the 2006 Senior Subordinated Indenture.

1.02        Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, extended or otherwise modified (subject to any restrictions on such amendments, restatements,  supplements, extensions or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and real and personal properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms.

(a)           Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the GGC Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)           Changes in GAAP. GGC will provide a written summary of material changes in GAAP and in the consistent application thereof that affect its financial data and reporting in any material respect with each annual and quarterly Compliance Certificate delivered in accordance with Section 7.02(b). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either GGC or the Required Lenders shall so request, the Domestic Administrative Agent, the Lenders and GGC shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) if a request for such an amendment has been made, GGC shall provide to the Domestic Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)           Pro Forma Basis Calculation. Notwithstanding the foregoing, the parties hereto acknowledge and agree that all calculations of the financial covenants in Section 8.11 and the all calculations of the Consolidated Adjusted Leverage Ratio shall be made on a Pro Forma Basis.

1.04        Rounding.

Any financial ratios required to be maintained by GGC pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        Exchange Rates; Currency Equivalents.

(a)           The Domestic Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating U.S. Dollar Equivalent amounts of Domestic L/C Credit Extensions and Outstanding Amounts denominated in Canadian Dollars. The Canadian Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Canadian Dollar Equivalent amounts of Canadian L/C Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency for purposes of the Loan Documents shall be such U.S. Dollar Equivalent amount as so determined by the Domestic Administrative Agent.

(b)           Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Loan, or a Letter of Credit, an amount, such as a required maximum, minimum or multiple amount, is expressed in U.S. Dollars or Canadian Dollars, as applicable, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent, respectively, of such amount (rounded to the nearest 1,000 units of the applicable currency), as determined by the applicable Administrative Agent or applicable L/C Issuer.

1.06        Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.07        Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.08        Canadian Borrower.

This Agreement and the other Loan Documents shall become effective upon the Canadian Borrower and its Subsidiaries automatically (and without any further action) upon the consummation of the Royal Acquisition.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01        Revolving Loans and Term Loan.

(a)           Revolving Loans.

(i)            Domestic Revolving Loans. Subject to the terms and conditions set forth herein, each Domestic Revolving Lender severally agrees to make revolving loans (each such loan, a “Domestic Revolving Loan”) to GGC in U.S. Dollars from time to time, on any Business Day during the Domestic Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Domestic Revolving Lender’s Domestic Revolving Commitment; provided, however, that after giving effect to any Domestic Revolving Borrowing, (i) the Total Domestic Revolving Outstandings shall not exceed the Aggregate Domestic Revolving Commitments and (ii) the aggregate Outstanding Amount of Domestic Revolving Loans of any Domestic Revolving Lender, plus such Domestic Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Domestic L/C Obligations shall not exceed such Domestic Revolving Lender’s Domestic Revolving Commitment. Within the limits of each Domestic

Revolving Lender’s Domestic Revolving Commitment, and subject to the other terms and conditions hereof, GGC may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Domestic Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein. All Borrowings of Domestic Revolving Loans made on the Closing Date shall be made as Base Rate Loans.

(ii)           Canadian Revolving Loans. Subject to the terms and conditions set forth herein, each Canadian Revolving Lender severally agrees to make revolving loans (each such loan, a “Canadian Revolving Loan”) to the Canadian Borrower and GGC in Canadian Dollars or in U.S. Dollars from time to time, on any Business Day during the Canadian Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Canadian Revolving Lender’s Canadian Revolving Commitment; provided, however, that after giving effect to any Canadian Revolving Borrowing, (i) the Total Canadian Revolving Outstandings shall not exceed the Aggregate Canadian Revolving Commitments and (ii) the aggregate Outstanding Amount of Canadian Revolving Loans of any Canadian Revolving Lender, plus such Canadian Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Canadian L/C Obligations shall not exceed such Canadian Revolving Lender’s Canadian Revolving Commitment. Within the limits of each Canadian Revolving Lender’s Canadian Revolving Commitment, and subject to the other terms and conditions hereof, GGC and the Canadian Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Canadian Revolving Loans may be Base Rate Loans, Eurodollar Rate Loans or Bankers’ Acceptance Advances, as further provided herein; provided, however, all Borrowings of Canadian Revolving Loans made on the Closing Date shall be made as Base Rate Loans. Notwithstanding any provision herein to the contrary, all Bankers’ Acceptance Advances shall be denominated in Canadian Dollars. The Canadian Revolving Lenders will make the Canadian Revolving Loans pursuant to this Section 2.01 in accordance with Part II of Schedule 2.01.

(b)           Term Loan. Subject to the terms and conditions set forth herein, each Term Loan Lender severally agrees to make its portion of a term loan (the “Term Loan”) to GGC in U.S. Dollars on the Closing Date in an amount not to exceed such Term Loan Lender’s Term Loan Commitment. Amounts repaid on the Term Loan may not be reborrowed. The Term Loan may consist of Base Rate Loans or Eurodollar Rate Loans, as further provided herein; provided, however, all Term Loan Borrowings made on the Closing Date shall be made as Base Rate Loans.

2.02        Borrowings, Conversions and Continuations of Loans.

(a)           (i)            With respect to Domestic Revolving Loans and the Term Loan, each Borrowing, each conversion of Domestic Revolving Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon GGC’s irrevocable notice to the Domestic Administrative Agent, which may be given by telephone. Each such notice must be received by the Domestic Administrative Agent not later than 12:00 p.m. (A) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurodollar Rate Loans that are Domestic Revolving Loans denominated in U.S. Dollars or of any conversion of Eurodollar Rate Loans to Base Rate Loans and (B) on the requested date of any Domestic Revolving Borrowing of Base Rate Loans. Each telephonic notice by GGC pursuant to this Section 2.02(a)(i) must be confirmed promptly by delivery to the Domestic Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of GGC, or a Person certified to the Domestic Administrative Agent in writing by a Responsible Officer of

GGC to have been authorized to sign and deliver Loan Notices on behalf of GGC. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans that are Domestic Revolving Loans shall be in a principal amount of US$5,000,000 or a whole multiple of US$1,000,000 in excess thereof. Except as provided in Sections 2.03(c), each Borrowing of, or conversion to, Base Rate Loans that are Domestic Revolving Loans shall be in a principal amount of US$500,000 or a whole multiple of US$250,000 in excess thereof.

(ii)           With respect to Canadian Revolving Loans, each Borrowing, each conversion of Canadian Revolving Loans from one Type to the other, each conversion of Base Rate Loans to Bankers’ Acceptance Advances, and each continuation of Eurodollar Rate Loans or Bankers’ Acceptance Advances shall be made upon the applicable Borrower’s irrevocable notice to the Canadian Administrative Agent, which may be given by telephone. Each such notice must be received by the Canadian Administrative Agent not later than (A)12:00 p.m. three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurodollar Rate Loans that are Canadian Revolving Loans denominated in Canadian Dollars or of any conversion of Eurodollar Rate Loans to Base Rate Loans, (B) 12:00 p.m. three Business Days prior to the requested date of any Borrowing of, or continuation of, any Bankers’ Acceptance Advance or conversion of any Base Rate Loan to Banker Acceptance Advance, (C) 12:00 p.m. four Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurodollar Rate Loans that are Canadian Revolving Loans denominated in U.S. Dollars, (D) 10:00 a.m. on the requested date of Canadian Revolving Borrowing of Base Rate Loans denominated in Canadian Dollars and (E) 12:00 p.m. one Business Day prior to the requested date of any Canadian Revolving Borrowing of Base Rate Loans denominated in U.S. Dollars. Each telephonic notice by the applicable Borrower pursuant to this Section 2.02(a)(ii) must be confirmed promptly by delivery to the Canadian Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the applicable Borrower or a Person certified to the Canadian Administrative Agent in writing by a Responsible Officer of the applicable Borrower to have been authorized to sign and deliver Loan Notices on behalf of such Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans that are Canadian Revolving Loans denominated in Canadian Dollars shall be in a principal amount of CAN$5,000,000 or a whole multiple of CAN$1,000,000 in excess thereof, and each Borrowing of, conversion to or continuation of Eurodollar Rate Loans that are Canadian Revolving Loans denominated in U.S. Dollars shall be in a principal amount of US$5,000,000 or a whole multiple of US$1,000,000 in excess thereof. Except as provided in Sections 2.03(c), each Borrowing of, or conversion to, Base Rate Loans that are Canadian Revolving Loans denominated in Canadian Dollars shall be in a principal amount of CAN$1,000,000 or a whole multiple of CAN$500,000 in excess thereof, and each Borrowing of, conversion to or continuation of Base Rate Loans that are Canadian Revolving Loans denominated in U.S. Dollars shall be in a principal amount of US$1,000,000 or a whole multiple of US$500,000 in excess thereof. Each Canadian Revolving Loan which is a Bankers’ Acceptance Advance shall be in a principal amount of CAN$5,000,000 or a whole multiple of CAN$1,000,000 in excess thereof. If the date upon which a Base Rate Loan that is a Canadian Revolving Loan is to be converted to a Banker’s Acceptance Advance is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of a BA Period and during the period to such succeeding Business Day such Canadian Revolving Loan shall bear interest as if it were a Base Rate Loan.

(b)           Each Loan Notice (whether telephonic or written) shall specify (i) the applicable

Borrower, (ii) whether the applicable Borrower is requesting a Domestic Revolving Borrowing, a Canadian Revolving Borrowing, a Term Loan Borrowing, a conversion of the Term Loan or the Revolving Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (iii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iv) the principal amount of Loans to be borrowed, converted or continued, (v) the Type of Loans to be borrowed or to which existing Loans are to be converted, (vi) with respect to any Canadian Revolving Borrowing, the currency of the Loans to be borrowed and whether such Canadian Revolving Borrowing shall be comprised of Bankers’ Acceptance Advances, (vii) if applicable, the duration of the Interest Period with respect thereto, and (viii) if Bankers’ Acceptance Advances are requested, the BA Period therefor. If GGC or the Canadian Borrower fails to specify a currency in a Loan Notice requesting a Canadian Revolving Borrowing, then the Canadian Revolving Loans so requested shall be made in Canadian Dollars. If a Borrower fails to specify a Type of Loan in a Loan Notice or if a Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans or last day of the BA Period then in effect with respect to the Bankers’ Acceptance Advances. If a Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. If the Canadian Borrower requests a Bankers’ Acceptance Advance, but fails to specify a BA Period, it will be deemed to have specified a BA Period of one month.

(c)           Following receipt of a Loan Notice, the Domestic Administrative Agent shall promptly notify each applicable Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by GGC, the Domestic Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to Base Rate Loans, in each case as described in the preceding subsection. Following receipt of a Loan Notice, the Canadian Administrative Agent shall promptly notify each applicable Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by GGC or the Canadian Borrower, the Canadian Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to Base Rate Loans, in each case as described in the preceding subsection. In the case of any Domestic Revolving Borrowing, each Domestic Revolving Lender shall make the amount of its Loan available to the Domestic Administrative Agent in immediately available funds at the Domestic Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. In the case of any Canadian Revolving Borrowing, each Canadian Revolving Lender shall make the amount of its Loan available to the Canadian Administrative Agent in immediately available funds at the Canadian Administrative Agent’s Office for the applicable currency not later than 1:00 p.m. (Toronto time), on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the applicable Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the applicable Administrative Agent either by (i) crediting the account of the applicable Borrower on the books of Bank of America (including Bank of America, acting through its Canada branch, as applicable) with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) such Administrative Agent by the applicable Borrower; provided, however, (1) that if, on the date of a Borrowing of Domestic Revolving Loans, there are Domestic L/C Borrowings outstanding, then the proceeds of such Domestic Revolving Borrowing, first, shall be applied to the payment in full of any such Domestic L/C Borrowings, and second, shall be made available to GGC as provided above and (2) that if, on the date of a Borrowing of Canadian Revolving Loans, there are Canadian L/C Borrowings outstanding, then the proceeds of such Canadian Revolving Borrowing, first, shall be applied to the payment in full of any such Canadian L/C Borrowings, and second, shall be made available to the applicable Borrower as provided above.

(d)           Except as otherwise provided herein, (i) a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan and (ii) a Bankers’ Acceptance Advance may be continued or converted only on the last day of a BA Period for such Bankers’ Acceptance Advance. During the existence of a Default or Event of Default, (i) no Loans may be converted to or continued as Eurodollar Rate Loans or Bankers’ Acceptance Advances and (ii) the Required Canadian Revolving Lenders may demand any or all of the then outstanding Eurodollar Rate Loans denominated in U.S. Dollars be redenominated into Canadian Dollars.

(e)           The applicable Administrative Agent shall promptly notify the applicable Borrower and the applicable Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the applicable Administrative Agent shall notify the applicable Borrower and the applicable Lenders of any change in prime rate as determined by the applicable Administrative Agent used in determining the Base Rate promptly following the public announcement of such change.

(f)            After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to all Loans, other than Bankers’ Acceptance Advances.

(g)           Funding of Bankers Acceptances.

(i)            Subject to the limitations contained in Section 2.01(a)(i), Section 2.02(a)(ii), Section 2.02(b) and this Section 2.02(g), if the Canadian Administrative Agent receives from the Canadian Borrower a Loan Notice requesting a Bankers’ Acceptance Advance or an extension or conversion of a Base Rate Loan into a Bankers’ Acceptance Advance, the Canadian Administrative Agent shall notify each of the Canadian Revolving Lenders promptly on the third Business Day prior to the date of such requested borrowing of such request except that, if the Face Amount of a Bankers’ Acceptance or Acceptance Note which would otherwise be accepted or purchased by a Canadian Revolving Lender would not be in the amount of CAN$100,000, or an integral multiple thereof, such Face Amount shall be increased or reduced by the Canadian Administrative Agent in its sole and unfettered discretion to the nearest integral multiple of CAN$100,000. Each BA Lender or Acceptance Lender, as applicable, shall, not later than 12:00 noon (Toronto time) on the date of each Bankers’ Acceptance Advance under the Canadian Revolving Loan, subject to this Section 2.02(g) and Section 2.02(a)(ii), purchase Bankers’ Acceptances or Acceptance Notes of the Canadian Borrower which are presented to it for acceptance or purchase and which have an aggregate Face Amount equal to such BA Lender’s or Acceptance Lender’s Applicable Percentage of the total Bankers’ Acceptance Advance on such date. Concurrent with the acceptance or purchase of Bankers’ Acceptances or Acceptance Notes of the Canadian Borrower as aforesaid, each BA Lender or Acceptance Lender, as applicable, shall make available to the Canadian Administrative Agent its pro rata portion of the Notional BA Proceeds with respect to such Bankers’ Acceptance. The Canadian Administrative Agent shall, upon fulfillment by the Canadian Borrower of the conditions set out in Section 5.01 or Section 5.02, as applicable, make such Notional BA Proceeds available to the Canadian Borrower on the date of such Bankers’ Acceptance Advance by wiring the funds available to the Canadian Administrative Agent by the Canadian Revolving Lenders and in like funds as received by the Canadian Administrative Agent in accordance with instructions provided to (and reasonably acceptable to) the Canadian Administrative Agent by the Canadian Borrower.

(ii)           Acceptance Fees. With respect to each draft and Acceptance Note of the Canadian Borrower accepted or issued pursuant hereto, the Canadian Borrower shall pay to the Canadian Administrative Agent on behalf of the Canadian Revolving Lenders, in advance, an acceptance fee denominated in Canadian Dollars calculated at the rate per annum, on the basis of a year of 365 days or 366 days, as the case may be, equal to the BA Rate plus the Applicable Rate for Bankers’ Acceptance Advances on the Face Amount of such Bankers’ Acceptance or the face amount of such Acceptance Note, as applicable for its term, being the actual number of days in the period commencing on the date of acceptance of the Canadian Borrower’s draft or date of issuance of such Acceptance Note and ending on, but excluding the maturity date of, the Bankers’ Acceptance or Acceptance Note. Such acceptance fees shall be paid by the Canadian Borrower by deduction of the amount thereof from what would otherwise be Notional BA Proceeds funded pursuant to Section 2.02(g).

(iii)          Safekeeping of Drafts and Power of Attorney.

(A)          The BA Lenders agree that, in respect of the safekeeping of executed drafts of the Canadian Borrower which are delivered to them for acceptance hereunder, they shall exercise the same degree of care that the BA Lenders give to their own property, provided that the BA Lenders shall not be deemed to be insurers thereof.

(B)           To facilitate availment of Bankers’ Acceptances, the Canadian Borrower hereby appoints each BA Lender as its attorney to sign and endorse on its behalf (in accordance with a Loan Notice relating to Bankers’ Acceptances) in handwriting or by facsimile or mechanical signature, as and when deemed necessary by such BA Lender, blank forms of Bankers’ Acceptances in the form required by the applicable BA Lender. The Canadian Borrower recognizes and agrees that all Bankers’ Acceptances so signed or endorsed on its behalf by the a BA Lender shall bind the Canadian Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Canadian Borrower. The BA Lenders are hereby authorized (in accordance with a Loan Notice relating to Bankers’ Acceptances) to issue such Bankers’ Acceptances endorsed in blank in such face amounts as may be determined by them; provided that the aggregate amount thereof does not exceed the aggregate amount of Bankers’ Acceptances required to be accepted and purchased by such BA Lenders. Each BA Lender shall not be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the gross negligence or willful misconduct of the applicable BA Lender or its officers, employees, agents or representatives. The applicable BA Lender shall maintain a record with respect to Bankers’ Acceptances (a) received by it in blank hereunder, (b) voided by it for any reason, (c) accepted and purchased by it hereunder and (d) cancelled at their respective maturities.

(iv)          Term and Interest Periods. The term of any Bankers’ Acceptance or Acceptance Note shall be specified in the draft and in the Loan Notice related thereto and the term of any Bankers’ Acceptance and the term of any Acceptance Note shall be for a BA Period, unless otherwise agreed to by the Canadian Administrative Agent. The term of each Bankers’ Acceptance or Acceptance Note shall mature on a Business Day. No Bankers’ Acceptance or Acceptance Note shall have a maturity date after the Revolving Loan Maturity Date.

(v)           Payment on Maturity. The Canadian Borrower shall pay to the Canadian Administrative Agent, for the account of the BA Lenders or Acceptance Lenders, as applicable, on the maturity date of any Bankers’ Acceptance or Acceptance Note issued by the Canadian Borrower an amount equal to the Face Amount of such maturing Bankers’ Acceptance or the face amount of such Acceptance Note, as the case may be; provided that the Canadian Borrower may, at its option, so reimburse the BA Lenders or Acceptance Lenders, as applicable, in whole or in part, by delivering to the Canadian Administrative Agent no later than 12:00 noon (Toronto time) three (3) Business Days’ prior to the maturity date of a maturing Bankers’ Acceptance or Acceptance Note, as the case may be, a Loan Notice specifying the term of the Bankers’ Acceptance or the Acceptance Note, as the case may be, and presenting a draft or Acceptance Note to the BA Lenders or Acceptance Lenders, as applicable for acceptance and purchase resulting, in the case of reimbursement in whole by replacement Bankers’ Acceptance or Acceptance Note, in the aggregate equal to the Face Amount of the maturing Bankers’ Acceptance or face amount of the maturing Acceptance Note. In the event that the Canadian Borrower fails to deliver a Loan Notice and fails to make payment to the Canadian Administrative Agent in respect of the maturing Bankers’ Acceptance Advance, the Face Amount of the maturing Bankers’ Acceptances and the face amount of any Acceptance Note forming part of such Bankers’ Acceptance Advance shall be deemed to be converted to a Canadian Revolving Loan accruing interest at the Base Rate on the relevant maturity date.

(vi)          Waiver of Days of Grace. The Canadian Borrower renounces and shall not claim any days of grace for the payment of any Bankers’ Acceptance or Acceptance Notes.

(vii)         Special Provisions Relating to Acceptance Notes.

(A)          The Canadian Borrower and each Canadian Revolving Lender hereby acknowledge and agree that from time to time certain Canadian Revolving Lenders may not be authorized to or may, as a matter of general corporate policy, elect not to accept and purchase Bankers’ Acceptances, and the Canadian Borrower and each Canadian Revolving Lender agree that any such Canadian Revolving Lender may purchase Acceptance Notes of the Canadian Borrower in accordance with the provisions of Section 2.02(g)(vii)(B) in lieu of accepting and purchasing Bankers’ Acceptances for its account.

(B)           In the event that any Canadian Revolving Lender described in Section 2.02(g)(vii)(A) above is unable to, or elects as a matter of general corporate policy not to, accept Bankers’ Acceptances hereunder, such Canadian Revolving Lender shall not be required to accept Bankers’ Acceptances hereunder, but rather, if the Canadian Borrower requests the acceptance of such

Bankers’ Acceptances, then the Canadian Borrower shall deliver to such BA Lender non-interest bearing promissory notes (each, an “Acceptance Note”) of the Borrower, substantially in the form of Exhibit B-5, having the same maturity as the Bankers’ Acceptances to be accepted and in an aggregate face amount equal to the Face Amount of such Bankers’ Acceptances. Each such Acceptance Lender hereby agrees to purchase Acceptance Notes from the Canadian Borrower at a purchase price equal to the Notional BA Proceeds which would have been applicable if a Bankers’ Acceptance draft had been accepted by it and such Acceptance Notes shall be governed by the provisions of this Section 2.02(g) as if they were Bankers’ Acceptances.

Notwithstanding the foregoing, unless the Acceptance Lender otherwise notifies the Canadian Borrower in writing, in lieu of receiving delivery of Acceptance Notes, such Acceptance Notes shall be uncertificated and Acceptance Notes shall be evidenced by the account of the Canadian Revolving Lenders.

(viii)        No Market. If the Canadian Administrative Agent determines in good faith and notifies the Canadian Borrower in writing that, by reason of circumstances affecting the Canadian money market, there is no market for Bankers’ Acceptances, then the right of the Canadian Borrower to request Bankers’ Acceptance Advances shall be suspended until the Canadian Administrative Agent determines that the circumstances causing such suspension no longer exists and the Canadian Administrative Agent so notifies the Canadian Borrower. In such circumstances, any Loan Notice for a Bankers’ Acceptance Advance which is outstanding shall be cancelled and the Bankers’ Acceptance Advance requested therein shall, at the option of the Canadian Borrower, either not be made or be made as a Eurodollar Rate Loan.

(h)           Collateralization of Bankers’ Acceptances. With respect to the prepayment or cash collateralization of unmatured Bankers’ Acceptances pursuant to Section 2.05 (it being acknowledged that any requirement to pay or prepay Bankers’ Acceptances prior to their maturity shall be construed as a requirement to provide cash collateral under this provision), the Canadian Borrower shall provide for the funding of such unmatured Bankers’ Acceptances by paying to and depositing in a collateral account on terms reasonably satisfactory to the Canadian Administrative Agent and the Borrowers cash collateral for each such unmatured Bankers’ Acceptances in an amount equal to the principal amount at maturity of such Bankers’ Acceptances. Such collateral account shall be held by the Canadian Administrative Agent as security for the obligations of the Canadian Borrower in relation to such Bankers’ Acceptances and the security of the Canadian Administrative Agent thereby created shall rank in priority to all other Liens and adverse claims against such cash collateral. Such cash collateral shall be applied to satisfy pro tanto the obligations of the Canadian Borrower for such Bankers’ Acceptances as they mature and the Canadian Administrative Agent is hereby irrevocably directed by the Canadian Borrower to apply any such cash collateral to such maturing Bankers’ Acceptances. Amounts held in such collateral account may not be withdrawn by the Canadian Borrower. If after maturity of the Bankers’ Acceptances for which such funds are held and application by the Canadian Administrative Agent of the amounts in such collateral accounts to satisfy the obligations of the Canadian Borrower hereunder with respect to the Bankers’ Acceptances being repaid, any excess remains, such excess together with any accrued interest thereon shall be promptly paid by the Canadian Administrative Agent to the Canadian Borrower so long as no Default or Event of Default is then continuing.

2.03        Letters of Credit.

(a)           The Letter of Credit Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) the applicable Domestic L/C Issuer agrees, in reliance upon the agreements of the Domestic Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Domestic Letters of Credit denominated in U.S. Dollars or in Canadian Dollars for the account of GGC or any of its Subsidiaries, and to amend or extend Domestic Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Domestic Letters of Credit; and (B) the Domestic Revolving Lenders severally agree to participate in Domestic Letters of Credit issued for the account of GGC or any of its Subsidiaries and any drawings thereunder; provided that after giving effect to any Domestic L/C Credit Extension with respect to any Domestic Letter of Credit, (x) the Total Domestic Revolving Outstandings shall not exceed the Aggregate Domestic Revolving Commitments, (y) the aggregate Outstanding Amount of the Domestic Revolving Loans of any Domestic Revolving Lender, plus such Domestic Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Domestic L/C Obligations shall not exceed such Domestic Revolving Lender’s Domestic Revolving Commitment and (z) the Outstanding Amount of the Domestic L/C Obligations shall not exceed the Domestic Letter of Credit Sublimit. Each request by GGC for the issuance or amendment of a Domestic Letter of Credit shall be deemed to be a representation by GGC that the Domestic L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, GGC’s ability to obtain Domestic Letters of Credit shall be fully revolving, and accordingly GGC may, during the foregoing period, obtain Domestic Letters of Credit to replace Domestic Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Domestic Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)           Subject to the terms and conditions set forth herein, (A) the applicable Canadian L/C Issuer agrees, in reliance upon the agreements of the Canadian Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Canadian Letters of Credit denominated in Canadian Dollars or in an Alternative Currency for the account of the applicable Borrower or any of its Subsidiaries, and to amend or extend Canadian Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Canadian Letters of Credit; and (B) the Canadian Revolving Lenders severally agree to participate in Canadian Letters of Credit issued for the account of the applicable Borrower or any of its Subsidiaries and any drawings thereunder; provided that after giving effect to any Canadian L/C Credit Extension with respect to any Canadian Letter of Credit, (x) the Total Canadian Revolving Outstandings shall not exceed the Aggregate Canadian Revolving Commitments, (y) the aggregate Outstanding Amount of the Canadian Revolving Loans of any Canadian Revolving Lender, plus such Canadian Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Canadian L/C Obligations shall not exceed such Canadian Revolving Lender’s Canadian Revolving Commitment and (z) the Outstanding Amount of the Canadian L/C Obligations shall not exceed the Canadian Letter of Credit Sublimit. Each request by a Borrower for the issuance or amendment of a Canadian Letter of Credit shall be deemed to be a representation by such Borrower that the Canadian L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the applicable Borrower’s ability to obtain Canadian Letters of Credit shall be fully revolving, and accordingly such Borrower may, during the foregoing period, obtain Canadian Letters of Credit to replace Canadian Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Canadian Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(iii)          Neither the applicable Domestic L/C Issuer nor the applicable Canadian L/C Issuer shall issue any Letter of Credit, if:

(A)          subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Domestic Revolving Lenders or the Required Canadian Revolving Lenders, as applicable, have approved such expiry date; or

(B)           the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (I) the Domestic Revolving Lenders or the Canadian Revolving Lenders, as applicable, have approved such expiry date or (II) the applicable Borrower shall, prior to the issuance of any such Letter of Credit, Cash Collateralize such Letter of Credit.

(iv)          Neither the applicable Domestic L/C Issuer nor the applicable Canadian L/C Issuer shall issue any Letter of Credit, if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)           the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to borrowers generally;

(C)           except as otherwise agreed by the applicable Administrative Agent and the applicable L/C Issuer, such Letter of Credit is (i) a Domestic Letter of Credit, in an initial stated amount less than US$10,000 (or such lesser amount as agreed to by the applicable L/C Issuer) and (ii) a Canadian Letter of Credit, in an initial stated amount less than CAN$10,000 (or such lesser amount as agreed to by the applicable L/C Issuer);

(D)          (i) with respect to any Domestic Letter of Credit, such Domestic Letter of Credit is to be denominated in a currency other than U.S. Dollars or Canadian Dollars or (ii) with respect to any Canadian Letter of Credit, such Canadian Letter of Credit is to be denominated in a currency other than Canadian Dollars or an Alternative Currency;

(E)           such L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency; or

(F)           a default of any Domestic Revolving Lender’s or Canadian Revolving Lender’s obligations, as applicable, to fund under Section 2.03(c) exists or any Domestic Revolving Lender or Canadian Revolving Lender, as applicable, is at such time a Defaulting Lender hereunder, unless the applicable L/C Issuer has entered into satisfactory arrangements with the applicable Borrower or such Lender to eliminate such L/C Issuer’s risk with respect to such Revolving Lender.

(v)           Neither the applicable Domestic L/C Issuer nor the applicable Canadian L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(vi)          Neither the applicable Domestic L/C Issuer nor the applicable Canadian L/C Issuer shall be under any obligation to amend any Letter of Credit if the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vii)         The applicable Domestic L/C Issuer shall act on behalf of the Domestic Revolving Lenders with respect to any Domestic Letters of Credit issued by it and the documents associated therewith. The applicable Canadian L/C Issuer shall act on behalf of the Canadian Revolving Lenders with respect to any Canadian Letters of Credit issued by it and the documents associated therewith. Each L/C Issuer shall have all of the benefits and immunities (A) provided to each Administrative Agent in Article X with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuers.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower delivered to the applicable Domestic L/C Issuer or the applicable Canadian L/C Issuer, as appropriate (with a copy to the applicable Administrative Agent) in the form of a Domestic Letter of Credit Application or a Canadian Letter of Credit Application, as applicable, appropriately completed and signed by a Responsible Officer of the applicable Borrower. Domestic Letter of Credit Applications must be received by the applicable Domestic L/C Issuer and the Domestic Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Domestic Administrative Agent and the applicable Domestic L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Domestic Letter of Credit, such Domestic Letter of Credit Application shall specify in form and detail satisfactory to the applicable Domestic L/C Issuer: (A) the proposed issuance date of the requested Domestic Letter of Credit (which shall be a Business Day); (B) the amount and requested currency thereof and in the absence of specification of currency shall be deemed a request for a Domestic Letter of Credit denominated in U.S. Dollars; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the applicable Domestic L/C Issuer may require. Canadian Letter of Credit Applications must be received by the applicable Canadian L/C Issuer and the Canadian Administrative Agent not later than 11:00 a.m. (Toronto time) at least two Business Days (or such later date and time as the Canadian Administrative Agent and the applicable Canadian L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Canadian Letter of Credit, such Canadian Letter of Credit Application shall specify in form and detail satisfactory to the applicable Canadian L/C Issuer: (A) the proposed issuance date of the requested Canadian Letter of Credit (which shall be a Business Day); (B) the amount and requested currency thereof and in the absence of specification of currency shall be deemed a request for a Canadian Letter of Credit denominated in Canadian Dollars; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the applicable Canadian L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as such L/C Issuer may require. Additionally, the applicable Borrower shall furnish to the applicable L/C Issuer and the applicable Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable L/C Issuer or the applicable Administrative Agent may reasonably require.

(ii)           Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the applicable Administrative Agent (by telephone or in writing) that such Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, the applicable L/C Issuer will provide such Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Lender, the applicable Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or one of its Subsidiaries) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Domestic Letter of Credit, each Domestic Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Domestic L/C

Issuer a risk participation in such Domestic Letter of Credit in an amount equal to the product of such Domestic Revolving Lender’s Applicable Percentage times the amount of such Domestic Letter of Credit, and immediately upon the issuance of each Canadian Letter of Credit, each Canadian Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Canadian L/C Issuer a risk participation in such Canadian Letter of Credit in an amount equal to the product of such Canadian Revolving Lender’s Applicable Percentage times the amount of such Canadian Letter of Credit.

(iii)          If a Borrower so requests in a Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the applicable L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, a Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the applicable L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the applicable Administrative Agent that the Required Domestic Revolving Lenders or the Required Canadian Revolving Lenders, as applicable, have elected not to permit such extension or (2) from the Domestic Administrative Agent, the Canadian Administrative Agent, any Lender or either Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv)          If a Borrower so requests in a Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the applicable L/C Issuer, no Borrower shall be required to make a specific request to the applicable L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Domestic Revolving Lenders or the Canadian Revolving Lenders, as applicable, shall be deemed to have authorized (but may not require) the applicable L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the applicable L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the applicable L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Reinstatement Deadline (A) from the applicable Administrative Agent that the Required Domestic Revolving Lenders or the Required Canadian Revolving Lenders, as applicable, have elected not to permit such reinstatement or (B) from the applicable Administrative Agent, any Lender or the applicable Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the applicable L/C Issuer not to permit such reinstatement.

(v)           Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the applicable Borrower and the applicable Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)            (A)  Upon receipt from the beneficiary of any Domestic Letter of Credit of any notice of a drawing under such Domestic Letter of Credit, the applicable Domestic L/C Issuer shall notify GGC and the Domestic Administrative Agent thereof. In the case of a Domestic Letter of Credit denominated in Canadian Dollars, GGC shall reimburse the applicable Domestic L/C Issuer in U.S. Dollars in the U.S. Dollar Equivalent of the amount of the applicable drawing promptly following the determination thereof. Not later than 11:00 a.m. on the date of any payment by the applicable Domestic L/C Issuer under a Domestic Letter of Credit (each such date, a “Domestic Honor Date”), GGC shall reimburse the applicable Domestic L/C Issuer through the Domestic Administrative Agent in U.S. Dollars in an amount equal to the U.S. Dollar Equivalent of the amount of such drawing. If GGC fails to so reimburse the applicable Domestic L/C Issuer by such time (expressed in U.S. Dollars in the amount of the U.S. Dollar Equivalent thereof), the applicable Domestic L/C Issuer shall promptly notify the Domestic Administrative Agent of the Domestic Honor Date and the amount of the unreimbursed drawing shall become the unreimbursed amount (the “Domestic Unreimbursed Amount”). The Domestic Administrative Agent shall promptly notify each Domestic Revolving Lender of the Domestic Honor Date, the Domestic Unreimbursed Amount, and the amount of such Domestic Revolving Lender’s Applicable Percentage thereof. In such event, GGC shall be deemed to have requested a Domestic Revolving Borrowing of Base Rate Loans to be disbursed on the Domestic Honor Date in an amount equal to the Domestic Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Domestic Revolving Borrowing, the Total Domestic Revolving Outstandings shall not exceed the Aggregate Domestic Revolving Commitments. Any notice given by the applicable Domestic L/C Issuer or the Domestic Administrative Agent pursuant to this Section 2.03(c)(i)(A) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(B)           Upon receipt from the beneficiary of any Canadian Letter of Credit of any notice of a drawing under such Canadian Letter of Credit, the applicable Canadian L/C Issuer shall notify the applicable Borrower and the Canadian Administrative Agent thereof, including, in the case of a Letter of Credit denominated in an Alternative Currency, both the Alternative Currency amount of such drawing and the Canadian Dollar Equivalent thereof. In the case of a Canadian Letter of Credit denominated in an Alternative Currency, the applicable Borrower shall reimburse the applicable Canadian L/C Issuer in Canadian Dollars; provided, that, the applicable Borrower may reimburse the applicable Canadian L/C Issuer in the applicable Alternative Currency if such reimbursement is received by the applicable Canadian L/C Issuer on the date drawing is paid by the applicable Canadian L/C Issuer. In the case of any such reimbursement in Canadian Dollars of a drawing under a Canadian Letter of Credit denominated in an Alternative Currency, the applicable Canadian L/C Issuer shall notify the applicable Borrower of the Canadian Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. (Toronto time) on the date of any payment by the applicable Canadian L/C Issuer under a Canadian Letter of Credit to be reimbursed in Canadian Dollars, or 11:00 a.m. on the date of any payment by the applicable Canadian L/C Issuer under a Canadian Letter of Credit to be reimbursed in U.S. Dollars (each such date, a “Canadian Honor Date”), the applicable Borrower shall reimburse the applicable Canadian L/C Issuer through the Canadian Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If the applicable Borrower fails to so reimburse the applicable Canadian L/C Issuer by such time, the applicable Canadian L/C Issuer shall promptly notify the Canadian Administrative Agent of the Canadian Honor Date and the amount of the unreimbursed drawing shall become the unreimbursed amount (expressed in Canadian Dollars in the amount of the Canadian Dollar Equivalent thereof in the case of a Canadian Letter of Credit denominated in an Alternative Currency) (the “Canadian Unreimbursed Amount”). The Canadian Administrative Agent shall promptly notify each Canadian Revolving Lender of the Canadian Honor Date, the Canadian Unreimbursed Amount, and the amount of such Canadian Revolving Lender’s Applicable Percentage thereof. In such event, the applicable Borrower shall be deemed to have requested a Canadian Revolving Borrowing of Base Rate Loans to be disbursed on the Canadian Honor Date in an amount equal to the Canadian Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Canadian Revolving Borrowing, the Total Canadian Revolving Outstandings shall not exceed the Aggregate Canadian Revolving Commitments. Any notice given by the applicable Canadian L/C Issuer or the Canadian Administrative Agent pursuant to this Section 2.03(c)(i)(B) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           (A)          Each Domestic Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i)(A) make funds available to the Domestic Administrative Agent for the account of the applicable Domestic L/C Issuer, in U.S. Dollars, at the Domestic Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Domestic Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Domestic Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii)(A), each Domestic Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to GGC in such amount. The Domestic Administrative Agent shall remit the funds so received to the applicable Domestic L/C Issuer in U.S. Dollars.

(B)           Each Canadian Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i)(B) make funds available to the Canadian Administrative Agent for the account of the applicable Canadian L/C Issuer, in Canadian Dollars, at the Canadian Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Canadian Unreimbursed Amount not later than 1:00 p.m. (Toronto time) on the Business Day specified in such notice by the Canadian Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii)(B), each Canadian Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the applicable Borrower in such amount. The Canadian Administrative Agent shall remit the funds so received to the applicable Canadian L/C Issuer in Canadian Dollars.

(iii)          (A)  With respect to any Domestic Unreimbursed Amount that is not fully refinanced by a Domestic Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, GGC shall be deemed to have incurred from the applicable Domestic L/C Issuer a Domestic L/C Borrowing in the amount of the Domestic Unreimbursed Amount that is not so refinanced, which Domestic L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Domestic Revolving Lender’s payment to the Domestic Administrative Agent for the account of the applicable Domestic L/C Issuer pursuant to Section 2.03(c)(ii)(A) shall be deemed payment in respect of its participation in such Domestic L/C Borrowing and shall constitute a Domestic L/C Advance from such Domestic Revolving Lender in satisfaction of its participation obligation under this Section 2.03.

(B)           With respect to any Canadian Unreimbursed Amount that is not fully refinanced by a Canadian Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the applicable Canadian L/C Issuer a Canadian L/C Borrowing in the amount of the Canadian Unreimbursed Amount that is not so refinanced, which Canadian L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Canadian Revolving Lender’s payment to the Canadian Administrative Agent for the account of the applicable Canadian L/C Issuer pursuant to Section 2.03(c)(ii)(B) shall be deemed payment in respect of its participation in such Canadian L/C Borrowing and shall constitute a Canadian L/C Advance from such Canadian Revolving Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each Revolving Lender funds its Revolving Loan or L/C Advance, as applicable, pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Applicable Percentage of such amount shall be solely for the account of the applicable L/C Issuer.

(v)           Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the applicable L/C Issuer, any Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the applicable Borrower of a Loan Notice). No such making of a L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Revolving Lender fails to make available to the applicable Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the applicable L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the applicable Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Revolving Loan included in the relevant Revolving Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Lender (through the applicable Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)            At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the applicable Administrative Agent receives for the account of the applicable L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the applicable Administrative Agent), the applicable Administrative Agent will distribute to such Revolving Lender its Applicable Percentage thereof in the same funds as those received by such Administrative Agent.

(ii)           If any payment received by an Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the applicable L/C Issuer in its discretion), each Revolving Lender shall pay to the applicable Administrative Agent for the account of the applicable L/C Issuer its Applicable Percentage thereof on demand of the applicable Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such

Revolving Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Obligations Absolute. The obligation of the applicable Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)           any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the applicable Borrower or in the relevant currency markets generally; or

(vi)          any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any Subsidiary.

The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the applicable Borrower’s instructions or other irregularity, the applicable Borrower will promptly notify the applicable L/C Issuer. The applicable Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)            Role of the L/C Issuers. Each of the Revolving Lenders and the Borrowers agrees that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agents, any of their respective Related Parties nor any correspondent, participant or assignee of an L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Domestic Revolving Lenders or the Required Canadian Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Documents. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to such Borrower’s use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the applicable Borrower’s pursuing such rights and remedies as such Borrower may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agents, any of their respective Related Parties nor any correspondent, participant or assignee of an L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, a Borrower may have a claim against the applicable L/C Issuer, and the applicable L/C Issuer may be liable to the applicable Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the applicable Borrower that such Borrower proves were caused by the applicable L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the applicable L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason.

(g)           Cash Collateral.

(i)            Upon the request of the applicable Administrative Agent, (A) if the applicable L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a L/C Borrowing, or (B) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the applicable Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of its L/C Obligations.

(ii)           The applicable Collateral Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.

(iii)          GGC hereby grants to the Domestic Collateral Agent, for the benefit of the applicable Domestic L/C Issuers and the Domestic Revolving Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral for the Domestic L/C Obligations shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. GGC and the Canadian Borrower hereby grant to the

Canadian Collateral Agent, for the benefit of the applicable Canadian L/C Issuers and the Canadian Revolving Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral for the Canadian L/C Obligations shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America, acting through its Canada branch.

(h)           Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Domestic Letter of Credit or Existing Canadian Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i)            Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, any Subsidiary of a Borrower, the applicable Borrower shall be obligated to reimburse the applicable L/C Issuer for any and all drawings under such Letter of Credit, and neither the Canadian Borrower nor any Canadian Subsidiary shall have any such obligation with respect to any Domestic Letters of Credit. The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of any Borrower’s Subsidiaries inures to the benefit of such Borrower, and that the Borrower’s businesses derive substantial benefits from the businesses of such Subsidiaries.

(j)            Letter of Credit Fees. GGC shall pay to the Domestic Administrative Agent for the account of each Domestic Revolving Lender in accordance with its Applicable Percentage a Letter of Credit fee (i) for each commercial Domestic Letter of Credit equal to Applicable Rate times the U.S. Dollar Equivalent of the daily amount available to be drawn under such Domestic Letter of Credit and (ii) for each standby Domestic Letter of Credit equal to the Applicable Rate times the U.S. Dollar Equivalent of the daily amount available to be drawn under such Domestic Letter of Credit. The applicable Borrower shall pay to the Canadian Administrative Agent for the account of each Canadian Revolving Lender in accordance with its Applicable Percentage a Letter of Credit fee (x) for each commercial Canadian Letter of Credit equal to the Applicable Rate times the Canadian Dollar Equivalent of the daily amount available to be drawn under such Canadian Letter of Credit and (y) for each standby Canadian Letter of Credit equal to the Applicable Rate times the Canadian Dollar Equivalent of the daily amount available to be drawn under such Canadian Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. Letter of Credit fees shall be (A) computed on a quarterly basis in arrears and (B) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of each such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit fees shall accrue at the Default Rate.

(k)           Fronting Fee and Documentary and Processing Charges. GGC shall pay directly to the applicable Domestic L/C Issuer for its own account in U.S. Dollars a fronting fee (i) with respect to each commercial Domestic Letter of Credit, at the rate, in the case of Bank of America, in its capacity as Domestic L/C Issuer, specified in the Fee Letter, and in the case of any other Domestic L/C Issuer, as may be agreed upon between GGC and such Domestic L/C Issuer, computed on the U.S. Dollar Equivalent of the amount of such Domestic Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Domestic Letter of Credit increasing the amount of such Domestic Letter of Credit, at a rate separately agreed between such Borrower and the applicable Domestic L/C Issuer, computed on the U.S. Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Domestic Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the U.S. Dollar Equivalent of the daily amount available to be drawn under such Domestic Letter of Credit (whether or not such maximum amount is then in effect under such Domestic Letter of Credit) on a quarterly basis in arrears. The applicable Borrower shall pay directly to the applicable Canadian L/C Issuer for its own account in Canadian Dollars a fronting fee (i) with respect to each commercial Canadian Letter of Credit, at the rate in the case of Bank of America, in its capacity as Canadian L/C Issuer, specified in the Fee Letter, and in the case of any other Canadian L/C Issuer, as may be agreed upon between the applicable Borrower and such Canadian L/C Issuer, computed on the Canadian Dollar Equivalent of the amount of such Canadian Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Canadian Letter of Credit increasing the amount of such Canadian Letter of Credit, at a rate separately agreed between such Borrower and the applicable Canadian L/C Issuer, computed on the Canadian Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Canadian Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the Canadian Dollar Equivalent of the daily amount available to be drawn under such Canadian Letter of Credit (whether or not such maximum amount is then in effect under such Canadian Letter of Credit) on a quarterly basis in arrears. Such fronting fees shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of any such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Domestic Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. In addition, (i) GGC shall pay directly to the applicable Domestic L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the applicable Domestic L/C Issuer relating to letters of credit as from time to time in effect and (ii) the applicable Borrower shall pay directly to the applicable Canadian L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the applicable Canadian L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(l)            Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04        Canadian Swing Line Loans.

(a)           Canadian Swing Line Facility. Subject to the terms and conditions set forth herein, the Canadian Swing Line Lender agrees to make loans in Canadian Dollars or U.S. Dollars (each such loan, a “Canadian Swing Line Loan”) to the Canadian Borrower, without regard to any limitations as to amounts, from time to time on any Business Day during the Canadian Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Canadian Swing Line Commitment. Subject to the other terms and conditions hereof, the Canadian Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Canadian Swing Line Loans shall be made available by the Canadian Swing Line Lender without any notice being given by the Canadian Borrower. Each Canadian Swing Line Loan shall be a Base Rate Loan. Unless the Canadian Swing Line Lender has received notice (by telephone or in writing) from the Canadian Administrative Agent that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, then, subject to the terms and conditions hereof, the Canadian Swing Line Lender will make Canadian Swing Line Loans available to the Canadian Borrower.

(b)           Interest for Account of Canadian Swing Line Lender. The Canadian Swing Line Lender shall be responsible for invoicing the Canadian Borrower for interest on the Canadian Swing Line Loans.

(c)           Payments Directly to Canadian Swing Line Lender. The Canadian Borrower shall make all payments of principal and interest in respect of the Canadian Swing Line Loans directly to the Canadian Swing Line Lender.

(d)           Transfer of Canadian Swing Line Commitment.

(i)            The Canadian Borrower may, upon prior written notice to the Canadian Administrative Agent and the Canadian Swing Line Lender, elect one time during any calendar year to transfer all or a portion of the Canadian Swing Line Commitment to the Canadian Revolving Commitments; provided that (i) any such transfer shall be in a minimum principal amount of US$5 million and in integral multiples of US$1 million in excess thereof; (ii) no Default or Event of Default shall be continuing at the time of such transfer; and (iii) after giving effect to such transfer, the Canadian Swing Line Loans outstanding shall not exceed the Canadian Swing Line Commitment.

(ii)           If the Canadian Borrower makes the election described in clause (i) above, the Canadian Swing Line Lender agrees to execute and deliver a commitment agreement with respect to the new additional Canadian Revolving Commitment in a form satisfactory to the Canadian Administrative Agent. The Canadian Swing Line Commitment shall be reduced automatically by the amount of the transfer pursuant to this Section 2.04(d).

(iii)          The Canadian Borrower shall prepay any Canadian Revolving Loans outstanding on the date of such transfer (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Canadian Revolving Loans ratable with the revised Canadian Revolving Commitments as a result of the transfer of Commitments pursuant to this Section 2.04(d). In connection with such transfer, Schedule 2.10 shall be revised by the Canadian Administrative Agent to reflect the new Canadian Revolving Commitments and distributed to the Canadian Revolving Lenders.

2.05        Prepayments.

(a)           Voluntary Prepayment.

(i)            Revolving Loans and Term Loan. The Loans may be prepaid, in whole or in part without premium or penalty, upon notice from the applicable

Borrower; provided that (A) such notice must be received not later than 11:00 a.m. by the Domestic Administrative Agent, with respect to any Domestic Revolving Loans or the Term Loan, and not later than 11:00 a.m. (Toronto time) by the Canadian Administrative Agent, with respect to Canadian Revolving Loans, (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans denominated in U.S. Dollars or Canadian Dollars, (2) on the date of prepayment of Base Rate Loans that are Domestic Revolving Loans or part of the Term Loan and (3)(x) one Business Day prior to any date of prepayment of Base Rate Loans that are Canadian Revolving Loans denominated in U.S. Dollars and (y) on the date of prepayment of Base Rate Loans that are Canadian Revolving Loans denominated in Canadian Dollars; (B) any such prepayment of Eurodollar Rate Loans shall be in a principal amount of (1) with respect to Domestic Revolving Loans, the Term Loan and Canadian Revolving Loans denominated in U.S. Dollars, US$5,000,000 or a whole multiple of US$1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding) and (2) with respect to Canadian Revolving Loans denominated in Canadian Dollars, CAN$5,000,000 or a whole multiple of CAN$1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (C) any prepayment of Base Rate Loans shall be in a principal amount of (1) with respect to Domestic Revolving Loans, the Term Loan and Canadian Revolving Loans denominated in U.S. Dollars, US$500,000 or a whole multiple of US$250,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding) and (2) with respect to Canadian Revolving Loans denominated in Canadian Dollars, CAN$1,000,000 or a whole multiple of CAN$500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (D) any prepayment of the Term Loan shall be applied ratably to the remaining principal amortization payments. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The applicable Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages. Notwithstanding the foregoing, the Borrower shall not prepay any Bankers Acceptance Advance prior to its maturity; provided that, notwithstanding anything to the contrary contained in this Agreement, if any time Bankers’ Acceptance Advances are required to be prepaid prior to their maturity, the Canadian Borrower shall be required to provide cash collateral for such Bankers’ Acceptance Advances in accordance with Section 2.02(h). Upon deposit of such cash collateral in accordance with Section 2.02(h), such Bankers’ Acceptance Advances shall not be considered to be outstanding for any purpose hereunder, including without limitation, calculation of the Canadian Commitment Fee.

(ii)           Canadian Swing Line Loans. The Canadian Borrower may, without notice to the Canadian Swing Line Lender at any time or from time to time, voluntarily prepay Canadian Swing Line Loans in whole or in part without premium or penalty without regard to any limitations as to amount.

(b)           Mandatory Prepayments of Loans.

(i)            Revolving Commitments.

(A)          Domestic Revolving Commitments. If for any reason the Total Domestic Revolving Outstandings at any time exceed the Aggregate Domestic Revolving Commitments then in effect, GGC shall immediately prepay the Domestic Revolving Loans and/or Cash Collateralize the Domestic L/C Obligations in an aggregate amount equal to such excess.

(B)           Canadian Revolving Commitments. If for any reason the Total Canadian Revolving Outstandings at any time exceed the Aggregate Canadian Revolving Commitments then in effect, the Borrowers shall immediately prepay their applicable Canadian Revolving Loans (other than the Bankers’ Acceptance Advances) and/or Cash Collateralize their applicable Canadian L/C Obligations and/or Bankers’ Acceptance Advances in an aggregate amount equal to such excess.

(ii)           Dispositions and Involuntary Dispositions.

(A)          The applicable Borrower shall promptly prepay the Loans and/or Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds of all Dispositions by GGC or any Subsidiary to the extent that the Net Cash Proceeds of all such Dispositions (other than Involuntary Dispositions) received in any fiscal year exceed $10,000,000. Any prepayment pursuant to this clause (ii)(A) shall be applied as set forth in clause (vi) below.

(B)           In the event there shall occur any Involuntary Disposition, the Borrowers shall promptly prepay the Loans and/or Cash Collateralize the L/C Obligations as hereinafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds of such Involuntary Disposition to the extent such Net Cash Proceeds are not used to restore or repair the applicable Property within 340 days of such Involuntary Disposition. Any prepayment pursuant to this clause (ii)(B) shall be applied as set forth in clause (vi) below.

(iii)          Debt Issuances. Immediately upon receipt by GGC or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, the applicable Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds. Any prepayment pursuant to this clause (iii) shall be applied as set forth in clause (vi) below.

(iv)          Equity Issuances. Immediately upon the receipt by GGC or any Subsidiary of the Net Cash Proceeds of any Equity Issuance, the applicable Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations in

an aggregate amount equal to 50% of such Net Cash Proceeds. Any prepayment pursuant to this clause (iv) shall be applied as set forth in clause (vi) below.

(v)           Excess Cash Flow. Within ninety-five (95) days after the end of each fiscal year of GGC, commencing with the fiscal year ending December 31, 2007, GGC shall prepay the Loans and Cash Collateralize the L/C Obligations in aggregate amount equal 75% (if the Consolidated Leverage Ratio as of the end of such fiscal year is greater than or equal to 3.5 to 1.0) or 50% (if the Consolidated Leverage Ratio as of the end of such fiscal year is less than 3.5 to 1.0) of Excess Cash Flow for such fiscal year. Any prepayment pursuant to this clause (v) shall be applied as set forth in clause (vi) below.

(vi)          Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.05(b) shall be applied as follows:

(A)          (1)           with respect to all amounts prepaid pursuant to Section 2.05(b)(i)(A), to Domestic Revolving Loans and (after all Domestic Revolving Loans have been repaid) to Cash Collateralize the Domestic L/C Obligations; and

(2)           with respect to all amounts prepaid pursuant to Section 2.05(b)(i)(B), to Canadian Revolving Loans (other than the Bankers’ Acceptance Advances), to a cash collateral account in respect of the Bankers’ Acceptance Advances and Canadian Swing Line Loans and (after all Canadian Revolving Loans and Canadian Swing Line Loans have been repaid and Bankers’ Acceptance Advances have been cash collateralized) to Cash Collateralize the Canadian L/C Obligations; provided, however, the applicable Borrower may direct the Canadian Administrative Agent to use such cash collateral to repay any Canadian Revolving Loans and/or Canadian Swing Line Loans borrowed by such Borrower subsequent to the date of such Cash Collateralization; and

(B)           with respect to all amounts prepaid pursuant to Sections 2.05(b)(ii):

(1)           if the assets subject to any such Disposition or Involuntary Disposition were owned by GGC or any of its Subsidiaries (other than any Canadian Subsidiary), first to the Term Loan (ratably to the remaining principal amortization payments), until the Term Loan has been paid in full, second, pro rata to the Domestic Revolving Loans, the Canadian Revolving Loans (other than the Bankers’ Acceptance Advances), a cash collateral account in respect of the Bankers’ Acceptance Advances and the Canadian Swing Line Loans and then pro rata to Cash Collateralize the Domestic L/C Obligations and the Canadian L/C Obligations; and

(2)           if the assets subject to any such Disposition or Involuntary Disposition were owned by the Canadian Borrower or any of its Canadian Subsidiaries, to the Canadian Revolving Loans (other than the Bankers’ Acceptance Advances), a cash collateral account in respect of the Bankers’ Acceptance Advances and the Canadian Swing Line Loans and then to Cash Collateralize the Canadian L/C Obligations; or

(C)           with respect to all amounts prepaid pursuant to Sections 2.06(b)(iii)  and (iv):

(1)           if the Debt Issuance or the Equity Issuance subject to a prepayment is with respect to GGC or any of its Subsidiaries (other than any Canadian Subsidiary), first to the Term Loan (ratably to the remaining principal amortization payments), until the Term Loan has been paid in full, second, pro rata to the Domestic Revolving Loans, the Canadian Revolving Loans (other than the Bankers’ Acceptance Advances), a cash collateral account in respect of the Bankers’ Acceptance Advances and the Canadian Swing Line Loans and then pro rata to Cash Collateralize the Domestic L/C Obligations and the Canadian L/C Obligations; and

(2)           if the Debt Issuance or the Equity Issuance subject to a prepayment is with respect to the Canadian Borrower or any of its Canadian Subsidiaries, to the Canadian Revolving Loans (other than the Bankers’ Acceptance Advances), a cash collateral account in respect of the Bankers’ Acceptance Advances and Canadian Swing Line Loans and then to Cash Collateralize the Canadian L/C Obligations; or

(D)          with respect to all amounts prepaid pursuant to Section 2.05(b)(v), first to the Term Loan (ratably to the remaining principal amortization payments), until the Term Loan has been paid in full, second, pro rata to the Domestic Revolving Loans, Canadian Revolving Loans (other than the Bankers’ Acceptance Advances), a cash collateral account in respect of the Bankers’ Acceptance Advances and Canadian Swing Line Loans and then (after all Revolving Loans (other than Bankers’ Acceptance Advances) and Swing Line Loans have been repaid and Bankers’ Acceptance Advances cash collateralized) to Cash Collateralize the L/C Obligations on a pro rata basis.

Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

(vii)         Eurodollar Prepayment Account. If a Borrower is required to make a mandatory prepayment of Eurodollar Rate Loans under this Section 2.05(b), so long as no Default or Event of Default exists, such Borrower shall have the right, in lieu of making such prepayment in full, to deposit an amount equal to such mandatory prepayment with the applicable Administrative Agent in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to such applicable Administrative Agent) by and in the sole dominion and control of such Administrative Agent. Any amounts so deposited shall be held by the applicable Administrative Agent as collateral for the prepayment of such Eurodollar Rate Loans and shall be applied to the prepayment of the applicable Eurodollar Rate Loans at the end of the current Interest Periods applicable thereto or, sooner, at the election of the applicable Administrative Agent, upon the occurrence of a Default or an Event of Default.

2.06        Termination or Reduction of Commitments.

(a)           Domestic Revolving Commitments. GGC may, upon notice to the Domestic Administrative Agent, terminate the Aggregate Domestic Revolving Commitments, or from time to time permanently reduce the Aggregate Domestic Revolving Commitments; provided that (i) any such notice shall be received by the Domestic Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of US$5,000,000 or any whole multiple of US$1,000,000 in excess thereof, (iii) GGC shall not terminate or reduce the Aggregate Domestic Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Domestic Revolving Outstandings would exceed the Aggregate Domestic Revolving Commitments and (iv) if, after giving effect to any reduction of the Aggregate Domestic Revolving Commitments, the Domestic Letter of Credit Sublimit exceeds the amount of the Aggregate Domestic Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Domestic Administrative Agent will promptly notify the applicable Lenders of any such notice of termination or reduction of the Aggregate Domestic Revolving Commitments. The amount of any such Aggregate Domestic Revolving Commitment reduction shall not be applied to the Domestic Letter of Credit Sublimit unless otherwise specified by GGC. Any reduction of the Aggregate Domestic Revolving Commitments shall be applied to the Domestic Revolving Commitment of each Domestic Revolving Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Domestic Revolving Commitments shall be paid on the effective date of such termination.

(b)           Canadian Revolving Commitments. The Borrowers may, upon notice to the Canadian Administrative Agent, terminate the Aggregate Canadian Revolving Commitments, or from time to time permanently reduce the Aggregate Canadian Revolving Commitments; provided that (i) any such notice shall be received by the Canadian Administrative Agent not later than 11:00 a.m. (Toronto time) five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of CAN$5,000,000 or any whole multiple of CAN$1,000,000 in excess thereof, (iii) the Canadian Borrower shall not terminate or reduce the Aggregate Canadian Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Canadian Revolving Outstandings would exceed the Aggregate Canadian Revolving Commitments and (iv) if, after giving effect to any reduction of the Aggregate Canadian Revolving Commitments, the Canadian Letter of Credit Sublimit exceeds the amount of the Aggregate Canadian Revolving Commitments, the Canadian Letter of Credit Sublimit shall be automatically reduced by the amount of such excess. The Canadian Administrative Agent will promptly notify the applicable Lenders of any such notice of termination or reduction of the Aggregate Canadian Revolving Commitments. The amount of any such Aggregate Canadian Revolving Commitment reduction shall not be applied to the Canadian Letter of Credit Sublimit unless otherwise specified by the Canadian Borrower or GGC. Any reduction of the Aggregate Canadian Revolving Commitments shall be applied to the Canadian Revolving Commitment of each Canadian Revolving Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the

Aggregate Canadian Revolving Commitments shall be paid on the effective date of such termination.

(c)           Canadian Swing Line Commitment. The Canadian Borrower may, upon notice to the Canadian Administrative Agent and the Canadian Swing Line Lender, terminate the Canadian Swing Line Commitment, or from time to time permanently reduce the Canadian Swing Line Commitment; provided that (i) any such notice shall be received by the Canadian Administrative Agent and the Canadian Swing Line Lender not later than 11:00 a.m. (Toronto time) five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of US$5,000,000 or any whole multiple of US$1,000,000 in excess thereof and (iii) the Canadian Borrower shall not terminate or reduce the Canadian Swing Line Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Canadian Swing Line Loans outstanding would exceed the Canadian Swing Line Commitment.

2.07        Repayment of Loans.

(a)           Revolving Loans.

(i)            GGC shall repay to the Domestic Revolving Lenders on the Revolving Loan Maturity Date the aggregate principal amount of all Domestic Revolving Loans outstanding on such date.

(ii)           The applicable Borrower shall repay to the Canadian Revolving Lenders on the Revolving Loan Maturity Date the aggregate principal amount of all Canadian Revolving Loans made to such Borrower outstanding on such date.

(b)           Canadian Swing Line Loans. The Canadian Borrower shall repay each Canadian Swing Line Loan on the Revolving Loan Maturity Date the aggregate principal amount of all Canadian Swing Line Loans outstanding on such date.

(c)           Term Loan. GGC shall repay the outstanding principal amount of the Term Loan in installments on the dates and in the amounts set forth in the table below (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), unless accelerated sooner pursuant to Section 9.02:

Payment Dates	Principal Amortization Payments (% of Term Loan, including any increased portion pursuant to Section 2.14, if applicable)

December 31, 2006	0.25%
March 31, 2007	0.25%
June 30, 2007	0.25%
September 30, 2007	0.25%
December 31, 2007	0.25%
March 31, 2008	0.25%
June 30, 2008	0.25%
September 30, 2008	0.25%
December 31, 2008	0.25%
March 31, 2009	0.25%
June 30, 2009	0.25%
September 30, 2009	0.25%
December 31, 2009	0.25%
March 31, 2010	0.25%
June 30, 2010	0.25%
September 30, 2010	0.25%
December 31, 2010	0.25%
March 31, 2011	0.25%
June 30, 2011	0.25%
September 30, 2011	0.25%
December 31, 2011	0.25%
March 31, 2012	0.25%
June 30, 2012	0.25%
September 30, 2012	0.25%
December 31, 2012	23.5%
March 31, 2013	23.5%
June 30, 2013	23.5%
Term Loan Maturity Date	Outstanding Principal Balance of Term Loan

2.08                        Interest.

(a)                                  Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iii) each Bankers’ Acceptance Advance shall be entitled to an acceptance fee determined in accordance with Section 2.02(g) and (iv) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)                                 (i)                                     If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                                  If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)                               Upon the request of the Required Domestic Lenders or the Required Canadian Lenders, as applicable, while any Event of Default exists, the applicable Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)                              Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto (or in the case of Bankers’ Acceptance Advances by discount on the date of funding of such Bankers’ Acceptance Advance) and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09                        Fees.

In addition to certain fees described in subsections (j) and (k) of Section 2.03:

(a)                                  (i)                                     Domestic Commitment Fee. GGC shall pay to the Domestic Administrative Agent for the account of each Domestic Revolving Lender in accordance with its Applicable Percentage, a commitment fee (the “Domestic Commitment Fee”) equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Aggregate Domestic Revolving Commitments exceed the sum of (y) the Outstanding Amount of Domestic Revolving Loans and (z) the Outstanding Amount of Domestic L/C Obligations. The Domestic Commitment Fee shall accrue at all times during the Domestic Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Domestic Availability Period. The Domestic Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(ii)                                  Canadian Commitment Fee. The Canadian Borrower or, at the election of GGC, GGC shall pay to the Canadian Administrative Agent for the account of each Canadian Revolving Lender in accordance with its Applicable Percentage, a commitment fee (the “Canadian Commitment Fee”) equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Aggregate Canadian Revolving Commitments exceed the sum of (y) the Outstanding Amount of Canadian Revolving Loans and (z) the Outstanding Amount of Canadian L/C Obligations. The Canadian Commitment Fee shall accrue at all times during the Canadian Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Canadian Availability Period. The Canadian Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(iii)                               Canadian Swing Line Commitment Fee. The Canadian Borrower shall pay to the Canadian Swing Line Lender a commitment fee (the “Canadian Swing Line Commitment Fee”) equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Canadian Swing Line Commitments exceed the sum of the Outstanding Amount of Canadian Swing Line Loans. The Canadian Swing Line Commitment Fee shall accrue at all times during the Canadian Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Canadian Availability Period. The Canadian Swing Line Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)                                 Fee Letter. GGC shall pay to the Domestic Administrative Agent and the Canadian Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Administrative Agent Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10                        Computation of Interest and Fees.

(a)                                  All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” as determined by the applicable Administrative Agent and the acceptance fee payable in respect of Bankers’ Acceptance Advances shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the applicable Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)                                 For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

2.11                        Evidence of Debt.

(a)                                  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the applicable Administrative Agent in the ordinary course of business. The accounts or records maintained by the applicable Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the applicable Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the applicable Administrative Agent in respect of such matters, the accounts and records of the applicable Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the applicable Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the applicable Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such Note shall (i) in the case of Domestic Revolving Loans, be in the form of Exhibit B-1 (a “Domestic Revolving Note”), (ii) in the case of Canadian Revolving Loans, be in the form of Exhibit B-2 (a “Canadian Revolving Note”), (iii) in the case of the Term Loan, be in the form of Exhibit B-3 (the “Term Note”) and (iv) in the case of the Canadian Swing Line Loans, the promissory note shall be in the form of Exhibit B-4 (the “Canadian Swing Line Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)                                 In addition to the accounts and records referred to in subsection (a), each Lender and the applicable Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in applicable Letters of Credit. In the event of any conflict between the accounts and records maintained by the applicable Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the applicable Administrative Agent shall control in the absence of manifest error.

2.12                        Payments Generally; Administrative Agent’s Clawback.

(a)                                  General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, (i) all payments by GGC hereunder with respect to principal and interest on Domestic Revolving Loans and the Term Loan shall be made to the Domestic Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Domestic Administrative Agent’s Office and in immediately available funds not later than 2:00 p.m. on the date specified herein and (ii) all payments by the Borrowers hereunder with respect to principal and interest on Canadian Revolving Loans (A) denominated in Canadian Dollars shall be made to the Canadian Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Canadian Administrative Agent’s Office in Canadian Dollars and in immediately available funds not later than 2:00 p.m. (Toronto time) on the dates specified herein and (B) denominated in U.S. Dollars shall be made to the Canadian Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Canadian Administrative Agent’s Office in U.S. Dollars and in immediately available funds not later than 2:00 p.m. on the dates specified herein. Without limiting the generality of the foregoing, (i) the Domestic Administrative Agent may require that any payments due under this Agreement be made in the United States and (ii) the Canadian Administrative Agent may require that any payments due (A) from the Canadian Borrower under this Agreement be made in Canada and (B) from GGC under this Agreement be made in the United States. If, for any reason, the Borrowers are prohibited by any Law from making any required payment hereunder in Canadian Dollars, the Borrowers shall make such payment in U.S. Dollars in the U.S. Dollar Equivalent of Canadian Dollars. The applicable Administrative Agent will promptly distribute to each Lender its Applicable Percentage of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by (x) the Domestic Administrative Agent after 2:00 p.m. and (y) the Canadian Administrative Agent after 2:00 p.m. (Toronto time) shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to the definition of “Interest Period”, if any payment to be made by the Borrowers (other than payments on Bankers’ Acceptance Advances) shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                                 (i)                                     Funding by Lenders; Presumption by the Administrative Agent. Unless the applicable Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon Eastern time on the date of such Borrowing) that such Lender will not make available to the applicable Administrative Agent such Lender’s share of such Borrowing, the applicable Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of any Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the applicable Administrative Agent, then such Lender and the applicable Borrower severally agree to pay to the applicable Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the applicable Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the applicable Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the applicable Borrower, the interest rate applicable to Base Rate Loans. If the applicable Borrower and such Lender shall pay such interest to the applicable Administrative Agent for the same or an overlapping period, the applicable Administrative Agent shall promptly remit to the applicable Borrower the amount of such interest paid by the applicable Borrower for such period. If such Lender pays its share of the applicable Borrowing to the applicable Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the applicable Borrower shall be without prejudice to any claim the applicable Borrower may have against a Lender that shall have failed to make such payment to the applicable Administrative Agent.

(ii)                                  Payments by Borrower; Presumptions by Administrative Agent. Unless the applicable Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the applicable Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuer hereunder that the applicable Borrower will not make such payment, the applicable Administrative Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the applicable Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the applicable Administrative Agent forthwith on demand the amount so distributed to such Lender or the applicable L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the applicable Administrative Agent, at the Overnight Rate.

A notice of the applicable Administrative Agent to any Lender or any Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent. If any Lender makes available to the applicable Administrative Agent, as the case may be, funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the applicable Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the applicable Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participations or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)                                  Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)                                    Allocation of Funds. If at any time insufficient funds are received by or are available to an Administrative Agent to pay fully all amounts of principal and Domestic L/C Borrowings, Canadian L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses (including all reasonable fees, expenses and disbursements of any law firm or other counsel and amounts payable under Article III) incurred by each Administrative Agent and each Lender, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal, Domestic L/C Borrowings and Canadian L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal, Domestic L/C Borrowings and Canadian L/C Borrowings then due to such parties.

2.13                        Sharing of Payments by Lenders.

(a)                                  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify each Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in (1) the Term Loan, Domestic Revolving Loans and

subparticipations in Domestic L/C Obligations of the other Lenders if such Lender is a Domestic Revolving Lender or (2) the Canadian Revolving Loans, Canadian Swing Line Loans and subparticipations in Canadian L/C Obligations of the other Lenders if such Lender is a Canadian Revolving Lender, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders, as applicable, ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations and other amounts owing them, provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than to a Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14                        Facility Increase.

GGC may at any time and from time to time, upon prior written notice by GGC to each Administrative Agent, increase the Commitments (but not Domestic Letter of Credit Sublimit, the Canadian Letter of Credit Sublimit or the Canadian Swing Line Sublimit) by up to the U.S. Dollar Equivalent of TWENTY FIVE MILLION DOLLARS ($25,000,000) with (a) additional Domestic Revolving Commitments from any existing Domestic Revolving Lender, (b) additional Term Loan Commitments from any existing Term Loan Lender or (c) additional Canadian Revolving Commitments from any existing Canadian Revolving Lender or (d) new Domestic Revolving Commitments, Term Loan Commitments or Canadian Revolving Commitments, as applicable, from any other Person selected by the Borrowers and approved by the applicable Administrative Agent and applicable L/C Issuers; provided that:

(i)                                     any such increase shall be in a minimum principal amount of US$10 million and in integral multiples of US$5 million in excess thereof (or the Canadian Dollar Equivalent thereof with respect to Canadian Revolving Commitments);

(ii)                                  no Default or Event of Default shall be continuing at the time of any such increase;

(iii)                               no Lender shall be under any obligation to increase its Commitments and any such decision whether to increase its Commitments shall be in such Lender’s sole and absolute discretion;

(iv)                              any existing Lenders shall increase its Commitment by executing such commitment agreements as customarily and reasonably required by the applicable Administrative Agent, and any new Lender shall join this Agreement by executing such joinder documents as customarily and reasonably required by the applicable Administrative Agent; and

(v)                                 as a condition precedent to such increase, the applicable Borrower shall deliver to the Domestic Administrative Agent a certificate of each Loan Party dated as of the date of such increase (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Article VI and the other Loan Documents are true and correct on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (c) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01, and (2) no Default or Event of Default exists.

GGC (with respect to the Domestic Revolving Loans and Term Loan) and the Canadian Borrower or GGC, as applicable (with respect to the Canadian Revolving Loans) shall prepay any Loans, as applicable, outstanding on the date of any such increase (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans, as applicable, ratable with any revised Commitments arising from any nonratable increase in such Commitments under this Section 2.14. In connection with any such increase in the Commitments, Schedule 2.01 shall be revised by the Administrative Agents to reflect the new Commitments and distributed to the Lenders.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.

(a)                                  Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any Loan Party shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) each Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Indemnification by the Loan Parties. The Loan Parties shall indemnify each

Administrative Agent, each Lender and each L/C Issuer within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Administrative Agent, such Lender or such L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Lender or an L/C Issuer (with a copy to the applicable Administrative Agent), or by the applicable Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.

(d)                                 Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, the applicable Borrower shall deliver to the applicable Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the applicable Administrative Agent.

(e)                                  Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the applicable Borrower (with a copy to the applicable Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Borrower or the applicable Administrative Agent such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the applicable Borrower or the applicable Administrative Agent shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the applicable Administrative Agent as will enable such Borrower or the applicable Administrative Agent to determine whether or not such Lender is subject to backup withholding, withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that a Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to such Borrower and the applicable Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the applicable Borrower or the applicable Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)                                     duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)                                  duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of either Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)                              any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit a Borrower to determine the withholding or deduction required to be made.

Without limiting the generality of the foregoing, the Canadian Administrative Agent, the applicable Canadian L/C Issuer, the Canadian Swing Line Lender and each Canadian Revolving Lender shall have delivered to the Canadian Borrower and the Canadian Administrative Agent on or prior to the Closing Date such certificates, forms, documents or other evidence as may be applicable and determined by the Canadian Borrower to be reasonably satisfactory to establish that each such person is not a Foreign Lender in respect of the Canadian Borrower (it being acknowledged that a representation by such person that it is not a Foreign Lender in respect of the Canadian Borrower shall be considered to be reasonably satisfactory evidence thereof if such representation is accompanied by an explanation of the basis for such status).

(f)                                    Treatment of Certain Refunds. If an Administrative Agent, any Lender or any L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Administrative Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of such Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Administrative Agent, such Lender or such L/C Issuer in the event such Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require either Administrative Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

3.02                        Illegality.

If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans (whether denominated in U.S. Dollars or Canadian Dollars), to make or continue Bankers’ Acceptance Advances, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, U.S. Dollars or Canadian Dollars in the applicable interbank market, then, on notice thereof by such Lender to the applicable Borrower through the applicable Administrative Agent any obligation of such Lender to make or continue Eurodollar Rate Loans or Bankers’ Acceptance Advances in the affected currency or currencies or, to convert Base Rate Loans to Eurodollar Rate Loans or Bankers’ Acceptance Advances, as applicable, shall be suspended until such Lender notifies the applicable Administrative Agent and such Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable

Borrower shall, upon demand from such Lender (with a copy to the applicable Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans or Bankers’ Acceptance Advances of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor or BA Period therefor, as applicable, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans or Bankers’ Acceptance Advances, as applicable. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03                        Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in U.S. Dollars or Canadian Dollars) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan (whether denominated in U.S. Dollars or Canadian Dollars), or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the applicable Administrative Agent will promptly so notify the applicable Borrower and each applicable Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans in the affected currency or currencies shall be suspended until the applicable Administrative Agent revokes such notice. Upon receipt of such notice, the applicable Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04                        Increased Costs; Reserves on Eurodollar Rate Loans.

(a)                                  Increased Costs Generally. If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e) or any L/C Issuer;

(ii)                                  subject any Lender or any L/C Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit, any Eurodollar Rate Loan or Bankers’ Acceptance Advance made by it, or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such L/C Issuer); or

(iii)                               impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement, Eurodollar Rate Loans or Bankers’ Acceptance Advances made by such Lender, any Letter of Credit or any participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan or Bankers’ Acceptance Advance (or of maintaining its obligation to make any such Loan or Bankers’ Acceptance Advance), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the applicable Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by or participations in Letters of Credit held by, such Lender, the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender, such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement. A certificate of a Lender or any L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section, describing the circumstances giving rise to the request for reimbursement and delivered to the applicable Borrower shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)                                 Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the applicable Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                                  Reserves on Eurodollar Rate Loans. The applicable Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal points) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which, in each case, shall be due and payable on each date on which interest is payable on such Loan; provided the applicable Borrower shall have received at least 10 days’ prior notice (with a copy to the applicable Administrative Agent) of such additional interest or costs from such Lender. If a Domestic Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable ten (10) days from receipt of such notice.

3.05                        Compensation for Losses.

Upon demand of any Lender (with a copy to the applicable Administrative Agent) from time to time, the applicable Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                  any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by such Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by such Borrower; or

(c)                                  any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by such Borrower pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The applicable Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by a Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06                        Mitigation Obligations; Replacement of Lenders.

(a)                                  Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or either Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall (after having provided the applicable Borrower with prior written notice thereof) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. Such Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Sections 3.01, 3.02 or 3.04, such Borrower may replace such Lender in accordance with Section 11.13.

3.07                        Survival.

All of the obligations of the Borrowers under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV
GUARANTY

4.01                        The Guaranty.

(a)                                  Each of the Domestic Guarantors hereby jointly and severally guarantees to each Lender, each Affiliate of a Lender that enters into a Swap Contract or a Treasury Management Agreement with a Loan Party, and the Domestic Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Domestic Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Domestic Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

(b)                                 Each of the Canadian Guarantors hereby jointly and severally guarantees to each Canadian Revolving Lender, each Affiliate of a Canadian Revolving Lender that enters into a Swap Contract or a Treasury Management Agreement with a Canadian Loan Party, and the Canadian Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Canadian Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Canadian Guarantors hereby further agree that if any of the Canadian Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Canadian Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Canadian Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

(c)                                  Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or Swap Contracts or Treasury Management Agreements, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02                        Obligations Unconditional.

(a)                                  The obligations of the Domestic Guarantors under Section 4.01(a) are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Swap Contracts or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02(a) that the obligations of the Domestic Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Domestic Guarantor agrees that such Domestic Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against GGC or any other Domestic Guarantor for amounts paid under this Article IV until such time as the Obligations (other than any indemnity obligations that, by their terms, survive the termination of this Agreement) have been paid in full and the Commitments have expired or terminated.

(b)                                 The obligations of the Canadian Guarantors under Section 4.01(b) are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Swap Contracts or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Canadian Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02(b) that the obligations of the Canadian Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Canadian Guarantor agrees that such Canadian Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Canadian Borrower or any other Canadian Guarantor for amounts paid under this Article IV until such time as the Canadian Obligations (other than any indemnity obligations that, by their terms, survive the termination of this Agreement) have been paid in full and the Canadian Revolving Commitments have expired or terminated.

(c)                                  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

(i)                                     at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(ii)                                  any of the acts mentioned in any of the provisions of any of the Loan Documents, any Swap Contract or any Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or such Swap Contracts or Treasury Management Agreements shall be done or omitted;

(iii)                               the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Swap Contract or any Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or such Swap Contracts or such Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(iv)                              any Lien granted to, or in favor of, an Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(v)                                 any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Swap Contract or any Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or such Swap Contracts or such Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03                        Reinstatement.

(a)                                  The obligations of the Domestic Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Domestic Guarantor agrees that it will indemnify each Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by such Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

(b)                                 The obligations of the Canadian Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Canadian Obligations is rescinded or must be otherwise restored by any holder of any of the Canadian Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Canadian Guarantor agrees that it will indemnify the Canadian Administrative Agent and each Canadian Revolving Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Canadian Administrative Agent or such Canadian Revolving Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04                        Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05                        Remedies.

(a)                                  The Domestic Guarantors agree that, to the fullest extent permitted by law, as between the Domestic Guarantors, on the one hand, and the Administrative Agents and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01(a) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Domestic Guarantors for purposes of Section 4.01(a). The Domestic Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

(b)                                 The Canadian Guarantors agree that, to the fullest extent permitted by law, as between the Canadian Guarantors, on the one hand, and the Canadian Administrative Agent and the Canadian Revolving Lenders, on the other hand, the Canadian Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01(b) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Canadian Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Canadian Obligations being deemed to have become automatically due and payable), the Canadian Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Canadian Guarantors for purposes of Section 4.01(b). The Canadian Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Canadian Collateral Documents and that the applicable Lenders may exercise their remedies thereunder in accordance with the terms thereof.

4.06                        Rights of Contribution.

(a)                                  The Domestic Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Domestic Guarantor shall have a right of contribution from each other Domestic Guarantor in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations (other than any indemnity obligations that, by their terms, survive the termination of this Agreement) have been paid in full and the Commitments have expired or terminated, and none of the Domestic Guarantors shall exercise any such contribution rights until the Obligations (other than any indemnity obligations that, by their terms, survive the termination of this Agreement) have been paid in full and the Commitments have expired or terminated.

(b)                                 The Canadian Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Canadian Guarantor shall have a right of contribution from each other Canadian Guarantor in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the Canadian Obligations until such time as the Canadian Obligations (other than any indemnity obligations that, by their terms, survive the termination of this Agreement) have been paid in full and the Canadian Revolving Commitments have expired or terminated, and none of the Canadian Guarantors shall exercise any such contribution rights until the Canadian Obligations (other than any indemnity obligations that, by their terms, survive the termination of this Agreement) have been paid in full and the Canadian Revolving Commitments have expired or terminated.

4.07                        Guarantee of Payment; Continuing Guarantee.

(a)                                  The guarantee given by the Domestic Guarantors in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

(b)                                 The guarantee given by the Canadian Guarantors in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Canadian Obligations whenever arising.

ARTICLE V
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01                        Conditions of Initial Credit Extension.

The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)                                  Loan Documents. Receipt by the Domestic Administrative Agent of executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender.

(b)                                 Opinions of Counsel. Receipt by the Domestic Administrative Agent of favorable opinions of legal counsel to the Loan Parties, addressed to the Domestic Administrative Agent, the Canadian Administrative Agent and each Lender, dated as of the Closing Date, and in form and substance satisfactory to the Domestic Administrative Agent.

(c)                                  Financial Statements. The Domestic Administrative Agent shall have received:

(i)                                     consolidated financial statements of GGC and its Subsidiaries for the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005, including balance sheets and income, shareholders’ equity and cash flow statements, in each case audited by independent public accountants of recognized national standing and prepared in conformity with GAAP;

(ii)                                  consolidated financial statements of the Canadian Borrower and its Subsidiaries for the fifteen (15) months ended December 31, 2003, and for the fiscal years ended December 31, 2004 and December 31, 2005, including balance sheets and income, shareholders’ equity and cash flow statements, in each case audited by independent public accountants of recognized national standing and prepared in conformity with GAAP;

(iii)                               unaudited consolidated financial statements of GGC and its Subsidiaries for fiscal quarters ending March 31, 2006 and June 30, 2006, including balance sheets and statements of income or operations, shareholders’ equity and cash flows (the “GGC Interim Financial Statements”), prepared in conformity with GAAP;

(iv)                              unaudited consolidated financial statements of the Canadian Borrower and its Subsidiaries for the fiscal quarters ending March 31, 2006 and June 30, 2006, including balance sheets and statements of income or operations, shareholders’ equity and cash flows (the “Royal Interim Financial Statements”), prepared in conformity with GAAP;

(v)                                 pro forma financial statements for GGC and its Subsidiaries after giving effect to the Royal Acquisition for the twelve month period ending March 31, 2006 which (A) are in form and substance satisfactory to the Lenders and (B) meet the requirements of Regulation S-X of the Securities Act of 1933, together with a calculation demonstrating that pro forma consolidated debt to pro forma EBITDA at March 31, 2006 (calculated in manner consistent with the calculations and adjustments agreed with the arrangers) after giving effect to the Royal Acquisition is not greater than 4.75 to 1.0; and

(vi)                              pro forma financial projections for GGC and its Subsidiaries after giving effect to the Royal Acquisition in form and substance satisfactory to the Lenders of the balance sheets and statements of income or operations, shareholders’ equity and cash flows for each year commencing with the year ended December 31, 2006 through December 31, 2010.

(d)                                 Organization Documents, Resolutions, Etc. Receipt by the Domestic Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals), in form and substance satisfactory to the Domestic Administrative Agent and its legal counsel:

(i)                                     copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(ii)                                  such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Domestic Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii)                               such documents and certifications as the Domestic Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization or formation.

(e)                                  Perfection and Priority of Liens. Receipt by the applicable Collateral Agent of the following:

(i)                                     searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party or where a filing would need to be made in order to perfect the Domestic Collateral Agent’s security interest in the Domestic Collateral, the Canadian Collateral Agent’s security interest in the Canadian Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii)                                  UCC financing statements, or the equivalent, for each appropriate jurisdiction as is necessary, in the applicable Collateral Agent’s reasonable discretion, to perfect the Domestic Collateral Agent’s security interest in the Domestic Collateral and the Canadian Collateral Agent’s security interest in the Canadian Collateral;

(iii)                               all certificates evidencing any certificated Equity Interests pledged pursuant to the Collateral Documents, together with duly executed in blank, undated stock powers attached thereto;

(iv)                              searches of ownership of, and Liens on, intellectual property identified on Schedule 5.01(e) in the appropriate governmental offices; and

(v)                                 duly executed notices of grant of security interest in the form required by the Collateral Documents as are necessary, in the applicable Administrative Agent’s reasonable discretion, to perfect the Domestic Collateral Agent’s security interest in the intellectual property of the Domestic Loan Parties identified on Schedule 5.01(e) and to perfect the Canadian Collateral Agent’s security interest in the intellectual property of the Canadian Loan Parties identified on Schedule 5.01(e).

(f)                                    Real Property Collateral. Receipt by the applicable Collateral Agent of the following:

(i)                                     fully executed and, to the extent required, notarized Mortgages encumbering the fee interest and/or leasehold interest of any Loan Party (and, with respect to certain properties, encumbering the title interest of any nominee of the Canadian Borrower) in each of the real properties designated as a Mortgaged Property on Schedule 6.20;

(ii)                                  in the case of each real property leasehold interest of any Loan Party constituting Mortgaged Property, evidence that the applicable lease, a memorandum of lease with respect thereto, notice of lease or other evidence of such lease in form and substance reasonably satisfactory to the applicable Collateral Agent, has been or will be recorded or registered in all places to the extent necessary or desirable, in the reasonable judgment of the applicable Collateral Agent, so as to enable the Mortgage encumbering such leasehold interest to effectively create a valid and enforceable first priority lien (subject to Permitted Liens) on such leasehold interest in favor of the applicable Collateral Agent (or such other Person as may be required or desired under local law) for the benefit of applicable Lenders;

(iii)                               any existing maps or plats of an as-built survey of any Mortgaged Property in a form and substance satisfactory to the applicable Collateral Agent and the title insurance company referred to in Section 5.01(g)(iv);

(iv)                              ALTA mortgagee title insurance policies (or the Canadian equivalent) issued by a title insurance company reasonably acceptable to the applicable Collateral Agent with respect to each Mortgaged Property, assuring the applicable Collateral Agent that each of the Mortgages creates a valid and enforceable first priority mortgage lien on the applicable Mortgaged Property, free and clear of all defects and encumbrances except Permitted Liens, which title insurance policies shall otherwise be in form and substance reasonably satisfactory to the applicable Collateral Agent; and

(v)                                 evidence as to (A) whether any Mortgaged Property located in the United States is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (B) if any Mortgaged Property located in the United States is a Flood Hazard Property, (1) whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (2) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Domestic Collateral Agent, (a) as to the fact that such Mortgaged Property is a Flood Hazard Property and (b) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (3) copies of insurance policies or certificates of insurance of GGC and its Subsidiaries evidencing flood insurance satisfactory to the applicable Collateral Agent and naming the applicable Collateral Agent, as sole Lender’s loss payee on behalf of the applicable Lenders.

(g)                                 Evidence of Insurance. Receipt by the applicable Administrative Agent of copies of certificates of insurance of the Loan Parties evidencing liability and property insurance meeting the requirements set forth in Section 7.07. Such evidence shall include, but not be limited to, evidence that the applicable Collateral Agent is an additional insured (in the case of liability insurance) and Lender’s loss payee (in the case of property insurance) on behalf of the applicable Lenders.

(h)                                 Debt Documents. Receipt by the Domestic Administrative Agent of (i) a copy, certified by a Responsible Officer of GGC as true and complete, of each of the following:  (A) the 2003 Indenture (together with all exhibits and schedules thereto), (B) the 2006 Senior Indenture (together with all exhibits and schedules thereto)  (C) the 2006 Senior Subordinated Indenture (together with all exhibits and schedules thereto), (D) the Series D Note Purchase Agreement (together with all exhibits and schedules thereto) and (E) the Medium Term Notes Indenture (together with all exhibits and schedules thereto), each as originally executed and delivered, together with any amendments or modifications to such documents as of the Closing Date.

(i)                                     Consummation of Royal Acquisition. Receipt by the Domestic Administrative Agent of satisfactory evidence that the Royal Acquisition will be completed immediately after the initial funding of the Loans in compliance with applicable law and regulatory approvals and substantially in accordance with the Acquisition Documents.

(j)                                     Copy of Arrangement Agreement. Receipt by the Domestic Administrative Agent of a copy, certified by a Responsible Officer of GGC as true and complete, of the Arrangement Agreement (together with all exhibits and schedules thereto), which Arrangement Agreement shall not have been altered, amended or otherwise changed or supplemented, or any condition therein waived, in any manner that would be adverse in any material respect to GGC or the Lenders, without the written consent of the Domestic Administrative Agent.

(k)                                  Governmental Approvals. Receipt by the Domestic Administrative Agent of all governmental, shareholder and third party consents (including Hart-Scott-Rodino clearance) and approvals necessary in connection with the Royal Acquisition and the related financings and other transactions contemplated hereby and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on GGC and its Subsidiaries or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Domestic Administrative Agent could reasonably be expected to have such effect.

(l)                                     Solvency Certificate. The Domestic Administrative Agent shall have received certification as to the financial condition and Solvency of GGC and its Subsidiaries on a consolidated basis (after giving effect to the transactions contemplated hereby) from a Responsible Officer of GGC.

(m)                               Termination of Existing Indebtedness. Receipt by the Domestic Administrative of evidence that the Existing Credit Agreements will be simultaneously terminated and all Liens securing obligations under such Existing Credit Agreement will be simultaneously released with the initial funding of the Loans.

(n)                                 Closing Certificate. Receipt by the Domestic Administrative Agent of a certificate signed by a Responsible Officer of GGC (i) certifying that the conditions specified in Sections 5.02(a), (b) and (c) have been satisfied and (ii) setting forth calculations satisfactory to the Domestic Administrative Agent calculating the Consolidated Leverage Ratio (after giving effect to the transactions contemplated hereby) for the most recently ended four fiscal quarters for which financial statements were delivered pursuant to Section 5.01(c)(iii) at a ratio not greater than 4.75 to 1.0.

(o)                                 Fees. Receipt by the Administrative Agents, the Collateral Agents and the Lenders of any fees required to be paid on or before the Closing Date.

(p)                                 Attorney Costs. GGC shall have paid all fees, charges and disbursements of counsel of the Administrative Agents to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of fees, costs and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between GGC and the Administrative Agents).

(r)                                    Intercompany Security Documents. Receipt by the Domestic Administrative Agent of the Holdco Note, together with an executed endorsement, the other Intercompany Security Documents and the Collateral Assignment Documents, each properly executed and in form and substance satisfactory to the Domestic Administrative Agent and such other documentation requested by the Domestic Administrative Agent in form and substance satisfactory to the Domestic Administrative Agent in order for the Domestic Administrative Agent to obtain a first priority security interest in the Holdco Note and the Intercompany Security Documents.

Without limiting the generality of the provisions of Section 11.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the applicable Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02                        Conditions to all Credit Extensions.

The obligation of each Lender and each L/C Issuer to honor any Request for Credit Extension or make any Loan or other Credit Extension is subject to the following conditions precedent:

(a)                                  The representations and warranties of GGC and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (c) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b)                                 No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)                                  The applicable Administrative Agent and, if applicable, the applicable L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension submitted by the applicable Borrower, and each Borrowing of a Canadian Swing Line Loan, shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Domestic Administrative Agent, the Canadian Administrative Agent and the Lenders that:

6.01                        Existence, Qualification and Power.

Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02                        Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Liens created in favor of the holders of the Medium Term Notes permitted by Section 8.01(q)) under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

6.03                        Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than filings to perfect the security interests and Liens created by the Collateral Documents.

6.04                        Binding Effect.

Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Each Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each such Loan Party in accordance with its terms.

6.05                        Financial Condition; No Material Adverse Effect.

(a)                                  The GGC Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of GGC and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of GGC and its Subsidiaries as of the date thereof, including liabilities for taxes, commitments and Indebtedness.

(b)                                 The Royal Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Canadian Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Canadian Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness required to be reflected on a balance sheet in accordance with GAAP.

(c)                                  The GGC Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of GGC and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments; and (iii) show all material indebtedness and other liabilities, direct or contingent, of GGC and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

(d)                                 The Royal Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Canadian Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Canadian Borrower and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness required to be reflected on a balance sheet in accordance with GAAP.

(e)                                  From the date of the GGC Audited Financial Statements to and including the Closing Date (other than the Royal Acquisition), there has been no Disposition by any Borrower or any Subsidiary, or any Involuntary Disposition, of any material part of the business or property of GGC and its Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of GGC and its Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(f)                                    The financial statements delivered pursuant to Section 7.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01(a) and (b)) and present fairly in all material respects (on the basis disclosed in the footnotes to such financial statements) the consolidated and, in the case of the financial statements delivered pursuant to Section 7.01(a), consolidating, financial condition, results of operations and cash flows of GGC and its Subsidiaries as of the dates thereof and for the periods covered thereby.

(g)                                 Since the date of the GGC Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(h)                                 To the best knowledge of GGC, no Internal Control Event exists or has occurred since the date of the GGC Audited Financial Statements that has resulted in or could reasonably be expected to result in a misstatement in any material respect, in any financial information delivered or to be delivered to the Domestic Administrative Agent or the Lenders, of (i) covenant compliance calculations provided hereunder or (ii) the assets, liabilities, financial condition or results of operations of GGC and its Subsidiaries on a consolidated basis.

6.06                        No Material Litigation.

Except as set forth on Schedule 6.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against GGC or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect. For the avoidance of doubt, if any action, suit, proceeding, claim, dispute or investigation identified on Schedule 6.06 shall result in a Material Adverse Effect, the Loan Parties hereby agree that the Lenders shall be under no obligation to make any Loan and the L/C Issuers shall be under no obligation to issue or extend any Letter of Credit hereunder.

6.07                        No Default.

Neither GGC nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

6.08                        Ownership of Property; Liens.

Each of GGC and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of GGC and its Subsidiaries is subject to no Liens, other than Permitted Liens.

6.09                        Environmental Matters.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a)                                  Except as disclosed on Schedule 6.09, each of the Facilities and all operations at the Facilities are in substantial compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the Businesses, and there are no conditions relating to the Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws.

(b)                                 Except as disclosed on Schedule 6.09, none of the Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c)                                  Except as disclosed on Schedule 6.09, within the last three years, neither GGC nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses that give rise to material liability and which have not been resolved, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)                                 Except as disclosed on Schedule 6.09, Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or to the knowledge of the Responsible Officers of the Loan Parties, any other location, in each case by or on behalf any Borrower or any Subsidiary in material violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law (it being acknowledged that the Borrowers have advised the Lenders that Hazardous Materials are used and produced in the ordinary course of business in substantial compliance with Environmental Laws).

(e)                                  Except as disclosed on Schedule 6.09, no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened, under any Environmental Law to which any Borrower or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders entered into within the last three (3) years, or other administrative or judicial requirements outstanding under any Environmental Law with respect to GGC, any Subsidiary, the Facilities or the Businesses.

(f)                                    Except as disclosed on Schedule 6.09, there has been no release or threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including, without limitation, disposal) of any Borrower or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

6.10                        Taxes.

GGC and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

6.11                        Pension Plans.

(a)                                  (i)                                     Each U.S. Plan is in compliance in all material respects with its terms and the applicable provisions of ERISA, the Code and other Federal or state Laws. Each U.S. Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Loan Party and each ERISA Affiliate have made all required contributions to each U.S. Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any U.S. Plan.

(ii)                                  Each Canadian Pension Plan and Canadian Plan is in compliance in all material respects with its terms and the applicable provisions of Canadian federal and provincial Laws. Each Canadian Pension Plan that is intended to qualify for tax deferred treatment under the Canadian Tax Act is duly registered under the Canadian Tax Act, and, to the best knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such treatment. The Canadian Borrower and each Canadian Subsidiary have made all required contributions to each Canadian Pension Plan and each Canadian Plan.

(b)                                 There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any U.S. Plan, Canadian Plan or Canadian Pension Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any U.S. Plan, Canadian Plan or Canadian Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no U.S. Pension Plan has any U.S. Unfunded Pension Liability; (iii) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any U.S. Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or Section 4243 of ERISA with respect to a U.S. Multiemployer Plan; and (v) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

(d)                                 (i) No Canadian Pension Event has occurred or is reasonably likely to occur; (ii) no Canadian Pension Plan has any Canadian Unfunded Pension Liability which in the aggregate has resulted or could reasonably be expected to result in liability of the Canadian Borrower or any Canadian Subsidiary in excess of $2,000,000; (iii) none of the Canadian Loan Parties or Canadian Subsidiaries has incurred, or reasonably expects to incur, any liability (and no event has occurred which would result in such liability) with respect to withdrawal from a Canadian Multiemployer Plan.

6.12                        Insurance.

The properties of GGC and its Subsidiaries are insured in accordance with the terms of Section 7.07. The insurance coverage of the Loan Parties as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.12.

6.13                        Subsidiaries.

Set forth on Schedule 6.13 is a complete and accurate list as of the Closing Date of each

Subsidiary, together with (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Borrower or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding Equity Interests of each Subsidiary are validly issued, fully paid and non-assessable.

6.14                        Federal Regulations; Investment Company Act; Other Regulations.

(a)                                  Neither Borrower is engaged nor will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)                                 None of GGC, any Person Controlling GGC, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15                        Disclosure.

Each Loan Party has disclosed to the applicable Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to any Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.16                        Compliance with Laws.

GGC, each Subsidiary and each of their respective real properties and improvements thereon is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.17                        Intellectual Property; Licenses.

GGC and its Subsidiaries own, or possess the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses. Set forth on Schedule 5.01(e) is a list of all material IP Rights registered or pending registration with the United States Copyright Office, the United States Patent and Trademark Office or the Canadian Intellectual Property Office and owned by each Loan Party as of the Closing Date. Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Loan Party know of any such claim, and, to the knowledge of the Responsible Officers of the Loan Parties, the use of any IP Rights by any Borrower or any Subsidiary or the granting of a right or a license in respect of any IP Rights from any Borrower or any Subsidiary does not infringe on the rights of any Person. As of the Closing Date, none of the material IP Rights owned by any of the Loan Parties is subject to any licensing agreement or similar arrangement.

6.18                        Solvency.

The Loan Parties are Solvent on a consolidated basis.

6.19                        Perfection of Security Interests in the Collateral.

The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens will, upon filing of all requisite financing statements and Mortgages, be perfected security interests and Liens, prior to all other Liens other than Permitted Liens.

6.20                        Business Locations.

Set forth on Schedule 6.20(a) is a list of all real Property located in the United States and Canada that is owned or leased by the Loan Parties as of the Closing Date. Set forth on Schedule 6.20(b) is a list of all locations where any tangible personal property of any Canadian Loan Party is located as of the Closing Date. The exact legal name and state of organization of each Loan Party is as set forth on the signature pages hereto.

6.21                        Labor Matters.

Except as set forth on Schedule 6.21, there are no collective bargaining agreements or U.S. Multiemployer Plans covering the employees of any Borrower or any Subsidiary as of the Closing Date and neither GGC nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

6.22                        Subordination.

The subordination provisions contained in the 2006 Senior Subordinated Debt Documents are enforceable against GGC, the other Loan Parties and the holders of the 2006 Senior Subordinated Notes, and all Obligations hereunder and under the other Loan Documents constitute “Senior Indebtedness” and “Designated Senior Indebtedness” (or any comparable terms) under the terms of the 2006 Senior Subordinated Debt Documents.

ARTICLE VII
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit remain outstanding, the Loan Parties shall, and shall cause each Subsidiary to:

7.01                        Financial Statements.

Deliver to the Domestic Administrative Agent, in form and detail satisfactory to the Domestic Administrative Agent and the Required Lenders:

(a)                                  upon the earlier of the date that is ninety days after the end of each fiscal year of GGC or the date such information is filed with the SEC, a consolidated balance sheet of GGC and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement; provided, however, that the delivery of the consolidated financial statements of GGC and its Subsidiaries on Form 10K shall satisfy the terms of this Section 7.01(a)(i); and (ii) an opinion of such Registered Public Accounting Firm independently assessing the Borrower’s internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, PCAOB Auditing Standard No. 2, and Section 404 of Sarbanes-Oxley expressing a conclusion that contains no statement that there is a material weakness in such internal controls, except for such material weaknesses as to which the Required Lenders do not object (taking into account any remediation plan that is developed by GGC); and

(b)                                 upon the earlier of the date that is forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of GGC or the date such information is filed with the SEC, a consolidated balance sheet of GGC and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of GGC as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of GGC and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; provided, however, that the delivery of the consolidated financial statements of GGC and its Subsidiaries on Form 10Q shall satisfy the terms of this Section 7.01(b).

7.02                        Certificates; Other Information.

Deliver to the Domestic Administrative Agent and each Lender, in form and detail satisfactory to the Domestic Administrative Agent and the Required Lenders:

(a)                                  concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of the Registered Public Accounting Firm certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default under Section 8.03, 8.06 or 8.11 or, if any such Event of Default shall exist, stating the nature and status of such event (it being understood that such examination will have extended only to financial matters);

(b)                                 concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of GGC;

(c)                                  as soon as available but not later than thirty (30) days after the end of each fiscal year of GGC, beginning with the fiscal year ending December 31, 2006, an annual business plan and budget of GGC and its Subsidiaries containing, among other things, pro forma financial statements for each quarter of the next fiscal year;

(d)                                 promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equityholders of any Loan Party, and copies of all annual, regular, periodic and special reports and registration statements which a Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Domestic Administrative Agent pursuant hereto;

(e)                                  concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a certificate of a Responsible Officer of GGC containing information regarding the amount of all Dispositions, Involuntary Dispositions, Debt Issuances, Equity Issuances and Acquisitions, in each case involving an amount equal to or in excess of $5,000,000 that occurred during the period covered by such financial statements;

(f)                                    promptly after any request by the Domestic Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of GGC by independent accountants in connection with the accounts or books of any Borrower or any Subsidiary, or any audit of any of them;

(g)                                 promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 7.01 or any other clause of this Section 7.02;

(h)                                 promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(i)                                     promptly, such additional information regarding the business, financial or corporate affairs of any Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Domestic Administrative Agent or any Lender may from time to time reasonably request;

(j)                                     concurrently with the delivery of the financial statements referred to in

Sections 7.01(a) and (b), a certificate of a Responsible Officer of GGC (i) listing, with respect to GGC and each Domestic Subsidiary, (A) all applications, if any, for material Copyrights or material Patents (each such term as defined in the Domestic Security Agreement) (such determination of materiality to be made by GGC in its reasonable discretion) made since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (B) all issuances of registrations or letters on existing applications for material Copyrights and material Patents (each such term as defined in the Domestic Security Agreement) (such determination of materiality to be made by GGC in its reasonable discretion) received since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), and (C) all material Copyright Licenses and material Patent Licenses (each such term as defined in the Domestic Security Agreement) (such determination of materiality to be made by GGC in its reasonable discretion) entered into since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (ii) listing, with respect to the Canadian Borrower and each Canadian Subsidiary, (A) all applications, if any, for material Copyrights, material Patents or material Trademarks (each such term as defined in the Canadian Security Agreement) (such determination of materiality to be made by GGC in its reasonable discretion) made since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (B) all issuances of registrations or letters on existing applications for material Copyrights, material Patents and material Trademarks (each such term as defined in the Canadian Security Agreement) (such determination of materiality to be made by GGC in its reasonable discretion) received since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), and (C) all material Copyright Licenses, material Patent Licenses and material Trademark Licenses (each such term as defined in the Canadian Security Agreement) (such determination of materiality to be made by GGC in its reasonable discretion) entered into since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date) and (iii) attaching the insurance binder or other evidence of insurance for any insurance coverage of any Borrower or any Subsidiary that was renewed, replaced or modified during the period covered by such financial statements; and

(k)                                  promptly, and in any event within two Business Days after receipt thereof by GGC, copies of each notice or other correspondence received from Holdco or any of its Subsidiaries, and any notice or other correspondence provided to Holdco, in connection with the Holdco Note or any other Intercompany Security Document.

Documents required to be delivered pursuant to Section 7.01 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which GGC posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and each Administrative Agent have access (whether a commercial, third-party website or whether sponsored by an Administrative Agent); provided that: (i) GGC shall deliver paper copies of such documents to the Domestic Administrative Agent or any Lender that requests GGC to deliver such paper copies until a written request to cease delivering paper copies is given by the Domestic Administrative Agent or such Lender and (ii) GGC shall notify the Domestic Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Domestic Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance GGC shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(b) to the Domestic Administrative Agent. Except for such Compliance

Certificates, the Domestic Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by GGC with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

GGC hereby acknowledges that (a) an Administrative Agent and/or BAS will make available to the Lenders materials and/or information provided by or on behalf of GGC hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to GGC or its securities) (each, a “Public Lender”). GGC hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” GGC shall be deemed to have authorized the any Administrative Agent, BAS and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to GGC or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agents and BAS shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.”

7.03                        Notices.

(a)                                  Promptly (and in any event within two (2) Business Days of any Responsible Officer obtaining knowledge thereof) notify the Administrative Agents and each Lender of the occurrence of any Default.

(b)                                 Within five (5) Business Days of any Responsible Officer obtaining knowledge thereof notify the Administrative Agents and each Lender of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between any Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws.

(c)                                  Within five (5) Business Days of any Responsible Officer obtaining knowledge thereof notify the Administrative Agents and each Lender of the occurrence of any ERISA Event or Canadian Pension Event.

(d)                                 Within five (5) Business Days of any Responsible Officer obtaining knowledge thereof notify the Administrative Agents and each Lender of any material change in accounting policies or financial reporting practices by any Borrower or any Subsidiary.

(e)                                  Upon the reasonable written request of the applicable Administrative Agent following the occurrence of any event or the discovery of any condition which such Administrative Agent or the Required Lenders reasonably believe has caused (or could be reasonably expected to cause) the representations and warranties set forth in Section 6.09 to be untrue in any material respect, furnish or cause to be furnished to the applicable Administrative Agent, at the Loan Parties’ expense, a report of an environmental assessment of reasonable scope, form and depth, (including, where appropriate, invasive soil or groundwater sampling) by a consultant reasonably acceptable to the applicable Administrative Agent as to the nature and extent of the presence of any Hazardous Materials on any Facilities and as to the compliance by GGC or any of its Subsidiaries with Environmental Laws at such Facilities. If the Loan Parties fail to deliver such an environmental report within seventy-five (75) days after receipt of such written request then the applicable Administrative Agent may arrange for the same, and the Loan Parties hereby grant to the applicable Administrative Agent and their representatives access to the Facilities to reasonably undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment arranged for by an Administrative Agent pursuant to this provision will be payable by the Loan Parties on demand and added to the obligations secured by the Collateral Documents; provided, however, that no such environmental assessment, including invasive soil or groundwater sampling, shall be considered to be reasonable or appropriate where such assessment will impair the indemnity rights of GGC by third parties, or where such assessment, not otherwise required under applicable Environmental Laws, may reasonably be expected to result in liability to a Governmental Authority.

Each notice pursuant to this Section 7.03(a) through (e) shall be accompanied by a statement of a Responsible Officer of GGC setting forth details of the occurrence referred to therein and stating what action GGC has taken and proposes to take with respect thereto. Each notice pursuant to this Section 7.03 shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04                        Payment of Obligations.

Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by GGC or such Subsidiary; and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, other than Permitted Liens.

7.05                        Maintenance of Existence.

(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered copyrights, patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.06                        Maintenance of Property.

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect;

and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07                        Maintenance of Insurance.

Maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) with financially sound and reputable insurance companies not Affiliates of GGC, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where GGC or the applicable Subsidiary operates. The applicable Collateral Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral owned by a Loan Party, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the applicable Collateral Agent, that it will give such Collateral Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled.

7.08                        Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09                        Books and Records.

(a)                                  Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of GGC or such Subsidiary, as the case may be.

(b)                                 Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over GGC or such Subsidiary, as the case may be.

7.10                        Inspection Rights.

(a)                                  Permit representatives and independent contractors of any Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of GGC and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists any Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of GGC at any time during normal business hours and without advance notice.

(b)                                 If requested by any Administrative Agent in its sole discretion, permit such Administrative Agent, and its representatives, upon reasonable advance notice to the applicable Borrower, to conduct an annual audit of the applicable Collateral at the expense of GGC.

(c)                                  If requested by any Administrative Agent in its sole discretion (it being understood and agreed that no Administrative Agent shall make any such request more than once in any fiscal year unless an Event of Default exists, in which case any Administrative Agent may make as many requests of the following as it deems necessary), promptly deliver to such Administrative Agent (a) asset appraisal reports with respect to all of the real and personal property owned by GGC and its Subsidiaries, and (b) a written audit of the accounts receivable, inventory, payables, controls and systems of GGC and its Subsidiaries.

7.11                        Use of Proceeds.

Use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document.

7.12                        Additional Subsidiaries.

(a)                                  Within thirty (30) days after the acquisition or formation of any Subsidiary, notify the applicable Administrative Agent thereof in writing, together with the (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by GGC or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and

(b)                                 Within thirty (30) days after (i) the acquisition or formation of any Domestic Subsidiary or Canadian Subsidiary (other than any SPV) that is a Material Subsidiary or (ii) the date on which any Domestic Subsidiary or Canadian Subsidiary becomes a Material Subsidiary (other than any SPV), cause such Person to (A) become a Domestic Guarantor or a Canadian Guarantor, as applicable, by executing and delivering to the applicable Administrative Agent a Joinder Agreement or such other documents as such Administrative Agent shall deem appropriate for such purpose, and (B) deliver to the applicable Administrative Agent and Collateral Agent documents of the types referred to in Sections 5.01(e) and (f) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (A) above), all in form, content and scope reasonably satisfactory to such Administrative Agent and Collateral Agent.

(b)                                 If at any time any Subsidiary that is not required to be a Guarantor hereunder provides a guarantee of GGC’s obligations under the 2003 Senior Notes, the 2006 Senior Notes or the 2006 Senior Subordinated Notes, then promptly (and in any event within thirty (30) days thereof), cause such Subsidiary to (i) become a Guarantor by executing and delivering to the applicable Administrative Agent a Joinder Agreement or such other documents as the such Administrative Agent shall deem appropriate for such purpose, and (ii) deliver to the applicable Administrative Agent and Collateral Agent documents of the types referred to in Sections 5.01(e) and (f) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to such Administrative Agent and Collateral Agent.

7.13                        ERISA Compliance.

Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each U.S. Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law and maintain each Canadian Plan in compliance in all material respects with the applicable provisions of Canadian federal and provincial law; (b) cause each U.S. Plan that is qualified under Section 401(a) of the Code to maintain such qualification and cause each Canadian Pension Plan and Canadian Plan that is registered under the Canadian Tax Act to maintain such registration and (c) make all required contributions to (i) any U.S. Plan subject to Section 412 of the Code and (ii) all Canadian Plans and Canadian Pension Plans.

7.14                        Pledged Assets.

(a)                                  Real and Personal Property.

(i)                                     With respect to each Domestic Loan Party, cause all of its owned and leased real and personal Property other than Excluded Domestic Property to be subject at all times to first priority, perfected and, in the case of real Property (whether leased or owned), title insured Liens in favor of the Domestic Collateral Agent to secure the Obligations pursuant to the terms and conditions of the Domestic Collateral Documents or, with respect to any such Property acquired subsequent to the Closing Date, such other additional security documents as the Domestic Collateral Agent shall reasonably request, subject in any case to Permitted Liens and deliver such other documentation as the Domestic Collateral Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, notice filings with respect to material intellectual property, real estate title insurance policies, surveys, if available, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Domestic Collateral Agent’s Liens thereunder) and other items of the types required to be delivered pursuant to Section 5.01(e) and (f), all in form, content and scope satisfactory to the Domestic Collateral Agent.

(ii)                                  With respect to each Canadian Loan Party, cause all of its owned and leased real and personal Property other than Excluded Canadian Property to be subject at all times to first priority, perfected and, in the case of real Property (whether leased or owned), title insured Liens in favor of the Canadian Collateral Agent to secure the Canadian Obligations pursuant to the terms and conditions of the Canadian Collateral Documents or, with respect to any such Property acquired subsequent to the Closing Date, such other additional security documents as the Canadian Collateral Agent shall reasonably request, subject in any case to Permitted Liens and deliver such other documentation as the Canadian Collateral Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate PPSA financing statements, notice filings with respect to material intellectual property, real estate title insurance policies, surveys, if available, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Canadian Collateral Agent’s Liens thereunder) and other items of the types required to be delivered pursuant to Section 5.01(e) and (f), all in form, content and scope satisfactory to the Canadian Collateral Agent.

(b)                                 Equity Interests.

(i)                                     With respect to each Domestic Loan Party, cause 100% of the issued and outstanding Equity Interests of each Domestic Subsidiary and 65% (or such greater percentage that, due to a change in an applicable Law after the date hereof, (y) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (z) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) owned by such Domestic Loan Party in each First-Tier Foreign Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Domestic Collateral Agent to secure the Obligations pursuant to the terms and conditions of the Collateral Documents or such other security documents as the Domestic Collateral Agent shall reasonably request; and

(ii)                                  With respect to each Canadian Loan Party, cause 100% of the issued and outstanding Equity Interests of each Canadian Subsidiary and Domestic Subsidiary owned by such Canadian Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Canadian Collateral Agent to secure the Canadian Obligations pursuant to the terms and conditions of the Canadian Collateral Documents or such other security documents as the Canadian Collateral Agent shall reasonably request.

7.15                        Further Assurances Regarding Collateral.

Each Loan Party shall, upon the reasonable request of the applicable Collateral Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed and delivered any and all documents which are necessary or advisable to maintain in favor of the applicable Collateral Agent, for the benefit of the applicable Lenders, Liens on the applicable Collateral that are duly perfected in accordance with all applicable Laws.

7.16                        Landlord and Warehouseman Waivers.

Each Loan Party shall use commercially reasonable efforts to deliver to the applicable Collateral Agent waivers of contractual and statutory landlord’s, landlord’s mortgagee’s and warehouseman’s Liens in form and substance satisfactory to the applicable Collateral Agent under each existing lease, warehouse agreement or similar agreement to which any Loan Party is a party; provided that unless the applicable Collateral Agent agrees otherwise, such waivers also will be sought when the existing lease, warehouse agreement or similar agreement is amended, renewed or extended and the applicable Loan Party will use commercially reasonable efforts to obtain waivers of both contractual and statutory landlord’s, landlord’s mortgagee’s and warehouseman’s Liens in form and substance satisfactory to such Collateral Agent in connection with each new lease, warehouse agreement or similar agreement entered into by any Loan Party.

7.17                        Post-Closing Deliverables.

(a)                                  On or before the date 45 days after the Closing Date, with respect to the movable (personal) and immovable (real) property of the Canadian Borrower located in Quebec, deliver to

(i) the Canadian Collateral Agent a fully executed Deed of Hypothec and such other documentation reasonably required by the Canadian Collateral Agent with respect to such property in a form reasonably satisfactory to the Canadian Collateral Agent, including those items satisfying the terms of Section 5.01(b) and 5.01(f)(iii) and (iv) with respect to such property, (ii) GGC a fully executed Deed of Hypothec and such other documentation reasonably required by GGC or the Domestic Collateral Agent with respect to such property in a form reasonably satisfactory to the Domestic Collateral Agent, including those items satisfying the terms of Section 5.01(b) and 5.01(f)(iii) and (iv) with respect to such property and (c) the Domestic Collateral Agent fully executed amendments to the applicable Collateral Assignment Documents sufficient to add such documents referenced in subclause (ii) above to the referenced “Documents” collaterally assigned by GGC to the Domestic Collateral Agent pursuant to such Collateral Assignment Documents.

(b)                                 On or before the applicable dates indicated on Schedule 7.17, deliver to the applicable Administrative Agent or Collateral Agent the items identified on such Schedule 7.17 in form and substance reasonably satisfactory to the applicable Administrative Agent or Collateral Agent.

ARTICLE VIII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01                        Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)                                  Liens pursuant to any Loan Document;

(b)                                 Liens existing on the date hereof and listed on Schedule 8.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

(c)                                  Liens for taxes, assessments, government charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)                                  pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation,

other than any Lien imposed by ERISA;

(f)                                    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)                                 easements, rights-of-way, title defects, zoning, restrictions and other similar encumbrances or irregularities affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)                                 Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(i);

(i)                                     Liens securing Indebtedness permitted under Section 8.03(e); provided that (i) such Liens do not at any time encumber any property other than the Property financed by such Indebtedness; (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the Property being acquired on the date of acquisition; and (iii) such Liens attach to such property concurrently with or within ninety days after the acquisition thereof; and

(j)                                     leases or subleases granted to others not interfering in any material respect with the business of GGC or any of its Subsidiaries;

(k)                                  any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(l)                                     Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.02;

(m)                               normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(n)                                 Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(o)                                 Liens of sellers of goods to GGC and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(p)                                 Liens in favor of GGC on the assets of Holdco and its Canadian Subsidiaries pursuant to any Intercompany Security Document;

(q)                                 Liens in favor of the holders of the Medium Term Notes securing Indebtedness under the Medium Term Notes permitted under Section 8.03(k);

(r)                                    Liens created or deemed to exist in connection with any Securitization Transaction permitted under Section 8.03(i), but only to the extent that any such Lien relates to accounts receivable and related rights which have been transferred or otherwise assigned pursuant to such Securitization Transaction;

(s)                                  Liens on property of a Person existing at the time such Person becomes a Subsidiary of GGC or is merged or consolidated with GGC or any Subsidiary of GGC in accordance with Section 8.02(f), provided that such Liens were not created in contemplation of such merger, consolidation or Acquisition and do not extend to any assets other than those of the Person merged into or consolidated with GGC or such Subsidiary or acquired by GGC or such Subsidiary;

(t)                                    the reservations, limitations, provisos and conditions expressed in any original grants from the Crown of real or immovable property, which do not materially interfere with (i) the ordinary conduct of the business of the applicable Person or (ii) the use and enjoyment of such real or immovable property; and

(u)                                 Liens on any monies held by a trustee of any note or bond issuance which secure unpaid fees and indemnity obligations of the trustee.

8.02                        Investments.

Make any Investments, except:

(a)                                  Investments held by GGC or such Subsidiary in the form of Cash Equivalents;

(b)                                 Investments existing as of the Closing Date and set forth in Schedule 8.02;

(c)                                  Investments by any Domestic Loan Party in any other Domestic Loan Party;

(d)                                 Investments by any Canadian Loan Party in any other Loan Party;

(e)                                  Investments of GGC or any Subsidiary directly related to any Securitization Transaction permitted under Section 8.03(i);

(f)                                    Permitted Acquisitions;

(g)                                 Holdco Loan by GGC to Holdco in the aggregate principal amount of CAN$666,000,000; provided that (x) such Holdco Loan is evidenced by the Holdco Note and secured by the assets of Holdco and its Canadian Subsidiaries pursuant to the Intercompany Security Documents and such other documentation reasonably satisfactory to the Domestic Collateral Agent, (y) the rights of GGC under such Holdco Note and Intercompany Security Documents have been pledged to the Domestic Collateral Agent pursuant to the Collateral Assignment Documents and (z) the entire principal amount of such Holdco Loan remains outstanding for the entire term of this Agreement;

(h)                                 temporary loan by GGC to Holdco in the aggregate principal amount of CAN$345,000,000; provided that such temporary loan is repaid by Holdco within 40 days of the Closing Date by transferring to GGC the shares of RPU;

(i)                                     Guarantees permitted by Section 8.03; and

(j)                                     other Investments not exceeding $25,000,000 in the aggregate in any fiscal year of GGC.

8.03                        Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                  Indebtedness under the Loan Documents;

(b)                                 Indebtedness outstanding on the date hereof and listed on Schedule 8.03 (and renewals, refinancings and extensions thereof (a) that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof and (b) the material terms of which are at least as favorable to the obligors and Lenders as the material terms of the refinanced Indebtedness);

(c)                                  intercompany Indebtedness permitted under Section 8.02;

(d)                                 obligations (contingent or otherwise) of any Borrower or any Subsidiary existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)                                  purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred by GGC or any of its Subsidiaries to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof; provided that (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $25,000,000 at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(f)                                    Indebtedness of GGC under the 2003 Senior Notes in an aggregate principal amount not to exceed US$108,000,000 at any one time outstanding;

(g)                                 Indebtedness of GGC under the 2006 Senior Notes in an aggregate principal amount not to exceed US$500,000,000 at any one time outstanding;

(h)                                 Indebtedness of GGC under the 2006 Senior Subordinated Notes in an aggregate principal amount not to exceed US$200,000,000 at any one time outstanding;

(i)                                     non-recourse Indebtedness and other obligations of GGC and its Subsidiaries in connection with any Securitization Transaction; provided that the aggregate principal amount for all such Securitization Transactions entered into by GGC and its Subsidiaries at any one time outstanding shall not exceed the sum of (i)

$350,000,000 plus (ii) the aggregate amount by which GGC reduces the Domestic Revolving Commitments and/or the Canadian Revolving Commitments pursuant to Section 2.05;

(j)                                     Indebtedness of the Canadian Borrower under the Series D Notes in an aggregate principal amount not to exceed US$10,000,000 at any one time outstanding;

(k)                                  Indebtedness of the Canadian Borrower under the Medium Term Notes up to $117,000,000 at any one time outstanding (it being understood and agreed however that the Indebtedness under the Medium Term Notes shall only be permitted under this Section 8.03(k) until the date forty (40) days after the Closing Date);

(l)                                     Guarantees (which Guarantees in respect of the 2006 Senior Subordinated Notes shall be similarly subordinated) with respect to Indebtedness permitted under clauses (a) through (k) of this Section 8.03;

(m)                               the RPU Preferred Stock; and

(n)                                 other unsecured Indebtedness in an aggregate principal amount at any time outstanding not to exceed an amount equal to 5.0% of Consolidated Net Worth.

8.04                        Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Sections 7.12 and 7.14, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, (a) GGC may merge or consolidate with any of its Domestic Subsidiaries provided that GGC shall be the continuing or surviving corporation, (b) the Canadian Borrower may amalgamate, merge or consolidate with any of its Canadian Subsidiaries provided that the Canadian Borrower shall be a continuing or surviving corporation, (c) any Domestic Loan Party other than GGC may merge or consolidate with any other Domestic Loan Party other than GGC, (d) any Canadian Subsidiary (other than the Canadian Borrower) may be amalgamated, merged or consolidated with or into any Canadian Loan Party provided that such Canadian Loan Party shall be a continuing or surviving corporation, (e) any Canadian Subsidiary that is not a Loan Party may be amalgamated, merged or consolidated with or into any other Canadian Subsidiary, (f) any Foreign Subsidiary that is not a Canadian Subsidiary may merge with any other Foreign Subsidiary that is not a Canadian Subsidiary and (g) any Subsidiary identified in the Disposition and Dissolution Letter as a Subsidiary to be dissolved may be dissolved provided that if such Subsidiary is a Domestic Subsidiary such Subsidiary’s assets are transferred to a Domestic Loan Party prior to such dissolution and if such Subsidiary is a Canadian Subsidiary such Subsidiary’s assets are transferred to a Canadian Loan Party prior to such dissolution.

8.05                        Dispositions.

Make any Disposition other than (a) the sale of those certain Subsidiaries and assets identified in the Disposition and Dissolution Letter and (b) any other Dispositions in which (i) at least 80% of the total consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneous with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (ii) if such transaction is a Sale and Leaseback

Transaction, such transaction is not prohibited by the terms of Section 8.14, (iii) such transaction does not involve the sale or other disposition of a minority equity interest in any Subsidiary, (iv) such transaction does not involve a sale or other disposition of receivables other than (A) receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section 8.05 and (B) the sale of accounts receivable pursuant to a permitted Securitization Transaction and (v) the aggregate fair market value of all of the assets sold or otherwise disposed of by GGC and its Subsidiaries in all such transactions in any fiscal year of GGC shall not exceed $150,000,000.

8.06                        Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that so long as no Default or Event of Default shall have occurred and be continuing at the time any action described below or would result therefrom:

(a)                                  each Subsidiary may make Restricted Payments to any Domestic Loan Party;

(b)                                 each Canadian Subsidiary may make Restricted Payments to any Canadian Loan Party;

(c)                                  each Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person;

(d)                                 GGC may purchase shares of Restricted Stock (as defined in any Incentive Equity Plan) from employees of GGC or its Subsidiaries upon termination of such employees’ employment, in accordance with an Incentive Equity Plan in amounts not to exceed $5,000,000 during any fiscal year and $30,000,000 in the aggregate during the term of this Agreement; and

(e)                                  GGC may make Restricted Payments in addition to those permitted pursuant to the foregoing clauses if (i) no Default shall have occurred and be continuing and (ii) after giving effect to any such payment, the cumulative amount of all payments made in reliance on this clause (e) does not exceed the sum of $50,000,000 plus 50% of Cumulative Net Income calculated on the date of such payment.

For purposes of this Section 8.06, “Cumulative Net Income” means, on any date of determination, the cumulative amount of Consolidated Net Income of GGC and its Subsidiaries from and including the fiscal quarter ending December 31, 2006 to and including the fiscal quarter of GGC most recently ended prior to such date of determination for which financial statements have been provided pursuant to Section 7.01.

8.07                        Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by GGC and its Subsidiaries on the Closing Date or any business substantially related or incidental or complementary thereto.

8.08                        Transactions with Affiliates.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital from a Domestic Loan Party to another Domestic Loan Party, (b) transfers of cash and assets from a Domestic Loan Party to another Domestic Loan Party, (c) advances of working capital from a Canadian Loan Party to another Canadian Loan Party, (d) transfers of cash and assets from a Canadian Loan Party to another Canadian Loan Party, (e) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (f) normal and reasonable compensation and reimbursement of expenses of officers and directors and (e) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

8.09                        Burdensome Agreements.

(a)                                  Enter into, or permit to exist, any Contractual Obligation that encumbers or restricts on the ability of any such Person to (i) pay dividends or make any other distributions to any Loan Party on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) sell, lease or transfer any of its property to any Loan Party, (v) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(iv) above) for (A) this Agreement and the other Loan Documents, (B) the Medium Term Notes Documents, (C) the 2003 Senior Notes Documents, (D) the 2006 Senior Notes Documents, (E) the 2006 Senior Subordinated Debt Documents, (F) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (G) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien or (H) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale.

(b)                                 Enter into, or permit to exist, any Contractual Obligation that prohibits or otherwise restricts the existence of any Lien upon any of its property in favor of the applicable Collateral Agent (for the benefit of the applicable Lenders) for the purpose of securing the Obligations or the Canadian Obligations, as applicable, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such property is given as security for the Obligations or the Canadian Obligations, as applicable, except (i) the Medium Term Notes Documents, (ii) the 2003 Senior Notes Documents, (iii) the 2006 Senior Notes Documents, (iv) the 2006 Senior Subordinated Debt Documents, (v) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (vi) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (vii) pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05, pending the consummation of such sale, (viii) any such restriction contained in the Gallman Reimbursement and Security Agreement with respect to the Gallman Property and (ix) any such restriction with respect to the Praxair Collateral contained in any agreement governing the indebtedness owing to Praxair, Inc.

8.10                        Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11                        Financial Covenants.

(a)                                  Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of GGC to be less than (i) 2.5 to 1.0 as of any fiscal quarter ending on or before September 30, 2007, (ii) 2.75 to 1.0 as of any fiscal quarter ending on or before September 30, 2008 and (iii) 3.0 to 1.0 as of any fiscal quarter ending thereafter.

(b)                                 Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of GGC to be greater than (i) 5.0 to 1.0 as of any fiscal quarter ending on or before September 30, 2007, (ii) 4.5 to 1.0 as of any fiscal quarter ending on or before September 30, 2008, (iii) 4.0 to 1.0 as of any fiscal quarter ending on or before September 30, 2009 and (iv) 3.5 to 1.0 as of any fiscal quarter ending thereafter.

8.12                        Prepayment of Other Indebtedness, Etc.

(a)                                  Amend or modify any of the terms of the Medium Term Notes Documents, the 2003 Senior Notes Documents, the 2006 Senior Notes Documents, the 2006 Senior Subordinated Notes Documents or any other documentation governing Indebtedness of the Borrowers or any Subsidiary (other than Indebtedness arising under the Loan Documents) if such amendment or modification would (i) add or change any terms in a manner adverse to such Borrower or any Subsidiary or (ii) add or change any terms in a manner adverse to the Lenders.

(b)                                 Make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of the 2003 Senior Notes, the 2006 Senior Notes, the 2006 Senior Subordinated Notes, the RPU Preferred Stock or any other Indebtedness of the Borrowers or any Subsidiary (other than Indebtedness arising under the Loan Documents), it being understood and agreed however that (i) the Medium Term Notes shall be prepaid in full within forty (40) days of the Closing Date and (ii) the Series D Notes permitted by Section 8.03(j) and the payable-in-kind note made by GGC (and assumed by Vinyls) in favor of Praxair, Inc. in an aggregate principal amount outstanding not to exceed $12,300,000 may be prepaid at any time.

(c)                                  (i) Accept or permit to be made any principal payment on the Holdco Loan; provided, however, prepayments may be made by Holdco, and accepted by GGC, on the Holdco Loan provided that after giving effect to any such prepayment the U.S. Dollar Equivalent of the principal amount outstanding under the Holdco Loan equals or exceeds the sum of (A) the principal amount of the Term Loan then outstanding and (B) the Aggregate Domestic Revolving Commitments then in effect, (ii) amend or modify the Holdco Note or any Intercompany Security Document or (iii) assign, or consent to any assignment by Holdco or any Canadian Subsidiary, of the

Holdco Note or any Intercompany Security Document.

(d)                                 The Canadian Borrower shall not require (or otherwise cause) the purchase, redemption, defeasance or payment of any kind by RPU of the RPU Preferred Stock during the term of this Agreement.

8.13                        Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.

(a)                                  Amend, modify or change its Organization Documents in a manner adverse to the Lenders (in their capacity as creditors).

(b)                                 Change, or permit any Subsidiary to change, its fiscal year (except that a Subsidiary may change its fiscal year to conform to that of the Borrowers).

(c)                                  Without providing ten (10) days prior written notice to the Domestic Administrative Agent, change, or permit any Subsidiary to change, its name, state of formation or form of organization.

(d)                                 (i) Permit any Subsidiary of GGC to issue or have outstanding any shares of preferred Equity Interests that are mandatorily redeemable, redeemable at the option of the holder or provide for cash payments (other than the RPU Preferred Stock and any such preferred shares permitted by Sections 8.02(c) or 8.02(d)) or (ii) create, incur, assume or suffer to exist any Lien on any Equity Interests of any Subsidiary of GGC, except for Permitted Liens.

8.14                        Sale Leasebacks.

Enter into subsequent to the Closing Date any Sale and Leaseback Transactions which, considered in the aggregate with all Sale and Leaseback Transactions engaged in by GGC and its Subsidiaries subsequent to the Closing Date, involve properties having a fair market value in excess of $10,000,000; provided, that the foregoing limitation shall not apply to (i) temporary, short-term leasebacks with a term not to exceed six (6) months at a market rent to facilitate transition following a sale of a business or (ii) other sale leasebacks of space for convenience where the aggregate lease payments (undiscounted) for such leases do not exceed $20,000,000 at any time. For avoidance of doubt, it is understood and agreed that all Sale and Leaseback Transactions are Dispositions and therefore subject to the limitations on Dispositions in Section 8.05.

8.15                        Capital Expenditures.

Permit Consolidated Capital Expenditures to exceed an amount equal to the sum of:

(a)                                  during fiscal year 2007, $200,000,000 plus the amount of Excess Cash Flow for the prior fiscal year not required to be prepaid pursuant to Section 2.05(b)(v);

(b)                                 during fiscal year 2008, $175,000,000 plus the amount of Excess Cash Flow for the prior fiscal year not required to be prepaid pursuant to Section 2.05(b)(v);

(c)                                  during fiscal year 2009, $135,000,000 plus the amount of Excess Cash Flow for the prior fiscal year not required to be prepaid pursuant to

Section 2.05(b)(v); and

(d)                                 for each fiscal year thereafter, $135,000,000 plus the amount of Excess Cash Flow for the prior fiscal year not required to be prepaid pursuant to Section 2.05(b)(v) plus the unused amount available for Consolidated Capital Expenditures from the immediately preceding fiscal year (excluding any carry forward available from any prior fiscal year);

plus commencing with fiscal year 2009, an amount to be used only in the fiscal years commencing with fiscal year 2009 (such amount to be allocated and used by GGC in its discretion over the remaining fiscal years) equal to excess (if any) of the aggregate amount of Consolidated Capital Expenditures permitted by clauses (a) and (b) above for fiscal years 2007 and 2008 over the aggregate amount of Consolidated Capital Expenditures actually made during such fiscal years.

ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES

9.01                        Events of Default.

Any of the following shall constitute an Event of Default:

(a)                                  Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)                                 Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 7.03, 7.05(a), 7.10(a), 7.11 or Article VIII (other than Section 8.01); or

(c)                                  Information Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 7.01,  7.02 or 7.07 and such failure continues for five (5) days; or

(d)                                 Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a), (b) or (c) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or

(e)                                  Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of GGC or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(f)                                    Cross-Default. (i) Any Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Loan Party is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Loan Party is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party as a result thereof is greater than the Threshold Amount; or

(g)                                 Insolvency Proceedings, Etc. Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(h)                                 Inability to Pay Debts; Attachment. (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(i)                                     Judgments. There is entered against any Loan Party (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(j)                                     ERISA. (i) An ERISA Event occurs with respect to a U.S. Pension Plan or U.S. Multiemployer Plan which has resulted or could reasonably be expected to result in liability of GGC under Title IV of ERISA to the U.S. Pension Plan, U.S. Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, (ii) GGC or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a U.S. Multiemployer Plan in an aggregate amount in excess of the Threshold Amount, (iii) a Canadian Pension Event occurs with respect to a Canadian Pension Plan which has resulted or could reasonably be expected to result in liability of the Canadian Borrower or any Canadian Loan Party in an aggregate amount in excess of the Threshold Amount; or (iv) the Canadian Borrower or any Canadian Loan Party fails to pay when due, after the expiration of any applicable grace period, any payment with respect to its withdrawal liability from a Canadian Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(k)                                  Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person on behalf of any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(l)                                     Change of Control. There occurs any Change of Control; or

(m)                               Medium Term Notes. There shall occur an “Event of Default” (or any comparable term) under, and as defined in, the Medium Term Notes Documents; or

(n)                                 2003 Senior Notes. There shall occur an “Event of Default” (or any comparable term) under, and as defined in, the 2003 Senior Notes Documents; or

(o)                                 2006 Senior Notes. There shall occur an “Event of Default” (or any comparable term) under, and as defined in, the 2006 Senior Notes Documents; or

(p)                                 2006 Senior Subordinated Notes. (i) There shall occur an “Event of Default” (or any comparable term) under, and as defined in, the 2006 Senior Subordinated Debt Documents or (ii) the subordination provisions of the 2006 Senior Subordinated Debt Documents shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of any 2006 Senior Subordinated Notes during such time as any 2006 Senior Subordinated Notes are outstanding; or

(q)                                 Holdco Note Documents. There shall occur a “Default” or an “Event of Default” (or any comparable terms) under, and as defined in, the Holdco Note or any Intercompany Security Document.

9.02                        Remedies Upon Event of Default.

(a)                                  If any Event of Default occurs and is continuing, the Domestic Administrative Agent shall, at the request of, or may, with the consent of, the Required Domestic Revolving Lenders, take any or all of the following actions:

(i)                                     declare the commitment of each Lender with a Domestic Revolving Commitment to make Loans and any obligation of the Domestic L/C Issuer to make Domestic L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated; and

(ii)                                  require that GGC Cash Collateralize the Domestic L/C Obligations (in an amount equal to the then applicable Outstanding Amount thereof).

(b)                                 If any Event of Default occurs and is continuing, the Canadian Administrative Agent shall, at the request of, or may, with the consent of, the Required Canadian Lenders, take any or all of the following actions:

(i)                                     declare the commitment of each Lender with a Canadian Revolving Commitment to make Canadian Revolving Loans, any obligation of the Canadian L/C Issuer to make Canadian L/C Credit Extensions and any obligation of the Canadian Swing Line Lender to make Canadian Swing Line Loans to be terminated, whereupon such commitments and obligation shall be terminated; and

(ii)                                  require that the Borrowers Cash Collateralize the Canadian L/C Obligations (in an amount equal to the then applicable Outstanding Amount thereof).

(c)                                  If any Event of Default occurs and is continuing, the applicable Administrative Agent and/or applicable Collateral Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions

(i)                                     (a) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers and (b) with respect to the Canadian Administrative Agent, demand that the Canadian Borrower deliver cash to the Canadian Collateral Agent, for the benefit of the BA Lenders and the Acceptance Lenders, in the amount of 100% of the aggregate Face Amount of outstanding Bankers’ Acceptances and Acceptance Notes; and

(ii)                                  exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to a Borrower under any Debtor Relief Law, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of any Administrative Agent or any Lender.

9.03                        Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied the following order:

(a)                                  any amounts received on account of the Obligations (other than the Canadian Obligations) shall be applied in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Domestic Administrative Agent and the Domestic Collateral Agent and amounts payable under Article III) payable to the Domestic Administrative Agent and the Domestic Collateral Agent, each in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders (including fees, charges and disbursements of counsel and amounts payable under Article III), ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (i) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (ii) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Swap Contract between any Loan Party and any Lender, or any Affiliate of a Lender, (iii) payments of amounts due under any Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender and (d) Cash Collateralize that portion of the L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

(b)                                 any amounts received on account of the Canadian Obligations shall be applied in the following order:

First, to payment of that portion of the Canadian Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Canadian Administrative Agent and the Domestic Collateral Agent and amounts payable under Article III) payable to the Canadian Administrative Agent and the Domestic Collateral Agent, each in its capacity as such;

Second, to payment of that portion of the Canadian Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders (including fees, charges and disbursements of counsel and amounts payable under Article III), ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Canadian Obligations constituting accrued and unpaid Letter of Credit fees and interest on the Canadian Revolving Loans, Canadian Swing Line Loans, Canadian L/C Borrowings and other Canadian Obligations, ratably among the Lenders, Canadian Swing Line Lender and the Canadian L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (i) payment of that portion of the Canadian Obligations constituting unpaid principal of the Loans and Canadian L/C Borrowings, (ii) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Swap Contract with respect to the Canadian Obligations between any Loan Party and any Lender, or any Affiliate of a Lender and (iii) payments of amounts due under any Treasury Management Agreement with respect to any Canadian Obligations between any Loan Party and any Lender, or any Affiliate of any Lender and (d) Cash Collateralize that portion of the Canadian L/C Obligations comprised of the aggregate undrawn amount of Canadian Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Canadian Obligations have been indefeasibly paid in full, to the Canadian Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Canadian Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Canadian Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Canadian Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Canadian Obligations, if any, in the order set forth above.

9.04                        Collection Allocation Mechanism.

(a)                                  On the CAM Exchange Date, the Lenders shall automatically and without further action be deemed to have exchanged interests in the Specified Obligations under the Tranches (and participation interests in Letters of Credit) such that, in lieu of the interest of each Lender in the Specified Obligations under each Tranche in which it shall participate as of such date (including the principal, reimbursement, interest and fee obligations of each Loan Party in respect of each such Tranche) and, if such Lender holds a Domestic Revolving Commitment, a Canadian Revolving Commitment or a Canadian Swing Line Commitment as of such date, such Lender’s participation interests in applicable Letters of Credit, such Lender shall own an interest equal to such Lender’s CAM Percentage in the Specified Obligations under each of the Tranches (including the principal, reimbursement, interest and fee obligations of each Loan Party in respect of each such Tranche) and hold a participation interest in each Letter of Credit equal to its CAM Percentage thereof. Simultaneously with any CAM Exchange, the interests to be received by any Lender in such CAM Exchange shall, if applicable, be automatically and with no further action required, converted into the U.S. Dollar Equivalent, calculated in accordance with the terms hereof, of such amount and on and after the CAM Exchange Date all amounts accruing and owed to the Lenders in respect of such Obligations shall accrue and be payable in U.S. Dollars at the rate otherwise applicable hereunder. Each Lender, each Participant, each Loan Party and each Administrative Agent hereby consents and agrees to the CAM Exchange. Each Lender and each Loan Party hereby agrees from time to time to execute and deliver to the applicable Administrative Agent all such promissory notes and other instruments and documents as the applicable Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by such Lender to the applicable Administrative Agent against delivery of any promissory notes so executed and delivered; provided, however, that the failure of any Loan Party to execute and deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange. On the CAM Exchange Date, each Lender whose funded Exposures after giving effect to the CAM Exchange shall exceed its funded Exposures before giving effect thereto shall pay to the applicable Administrative Agent the amount of such excess in the applicable currency or currencies (or, if requested by the applicable Administrative Agent, in U.S. Dollars), and such Administrative Agent shall pay to each of the Lenders, out of the amount so received by it, the amount by which such Lender’s funded Exposures before giving effect to the CAM Exchange exceeds such funded Exposures after giving effect to the CAM Exchange.

(b)                                 Each Lender’s obligation to exchange its interests pursuant to the CAM Exchange shall be absolute and unconditional and shall not be affected by any circumstance including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any other Lender, any Loan Party or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default, (iii) any adverse change in the condition (financial or otherwise) of any Loan Party or any of its Subsidiaries or any other Person, (iv) any breach of this Agreement by any Loan Party, any Lender or any other Person, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

ARTICLE X
ADMINISTRATIVE AGENTS

10.01                 Appointment and Authority.

(a)                                  Each of the Lenders and the L/C Issuers hereby irrevocably appoints the Domestic Administrative Agent and the Canadian Administrative Agent, as applicable, to act on its behalf as hereunder and under the other Loan Documents and authorizes the Domestic Administrative Agent and the Canadian Administrative Agent, as applicable, to take such actions on its behalf and to exercise such powers as are delegated to the Domestic Administrative Agent and the Canadian Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Domestic Administrative Agent, the Canadian Administrative Agent, the Lenders and the L/C Issuers, and neither GGC nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b)                                 The Domestic Collateral Agent and the Canadian Collateral Agent, as applicable, shall also act as the collateral agent under the Collateral Documents, and each of the Lenders (in its capacities as a Lender, potential Lender or Affiliate of a Lender under a Swap Contract and potential Lender or Affiliate of a Lender under a Treasury Management Agreement) and the L/C Issuers hereby irrevocably appoints and authorizes the Domestic Collateral Agent and the Canadian Collateral Agent, as applicable, to act as the collateral agent of such Lender and such

L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations or the Canadian Obligations, as applicable, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Domestic Collateral Agent or the Canadian Collateral Agent, as collateral agent and any co-agents, sub-agents and attorneys-in-fact appointed by such Domestic Collateral Agent or Canadian Collateral Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the applicable Collateral (or any portion thereof) granted under the applicable Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Domestic Collateral Agent or the Canadian Collateral Agent, as applicable, shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such Domestic Collateral Agent, Canadian Collateral Agent, co-agents, sub-agents and attorneys-in-fact were the Domestic Administrative Agent or Canadian Administrative Agent, as applicable, under the Loan Documents) as if set forth in full herein with respect thereto.

(c)                                  Each of the Lenders hereby acknowledges that it has reviewed the Disposition and Dissolution Letter, and hereby authorizes the Administrative Agents to execute the Disposition and Dissolution Letter.

(d)                                 (i)                                     To the extent necessary, each Canadian Revolving Lender for itself and for all present and future Affiliates of such Canadian Revolving Lender that are parties to any Swap Contract or Treasury Management Agreement with any Canadian Loan Party, the Canadian Swing Line Lender and each Canadian L/C Issuer (collectively, the “Canadian Secured Parties”) hereby irrevocably appoints and authorizes the Canadian Collateral Agent (and any successor acting as Canadian Collateral Agent) to act as the person holding the power of attorney (in such capacity, the “Fondé de pouvoir”) of each Canadian Secured Party, as contemplated under Article 2692 of the Civil Code of Québec, and to enter into, take and hold on their behalf, and for their benefit, the hypothecs granted by any Canadian Loan Party in favour of the Fondé de pouvoir under the Civil Code of Québec pursuant to any Deed of Hypothec, and to exercise such powers and duties which are conferred upon the Fondé de pouvoir under the Deeds of Hypothec. Moreover, without prejudice to such appointment and authorization to act as the person holding the power of attorney as aforesaid, each Canadian Revolving Lender for itself and for all present and future Affiliates of such Canadian Revolving Lender that are parties to any Swap Contract or Treasury Management Agreement with any Canadian Loan Party, the Canadian Swing Line Lender and each Canadian L/C Issuer hereby irrevocably appoints and authorizes the Canadian Collateral Agent (and any successor acting as Canadian Collateral Agent) to act as agent or mandatary and custodian for and on behalf of the Canadian Secured Parties to hold and to be the sole registered holder of any bond which may be issued or secured under the Deeds of Hypothec (in such capacity, the “Custodian”), the whole notwithstanding Section 32 of An Act Respecting the Special Powers of Legal Persons (Québec) or any other applicable law. In this respect, (i) records shall be kept indicating the names and addresses of, and the pro rata portion of the obligations and indebtedness secured by any Quebec Bond Pledge granted in respect of any such bond and owing to each Canadian Secured Party, and (ii) each Canadian Secured Party will be entitled to the benefits of any property hypothecated under any Deeds of Hypothec and will participate in the proceeds of realization of any such hypothecated property, the whole in accordance with the terms hereof.

Each of the Fondé de pouvoir and the Custodian shall (a) exercise, in accordance with the terms hereof and applicable laws, all rights and remedies given to the Fondé de pouvoir and the Custodian, as applicable, with respect to the property hypothecated under any Deed of Hypothec, any bond issued or secured under any Deed of Hypothec and any

Quebec Bond Pledge, (b) benefit from and be subject to all provisions hereof with respect to the Canadian Collateral Agent, mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Canadian Secured Parties, and (c) be entitled to delegate from time to time any of its powers or duties under any Deed of Hypothec, any bond issued under any Deed of Hypothec and any Quebec Bond Pledge, and on such terms and conditions as it may determine from time to time. Any person who becomes a Canadian Secured Party shall be deemed to have consented to and confirmed: (i) the Fondé de pouvoir as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Canadian Secured Party, all actions taken by the Fondé de pouvoir as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Canadian Secured Party, all actions taken by the Fondé de pouvoir in such capacity; and (ii) the Custodian as the agent or mandatary and custodian as aforesaid and to have ratified, as of the date it becomes a Canadian Secured Party, all actions taken by the Custodian in such capacity.

(ii)                                  Moreover, to the extent any Domestic Loan Party is required to grant security under the laws of the Province of Quebec to the Domestic Collateral Agent, each Domestic Lender for itself and for all present and future Affiliates of such Domestic Lender that are parties to any Swap Contract or Treasury Management Agreement with any Domestic Loan Party, and each Domestic L/C Issuer (collectively, the “Domestic Secured Parties”) hereby irrevocably appoints and authorizes the Domestic Collateral Agent (and any successor acting as Domestic Collateral Agent) to act as the person holding the power of attorney (in such capacity, the “Domestic fondé de pouvoir”) of each Domestic Secured Party, as contemplated under Article 2692 of the Civil Code of Québec, and to enter into, take and hold on their behalf, and for their benefit, the hypothecs granted by any Domestic Loan Party in favour of the Domestic fondé de pouvoir under the Civil Code of Québec pursuant to any deed of hypothec, and to exercise such powers and duties which are conferred upon the Domestic fondé de pouvoir under the deeds of hypothec. Moreover, without prejudice to such appointment and authorization to act as the person holding the power of attorney as aforesaid, each Domestic Lender for itself and for all present and future Affiliates of such Domestic Lender that are parties to any Swap Contract or Treasury Management Agreement with any Domestic Loan Party, and each Domestic L/C Issuer hereby irrevocably appoints and authorizes the Domestic Collateral Agent (and any successor acting as Domestic Collateral Agent) to act as agent or mandatary and custodian for and on behalf of the Domestic Secured Parties to hold and to be the sole registered holder of any bond which may be issued or secured under the deeds of hypothec (in such capacity, the “Domestic Custodian”), the whole notwithstanding Section 32 of An Act Respecting the Special Powers of Legal Persons (Québec) or any other applicable law. In this respect, (i) records shall be kept indicating the names and addresses of, and the pro rata portion of the obligations and indebtedness secured by any Quebec bond pledge granted in respect of any such bond and owing to each Domestic Secured Party, and (ii) each Domestic Secured Party will be entitled to the benefits of any property hypothecated under any deeds of hypothec and will participate in the proceeds of realization of any such hypothecated property, the whole in accordance with the terms hereof.

Each of the Domestic fondé de pouvoir and the Domestic Custodian shall (a) exercise, in accordance with the terms hereof and applicable laws, all rights and remedies given to the Domestic fondé de pouvoir and the Domestic Custodian, as applicable, with respect to the property hypothecated under any deed of hypothec, any bond issued or secured under any deed of hypothec and any Quebec bond pledge, (b) benefit from and be subject to all provisions hereof with respect to the Domestic Collateral Agent, mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Domestic Secured Parties, and (c) be entitled to delegate from time to time any of its powers or duties under any deed of hypothec, any bond issued under any deed of hypothec and any Quebec bond pledge, and on such terms and conditions as it may determine from time to time. Any person who becomes a Domestic Secured Party shall be deemed to have consented to and confirmed: (i) the Domestic fondé de pouvoir as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Domestic Secured Party, all actions taken by the Domestic fondé de pouvoir as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Domestic Secured Party, all actions taken by the Domestic fondé de pouvoir in such capacity; and (ii) the Domestic Custodian as the agent or mandatary and custodian as aforesaid and to have ratified, as of the date it becomes a Domestic Secured Party, all actions taken by the Domestic Custodian in such capacity.

10.02                 Rights as a Lender.

The Persons serving as Domestic Administrative Agent or Canadian Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Domestic Administrative Agent or the Canadian Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Domestic Administrative Agent or Canadian Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not Domestic Administrative Agent or Canadian Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03                 Exculpatory Provisions.

Neither any Administrative Agent nor any Collateral Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, neither any Administrative Agent nor any Collateral Agent:

(a)                                  shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the applicable Administrative Agent or the applicable Collateral Agent is required to exercise as directed in writing by the requisite Lenders, as applicable; provided that neither any Administrative Agent nor any Collateral Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Administrative Agent or Collateral Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)                                  shall, except as expressly set forth herein and in the other Loan

Documents, have any duty to disclose, and shall be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as an Administrative Agent, a Collateral Agent or any of their Affiliates in any capacity.

Neither any Administrative Agent nor any Collateral Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the requisite Lenders, as applicable or (ii) in the absence of its own gross negligence or willful misconduct. Neither any Administrative Agent nor any Collateral Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Administrative Agent or Collateral Agent by a Borrower, a Lender or an L/C Issuer.

Neither any Administrative Agent nor any Collateral Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Administrative Agent or such Collateral Agent, as applicable.

10.04                 Reliance by Administrative Agent.

Each Administrative Agent and Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Administrative Agent and Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable L/C Issuer, as applicable, the applicable Administrative Agent may presume that such condition is satisfactory to such Lender or the applicable L/C Issuer unless the applicable Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit, as applicable. Each Administrative Agent and Collateral Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05                 Delegation of Duties.

Each Administrative Agent and each Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Administrative Agent or such Collateral Agent, as applicable. Each Administrative Agent, each Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-

agent and to the Related Parties of each Administrative Agent and/or each Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Administrative Agent and such Collateral Agent.

10.06                 Resignation of Administrative Agent.

Each Administrative Agent may at any time give notice of its resignation to the Lenders and the applicable Borrower. Upon receipt of any such notice of resignation, the requisite Lenders shall have the right, in consultation with the applicable Borrower, to appoint a successor, which, in the case of a successor Domestic Administrative Agent, shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States or, in the case of a successor Canadian Administrative Agent, shall be a bank with an office in Canada, or an Affiliate of any such bank with an office in Canada. If no such successor shall have been so appointed by the requisite Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the applicable Lenders, appoint a successor Domestic Administrative Agent and/or Canadian Administrative Agent, as applicable, meeting the qualifications set forth above; provided that if the applicable Administrative Agent shall notify the applicable Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall each be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the applicable Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Domestic Administrative Agent or Canadian Administrative Agent, as applicable, is appointed) and (2) all payments, communications and determinations provided to be made by, to or through such Administrative Agent shall instead be made by or to each applicable Lender directly, until such time as the requisite Lenders appoint a successor Domestic Administrative Agent and/or Canadian Administrative Agent, as applicable, as provided for above in this Section. Any successor to the Canadian Administrative Agent must not be a non-resident of Canada for purposes of the Canadian Tax Act. Upon the acceptance of a successor’s appointment as Domestic Administrative Agent and/or Canadian Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Domestic Administrative Agent and/or Canadian Administrative Agent, as applicable, and the retiring Domestic Administrative Agent and/or Canadian Administrative Agent shall be discharged from all of their duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Domestic Administrative Agent and/or Canadian Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor. After a retiring Domestic Administrative Agent and Canadian Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article X and Section 11.04 shall continue in effect for the benefit of such retiring Domestic Administrative Agent and/or Canadian Administrative Agent, their sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Domestic Administrative Agent and/or Canadian Administrative Agent was acting as Domestic Administrative Agent or Canadian Administrative Agent, as applicable.

Any resignation by Bank of America as Domestic Administrative Agent pursuant to this Section shall also constitute its resignation as Domestic L/C Issuer and Domestic Collateral

Agent. Upon the acceptance of a successor’s appointment as Domestic Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of such retiring Domestic L/C Issuer and Domestic Collateral Agent and (b) such retiring Domestic L/C Issuer and Domestic Collateral Agent shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents.

Any resignation by Bank of America as Canadian Administrative Agent pursuant to this Section shall also constitute its resignation as Canadian L/C Issuer and Canadian Collateral Agent. Upon the acceptance of a successor’s appointment as Canadian Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of such retiring Canadian L/C Issuer and Canadian Collateral Agent and (b) such retiring Canadian L/C Issuer and Canadian Collateral Agent shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents.

10.07                 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Domestic Administrative Agent, the Canadian Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Domestic Administrative Agent, the Canadian Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08                 No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Administrative Agent, a Collateral Agent, a Lender or an L/C Issuer hereunder.

10.09                 Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agents (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agents shall have made any demand on the applicable Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers, the Domestic Administrative Agent, the Domestic Collateral Agent, the Canadian Administrative Agent and the Canadian Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C

Issuers, the Domestic Administrative Agent, the Domestic Collateral Agent, the Canadian Administrative Agent and the Canadian Collateral Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers, the Domestic Administrative Agent, the Domestic Collateral Agent, the Canadian Administrative Agent and the Canadian Collateral Agent under Sections 2.03(i) and (j), 2.09 and 11.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the applicable Administrative Agent and, in the event that the applicable Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers to pay to the applicable Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Administrative Agent and its agents and counsel, and any other amounts due such Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize any Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the Canadian Obligations, as appropriate or the rights of any Lender or any L/C Issuer or to authorize any Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10                 Collateral and Guaranty Matters.

The Lenders and the L/C Issuers irrevocably authorize the Domestic Administrative Agent, the Domestic Collateral Agent, the Canadian Administrative Agent and the Canadian Collateral Agent, each at its option and in its discretion,

(a)                                  to release any Lien on any property granted to or held by the Domestic Collateral Agent under any Loan Document (i) upon termination of the Aggregate Domestic Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Domestic Letters of Credit, (ii) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition, or (iii) as approved in accordance with Section 11.01;

(b)                                 to release any Lien on any property granted to or held by the Canadian Collateral Agent under any Loan Document (i) upon termination of the Aggregate Canadian Revolving Commitments and payment in full of all Canadian Obligations (other than contingent indemnification obligations) and the expiration or termination of all Canadian Letters of Credit, (ii) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition, or (iii) as approved in accordance with Section 11.01;

(c)                                  to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(d)                                 to subordinate any Lien on any property granted to or held by the

Domestic Collateral Agent or the Canadian Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i).

The Domestic Collateral Agent and the Canadian Collateral Agent hereby agree to take such action as is reasonably necessary to release, at the expense of the applicable Borrowers, its lien on any Domestic Collateral or Canadian Collateral, as applicable, that is sold or otherwise transferred by a Loan Party to a Person not a Loan Party pursuant to a transaction permitted hereunder.

ARTICLE XI
MISCELLANEOUS

11.01                 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the applicable Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agents, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                                  extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender directly affected thereby;

(b)                                 postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments), interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of any Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c)                                  reduce the principal of, or the rate of interest specified herein on, any Loan, L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit fees at the Default Rate;

(d)                                 change Section 2.13 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(e)                                  amend Section 1.05 or the definition of “Alternative Currency” without the written consent of each Lender directly affected thereby;

(f)                                    (i) change any provision of this Section or the definition of “Required Lenders”, (ii) change the definition of “Required Domestic Lenders”, “Required Domestic Revolving Lenders”, “Required Canadian Lenders”, “Required Canadian Revolving Lenders” or “Required Term Loan Lenders” without the written consent of each Lender directly affected thereby or (iii) change any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender directly affected thereby;

(g)                                 except in connection with a Disposition permitted under Section 8.05, release all or substantially all of the Collateral without the written consent of each Lender directly affected thereby;

(h)                                 release any Borrower or, except in connection with a transaction permitted under Section 8.04 or Section 8.05, all or substantially all of the Guarantors without the written consent of each Lender directly affected thereby;

(i)                                     without the consent of the Required Domestic Revolving Lenders, (i) waive any Default or Event of Default under Section 5.02 for purposes of any Domestic Revolving Borrowing or Domestic L/C Credit Extension, (ii) amend, waive, discharge or terminate Section 2.01(a)(i), 2.02(a)(i), 2.03, 2.05(b)(i)(A), (b)(ii), (iii), (iv), (v), or (vi) or any term, covenant or agreement contained in Article VIII or Article IX or (iii) amend or change any provision of this Section 11.01(i);

(j)                                     without the consent of the Required Canadian Revolving Lenders, (i) waive any Default or Event of Default under Section 5.02 for purposes of any Canadian Revolving Borrowing or Canadian L/C Credit Extension, (ii) amend, waive, discharge or terminate Section 2.01(a)(ii), 2.02(a)(ii), 2.03, 2.05(b)(i)(B), (b)(ii), (iii), (iv), (v), or (vi) or any term, covenant or agreement contained in Article VIII or Article IX or (iii) amend or change any provision of this Section 11.01(j); or

(k)                                  without the consent of Required Term Loan Lenders (i) amend, waive, discharge or terminate Section 2.05(b)(vi) so as to alter the manner of application of proceeds of any mandatory prepayment required by Section 2.05(b)(ii), (iii), (iv), (v) or (vi) hereof or (ii) amend or change any provision of Section 9.04 or this Section 11.01(k);

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the effected L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Domestic Administrative Agent or the Domestic Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of the Domestic Administrative Agent or the Domestic Collateral Agent under this Agreement or any other Loan Document; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Canadian Administrative Agent or the Canadian Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of the Canadian Administrative Agent or the Canadian Collateral Agent, as applicable, under this Agreement or any other Loan Document; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Canadian Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Canadian Swing Line Lender under this Agreement or any other Loan Document; and (v) the Administrative Agent Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Domestic Revolving Commitment, the Canadian Revolving

Commitment or the Term Loan Commitment of such Lender may not be increased or extended without the consent of such Lender.

11.02                 Notices; Effectiveness; Electronic Communication.

(a)                                  Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to GGC or any other Loan Party, an Administrative Agent, a Collateral Agent, an L/C Issuer or the Canadian Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)                                  if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the applicable Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the applicable Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The applicable Administrative Agent or GGC may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the applicable Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR

COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Administrative Agent, any Collateral Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender, any L/C Issuer, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s, or any Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses result from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, any L/C Issuer, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc. Any Borrower, any Administrative Agent, any Collateral Agent or any L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the applicable Borrower, the applicable Administrative Agent or the applicable L/C Issuer. In addition, each Lender agrees to notify the applicable Administrative Agent from time to time to ensure that such Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)                                  Reliance by Administrative Agents, L/C Issuers and Lenders. Each Administrative Agent, each Collateral Agent, each L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify each Administrative Agent, each Collateral Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Borrower. All telephonic notices to and other telephonic communications with each Administrative Agent or each Collateral Agent may be recorded by such Administrative Agent or such Collateral Agent, as applicable, and each of the parties hereto hereby consents to such recording.

11.03                 No Waiver; Cumulative Remedies.

No failure by any Lender, any L/C Issuer, any Administrative Agent or any Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04                 Expenses; Indemnity; Damage Waiver.

(a)                                  Costs and Expenses. The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agents, the Collateral Agents and their Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agents and the Collateral Agents), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by an L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Administrative Agent, any Collateral Agent, any Lender or any L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for any Administrative Agent, any Collateral Agent, any Lender or any L/C Issuer), and shall pay all reasonable fees and time charges for attorneys who may be employees of any Administrative Agent, any Lender or any L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification by the Loan Parties. The Loan Parties shall indemnify each Administrative Agent (and any sub-agent thereof), each Collateral Agent (and any sub-agent thereof), each Lender, each L/C Issuer and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), other than Taxes, and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by GGC or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Domestic Administrative Agent (and any sub-agent thereof) and its Related Parties only, the Domestic Collateral Agent (and any sub-agent thereof) and its Related Parties only, the Canadian Administrative Agent (and any sub-agent thereof) and its Related Parties only and the Canadian Collateral Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents and/or the syndication of the facilities contemplated by this Agreement, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by GGC or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by GGC or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if GGC or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)                                  Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to any Administrative Agent (or any sub-agent thereof), any Collateral Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the applicable Administrative Agent (or any such sub-agent), the applicable Collateral Agent (or any sub-agent thereof), the applicable L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the applicable Administrative Agent (or any sub-agent thereof), the applicable Collateral Agent (or any sub-agent thereof) or the applicable L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the applicable Administrative Agent (or any sub-agent thereof), the applicable Collateral Agent (or any sub-agent thereof) or the applicable L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)                                 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                                  Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f)                                    Survival. The agreements in this Section 11.04 shall survive the resignation of the Domestic Administrative Agent, the Domestic Collateral Agent, the Canadian Administrative Agent, the Canadian Collateral Agent, any L/C Issuer and the Canadian Swing Line Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05                 Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to any

Administrative Agent, any L/C Issuer or any Lender, or any Administrative Agent, any Collateral Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Administrative Agent, such Collateral Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the applicable Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by such Administrative Agent plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06                 Successors and Assigns.

(a)                                  Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that neither GGC nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the applicable Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Domestic Administrative Agent, the Domestic Collateral Agent, the Canadian Administrative Agent, the Canadian Collateral Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Domestic Revolving Commitment, Canadian Revolving Commitment, Term Loan Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                              in the case of an assignment of the entire remaining amount of the assigning Lender’s Domestic Revolving Commitment, Canadian Revolving Commitment or Term Loan Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned;

(B)                                in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Domestic Revolving Commitment, the Canadian Revolving Commitment or the Term Loan Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Domestic Revolving Commitment, the Canadian Revolving Commitment or the Term Loan Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the applicable Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than US$5,000,000, in the case of an assignment of Domestic Revolving Loans, and CAN$5,000,000, in the case of an assignment of Canadian Revolving Loans, or US$1,000,000, in the case of an assignment of the Term Loan, unless the respective Administrative Agent and, so long as no Event of Default has occurred and is continuing, GGC otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)                                  Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or Commitment assigned, except that this clause (ii) shall not (A) apply to rights in respect of Canadian Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations in respect of its Domestic Revolving Commitment (and the related Revolving Loans thereunder) and its Canadian Revolving Commitment (and the related Revolving Loans thereunder) on a non-pro rata basis (it being understood and agreed that any assignment of the Term Loan shall be on a pro rata basis);

(iii)                               Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)                              the consent of GGC (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided however, with respect to any assignment of a Canadian Revolving Commitment to a Lender, an Affiliate of a Lender or an Approved Fund that is a Foreign Lender, GGC shall have the right to consent to any assignment of such Canadian Revolving Commitment to such Person unless an Event of Default has occurred and is continuing;

(B)                                the consent of the Domestic Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) Domestic Revolving Commitments if such assignment is to a Person that is not a Lender with a Domestic Revolving Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an

Approved Fund;

(C)                                the consent of the Canadian Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Canadian Revolving Commitments if such assignment is to a Person that is not a Lender with a Canadian Revolving Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(D)                               the consent of the Domestic L/C Issuers or the Canadian L/C Issuers shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Domestic Letters of Credit or Canadian Letters of Credit, respectively (whether or not such Letters of Credit are then outstanding).

(iv)                              Canadian Swing Line Lender. The Canadian Swing Line Lender must assign all of its Canadian Swing Line Commitment (rather than just a portion thereof) if the Canadian Swing Line elects to make any assignment of the Canadian Swing Line Commitment

(v)                                 Assignment and Assumption. The parties to each assignment shall execute and deliver to the applicable Administrative Agent an Assignment and Assumption, together with a processing and recordation fee, if any, required as set forth in Schedule 11.06; provided, however, that the applicable Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the applicable Administrative Agent an Administrative Questionnaire.

(vi)                              No Assignment to Borrowers. No such assignment shall be made to the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries.

(ivii)                        No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the applicable Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the applicable Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c)                                  Register. The applicable Administrative Agent, acting solely for this purpose as an agent of the applicable Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each such Lender pursuant to the terms hereof from time to time (each, a “Register”). The entries in each Register shall be conclusive, and the Borrowers, the Administrative Agents and the Lenders may treat each Person whose name is recorded in such Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Each Register shall be available for inspection by each of the Borrowers and the L/C Issuers at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations. Any Lender may at any time, without the consent of, or notice to, the applicable Borrower or the applicable Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries or any Person identified on Schedule 1.01(d)) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Domestic Revolving Commitment, the Canadian Revolving Commitment, the Term Loan Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the applicable Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, GGC agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)                                  Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the applicable Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f)                                    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)                                 Resignation after Assignment. (i)  Notwithstanding anything to the contrary contained herein, if at any time any Lender assigns all of its Commitments and Loans pursuant to subsection (b) above, such Lender may, upon 30 days’ notice to the Borrowers and the Lenders, resign as Domestic L/C Issuer and/or Canadian L/C Issuer, as applicable. In the event of any such resignation as Domestic L/C Issuer or Canadian L/C Issuer, the applicable Borrower shall be entitled to appoint from among the Lenders a successor Domestic L/C Issuer or Canadian L/C Issuer hereunder; provided, however, that no failure by a Borrower to appoint any such successor shall affect the resignation of such Lender as Domestic L/C Issuer or Canadian L/C Issuer. If any Lender resigns as Domestic L/C Issuer or Canadian L/C Issuer, it shall retain all the rights, powers, privileges and duties of Domestic L/C Issuer or Canadian L/C Issuer, as applicable, hereunder with respect to all Domestic Letters of Credit or Canadian Letters of Credit outstanding as of the effective date of its resignation as Domestic L/C Issuer or Canadian L/C Issuer and all Domestic L/C Obligations or Canadian L/C Obligations, as applicable, with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to such Lender to effectively assume the obligations of such Lender with respect to such Letters of Credit.

11.07                 Treatment of Certain Information; Confidentiality.

Each Administrative Agent, each Collateral Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledge referred to in Section 11.06(f) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of GGC or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to either Administrative Agent, either Collateral Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” means all information received from any Borrower or any Subsidiary relating to any Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to either Administrative Agent, either Collateral Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by any Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agents, the Collateral Agents, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning GGC or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

11.08                 Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the obligations of the applicable Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the applicable Borrower and the applicable Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09                 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Domestic Administrative Agent, the Canadian Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the Domestic Administrative Agent, the Canadian Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10                 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Domestic Administrative Agent and the Canadian Administrative Agent and when the Domestic Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11                 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Administrative Agent, each Collateral Agent and each Lender, regardless of any investigation made by any Administrative Agent, any Collateral Agent or any Lender or on their behalf and notwithstanding that any Administrative Agent, any Collateral Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12                 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13                 Replacement of Lenders.

If (a) any Lender requests compensation under Section 3.04, (b) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (c) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 11.01 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) or (d) any Lender is a Defaulting Lender, then the applicable Borrower may, at its sole expense and effort, upon notice to such Lender and the applicable Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)                                     the applicable Administrative Agent shall have received the assignment fee specified in Section 11.06(b);

(ii)                                  such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts);

(iii)                               in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)                              such assignment does not conflict with applicable Laws; and

(v)                                 in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Canadian Swing Line Loans pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the applicable Borrower to require such assignment and delegation cease to apply.

11.14                 Governing Law; Jurisdiction; Etc.

(a)                                  GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                                 SUBMISSION TO JURISDICTION. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES

THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY ADMINISTRATIVE AGENT, ANY COLLATERAL AGENT, ANY LENDER, OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST GGC OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15                 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16                 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, each Borrower acknowledges and agrees, and acknowledge its Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between each Borrower and its Affiliates, on the one hand, and any Administrative Agent, and BAS, on the other hand, and each Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Administrative Agent and BAS each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for each Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither any Administrative Agent nor BAS has assumed or will assume an advisory, agency or fiduciary responsibility in favor of either Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Administrative Agent or BAS has advised or is currently advising a Borrower or any of its Affiliates on other matters) and neither any Administrative Agent nor BAS has any obligation to any Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agents and BAS and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of any Borrower and its Affiliates, and neither any Administrative Agent nor BAS has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agents and BAS have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against any Administrative Agent and BAS with respect to any breach or alleged breach of agency or fiduciary duty.

11.17                 USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined), the Domestic Administrative Agent (for itself and not on behalf of any Lender) and the Canadian Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender, such Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.

11.18                 Entire Agreement.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.19                 Conversion of Currencies.

(a)                                  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)                                 The obligations of each Loan Party in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Loan Parties contained in this Section 11.19 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:	GEORGIA GULF CORPORATION,
a Delaware corporation, as a Borrower and, with
respect to the Canadian Obligations, as a Guarantor

	By:	/s/ Joel I. Beerman
	Name:	Joel I. Beerman
	Title:	Vice President & Secretary

ROYAL GROUP TECHNOLOGIES LIMITED,
a Canadian federal corporation, as a Borrower

	By:	/s/ Joel I. Beerman
	Name:	Joel I. Beerman
	Title:	Vice President

DOMESTIC GUARANTORS:	GEORGIA GULF CHEMICALS & VINYLS, LLC,
a Delaware limited liability company

	By:	/s/ Joel I. Beerman
	Name:	Joel I. Beerman
	Title:	Vice President & Secretary

GEORGIA GULF LAKE CHARLES, LLC,
a Delaware limited liability company

	By:	/s/ Joel I. Beerman
	Name:	Joel I. Beerman
	Title:	Vice President & Secretary

GREAT RIVER OIL & GAS CORPORATION,
a Delaware corporation

	By:	/s/ Joel I. Beerman
	Name:	Joel I. Beerman
	Title:	Vice President & Secretary

ROME DELAWARE CORP.,
a Delaware corporation

	By:	/s/ Joel I. Beerman
	Name:	Joel I. Beerman
	Title:	Vice President & Secretary

ROYAL PLASTICS GROUP (U.S.A.) LIMITED,
a Delaware corporation

	By:	/s/ Joel I. Beerman
	Name:	Joel I. Beerman
	Title:	Vice President

PLASTIC TRENDS, INC.,
a Michigan corporation

	By:	/s/ Joel I. Beerman
	Name:	Joel I. Beerman
	Title:	Vice President

ROYBRIDGE INVESTMENTS (U.S.A.) LIMITED,
a Delaware corporation

	By:	/s/ Joel I. Beerman
	Name:	Joel I. Beerman
	Title:	Vice President

CANADIAN GUARANTORS:	ROME ACQUISITION HOLDING CORP.,
a Nova Scotia unlimited liability company

	By:	/s/ Joel I. Beerman
	Name:	Joel I. Beerman
	Title:	Vice President & Secretary

ROME ACQUISITION CORP.,
a Canadian federal corporation

	By:	/s/ Joel I. Beerman
	Name:	Joel I. Beerman
	Title:	Vice President & Secretary

6632149 CANADA INC.,
a Canadian federal corporation

By:	/s/ Joel I. Beerman
Name:	Joel I. Beerman
Title:	Vice President

DOMESTIC
ADMINISTRATIVE AGENT:	BANK OF AMERICA,
NATIONAL ASSOCIATION,
as Domestic Administrative Agent and
Domestic Collateral Agent

	By:	/s/ Colleen M. Briscoe
	Name:	Colleen M. Briscoe
	Title:	Vice President

CANADIAN
ADMINISTRATIVE AGENT:	BANK OF AMERICA,
NATIONAL ASSOCIATION,
acting through its Canada branch,
as Canadian Administrative Agent and
Canadian Collateral Agent

	By:	/s/ Medina Sales de Andrade
	Name:	Medina Sales de Andrade
	Title:	Assistant Vice President

LENDERS:	BANK OF AMERICA,
NATIONAL ASSOCIATION,
as a Lender and a Domestic L/C Issuer

	By:	/s/ Colleen M. Briscoe
	Name:	Colleen M. Briscoe
	Title:	Vice President

BANK OF AMERICA,
NATIONAL ASSOCIATION,
acting through its Canada branch,
as a Lender and a Canadian L/C Issuer

	By:	/s/ Medina Sales de Andrade
	Name:	Medina Sales de Andrade
	Title:	Assistant Vice President

THE BANK OF NOVA SCOTIA,
as a Lender and Canadian Swing Line Lender

	By:	/s/ Anuj Dhawan
	Name:	Anuj Dhawan
	Title:	Director

	By:	/s/ Jamie Davis
	Name:	Jamie Davis
	Title:	Associate

	By:	/s/ N. Bell
	Name:	N. Bell
	Title:	Senior Manager

SCOTIABANC INC.,

	By:	/s/ William E. Zarrett
	Name:	William E. Zarrett
	Title:	Managing Director

LEHMAN COMMERCIAL PAPER INC.

	By:	/s/ Frank P. Turner
	Name:	Frank P. Turner
	Title:	Vice President

BANK OF TOKYO-MITSUBISHI
UFJ TRUST COMPANY

By:	/s/ Mary Coseo
Name:	Mary Coseo
Title:	Assistant Vice President

MIZUHO CORPORATE BANK, LTD.

By:	/s/ Leon Mo
Name:	Leon Mo
Title:	Senior Vice President

COMMERZBANK AG NEW YORK
AND GRAND CAYMAN BRANCHES

By:	/s/ Edward C. A. Forsberg, Jr.
Name:	Edward C. A. Forsberg, Jr.
Title:	Senior Vice President and Manager

By:	/s/ Nivedita Persaud
Name:	Nivedita Persaud
Title:	Vice President

MERRILL LYNCH CAPITAL CORPORATION

By:	/s/ Don Burkitt
Name:	Don Burkitt
Title:	Vice President

MERRILL LYNCH CAPITAL CANADA, INC.

By:	/s/ Marcelo Corma
Name:	Marcelo Corma
Title:	Vice President

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ W. P. Fischer
Name:	W. P. Fischer
Title:	Senior Vice President

ABN AMRO BANK N.V.

By:	/s/ L. Geoffrey Morphy
Name:	L. Geoffrey Morphy
Title:	First Vice President

By:	/s/ Darcy Mack
Name:	Darcy Mack
Title:	First Vice President

WACHOVIA BANK NATIONAL ASSOCIATION

By:	/s/ Barbara Van Meerten
Name:	Barbara Van Meerten
Title:	Director

WACHOVIA CAPITAL FINANCE CORPORATION (CANADA)

By:	/s/ Carmela Massari
Name:	Carmela Massari
Title:	First Vice President
Wachovia Capital Finance Corporation (Canada)

BAYERISCHE LANDESBANK,
NEW YORK BRANCH

By:	/s/ Georgina Fiordalisi
Name:	Georgina Fiordalisi
Title:	Vice President

By:	/s/ Donna M. Quilty
Name:	Donna M. Quilty
Title:	Vice President

NORTHERN TRUST COMPANY

By:	/s/ John C. Canty
Name:	John C. Canty
Title:	Vice President

JPMORGAN CHASE BANK, N.A.,
TORONTO BRANCH

By:	/s/ Christine Chan
Name:	Christine Chan
Title:	Vice President

JPMORGAN CHASE BANK, N.A.,

By:	/s/ Peter A. Dedousis
Name:	Peter A. Dedousis
Title:	Vice President